UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Resource REIT, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit require by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUBJECT TO COMPLETION—PRELIMINARY PROXY STATEMENT, DATED MARCH 2, 2022

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

[                    ], 2022

Dear Stockholder,

Holders of common stock of Resource REIT, Inc., a Maryland corporation (the “Company”), are cordially invited to attend a special meeting of stockholders of the Company, to be held on [                    ], 2022 at [    ] a.m., Eastern Time, in a virtual-only meeting format. At the special meeting, you will be asked to consider and vote on the merger of the Company with and into Rapids Merger Sub LLC, an affiliate of Blackstone Real Estate Income Trust, Inc. (the “merger”), contemplated by the Agreement and Plan of Merger, dated as of January 23, 2022, as may be amended from time to time (the “merger agreement”), among the Company and affiliates of Blackstone Real Estate Income Trust, Inc. If the merger is completed, you, as a holder of common stock of the Company, will be entitled to receive $14.75 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock you own, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors has unanimously (1) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, (2) authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) directed that the approval of the merger be submitted for consideration by the holders of common stock of the Company at the special meeting. Our board of directors recommends that you vote “FOR” the approval of the merger.

The merger must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal. All stockholders of record of our common stock at the close of business on [                    ], 2022, are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. The enclosed proxy statement provides you with more specific information concerning the virtual special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the enclosed proxy statement, including the exhibits. You may also obtain more information about the Company from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the virtual special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy and vote your shares at the virtual special meeting. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” approval of the merger.

On behalf of our board of directors, thank you for your continued support.

Sincerely,

Alan F. Feldman

Chairman, Chief Executive Officer and President

This proxy statement is dated [                    ], 2022 and is first being mailed to our stockholders on or about [                    ], 2022.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2022

To the Stockholders of Resource REIT, Inc.:

You are cordially invited to attend a special meeting of stockholders of Resource REIT, Inc., a Maryland corporation, to be held on [                    ], 2022 at [                    ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/RSRL2022. The special meeting is being held for the purpose of acting on the following matters:

Proposal 1:	To consider and vote on a proposal to approve the merger of Resource REIT, Inc. with and into Rapids Merger Sub LLC (the “merger”), contemplated by the Agreement and Plan of Merger, dated as of January 23, 2022, as may be amended from time to time (the “merger agreement”), among Resource REIT, Inc., Rapids Parent LLC and Rapids Merger Sub LLC (the “merger proposal”);

Proposal 2:	To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “advisory compensation proposal”); and

Proposal 3:	To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this notice of special meeting may be brought before the virtual special meeting. Our board of directors has fixed the close of business on [                    ], 2022 as the record date for the determination of common stockholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. All holders of record of our common stock as of the close of business on the record date are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. On January 23, 2022, holders of our convertible stock, representing approximately 72.7% of the voting power of our convertible stock entitled to vote on the merger, executed written consents to approve the merger in accordance with the Maryland General Corporation Law and our charter and bylaws. Therefore, holders of our convertible stock are entitled to notice of the special meeting, but are not entitled to attend or vote at the special meeting and no vote or proxy is being solicited from the holders of our convertible stock.

To log in to the virtual meeting, you will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

Our board of directors has unanimously (1) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Resource REIT, Inc. and its stockholders, (2) authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) directed that the approval of the merger be submitted for consideration by the holders of common stock of Resource REIT, Inc. at the special meeting. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

The merger proposal must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal. Accordingly, your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you authorize your proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the virtual special meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the virtual special meeting. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. If you fail to authorize a proxy to your shares or vote at the virtual special meeting, or fail to instruct your broker on how to vote, it will have no effect on the outcome of these proposals, assuming a quorum is present. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

Holders of our stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the directors, determines that the rights apply. Our board of directors has made no such determination.

We encourage you to read the attached proxy statement, including the exhibits, in its entirety and to submit a proxy or voting instructions so that your shares of common stock will be represented and voted even if you do not attend the virtual special meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, Broadridge Financial Solutions, Inc., toll-free at (844) 876-6186.

BY ORDER OF OUR BOARD OF DIRECTORS

Shelle Weisbaum

Chief Legal Officer, Senior Vice President and Secretary

Philadelphia, Pennsylvania

[                ], 2022

i

ii

Exhibits:

Exhibit A	Agreement and Plan of Merger, dated as of January 23, 2022, by and among Resource REIT, Inc., Rapids Parent LLC and Rapids Merger Sub LLC.

Exhibit B	Opinion of Lazard Frères & Co. LLC, dated January 23, 2022.

iii

SUMMARY

This summary highlights only selected information from this proxy statement relating to the merger of Resource REIT, Inc. with and into Rapids Merger Sub LLC (the “merger”) and the other transactions contemplated by the Agreement and Plan of Merger, dated as of January 23, 2022, as may be amended from time to time (the “merger agreement”), among Resource REIT, Inc., Rapids Parent LLC and Rapids Merger Sub LLC. This summary does not contain all of the information about the merger and the other transactions contemplated by the merger agreement that is important to you. As a result, to understand the merger and related transactions fully and for a more complete description of the terms of the merger and related transactions, you should carefully read this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about [                ], 2022.

The Parties to the Merger (page 24)

Resource REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

Resource REIT, Inc. (“we,” “our,” “us,” or the “Company”) was organized as a Maryland corporation on September 28, 2012 and elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended December 31, 2014. The Company is a self-managed REIT that owns a portfolio of apartment communities in targeted markets with proven income and employment growth.

Rapids Parent LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Rapids Parent LLC, a Delaware limited liability company (“Parent”), was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Parent is an affiliate of Blackstone Real Estate Income Trust, Inc., a Maryland corporation (“BREIT”), which is an affiliate of Blackstone Inc., a Delaware corporation (“Blackstone”).

BREIT is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $279 billion in investor capital under management. Further information is available at www.breit.com.

Rapids Merger Sub LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Rapids Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub, and Merger Sub will continue as the surviving entity. We use the term “Surviving Entity” in this proxy statement to refer to Merger Sub following the merger effective time.

The Special Meeting (page 25)

The Proposals

The special meeting of our stockholders will be held on [                ], 2022 at [        ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/RSRL2022. At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on (1) a proposal to approve the merger (the “merger proposal”), (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “advisory compensation proposal”), and (3) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”).

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. Each holder of common stock is entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were [                ] shares of common stock outstanding and entitled to vote at the special meeting.

The presence virtually via the special meeting website or by proxy of our common stockholders entitled to cast a majority of all of the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date (subject to certain restrictions in the merger agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled or more than 120 days from the original record date).

Required Vote

Completion of the merger requires approval of the merger proposal by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal (the “stockholder approval”). Because the required vote for the merger proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as voting “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the merger. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker on how to vote, it will not have any effect on the outcome of such proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of such proposals.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,375,532 shares of common stock, entitling them to exercise approximately [    ]% of the voting power of our common stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of common stock that they own in favor of the merger proposal, in favor of the advisory compensation proposal and in favor of the adjournment proposal, although they have no obligation to do so.

Under the terms of our charter, the merger also requires approval of the holders of at least two-third of the outstanding shares of our convertible stock, par value $0.01 per share (“convertible stock”) entitled to vote on the merger (excluding shares of convertible stock held by the Company or any subsidiary of the Company (collectively, “excluded convertible stock”), which are not entitled to vote on the merger). On January 23, 2022, the holders of 13,536 shares of our convertible stock, representing approximately 72.7% of the voting power of our convertible stock entitled to vote on the merger, including our executive officers, certain employees and our former president, executed written consents to approve the merger in accordance with the Maryland General Corporation Law (the “MGCL”) and our charter and bylaws.

Proxies and Revocation

Any holder of record of our common stock entitled to vote may authorize a proxy to vote his, her or its shares of common stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by attending the virtual special meeting and voting during the live webcast. If the shares of common stock that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

The Merger (page 29)

Pursuant to the merger agreement, on the closing date, the Company will be merged with and into Merger Sub and the separate existence of the Company will cease. Merger Sub will continue as the Surviving Entity in the merger. We and Merger Sub will cause articles of merger to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland and cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware. The merger will become effective upon the later of the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time (not to exceed 30 days from the date the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland) as may be agreed between the parties to the merger agreement and specified in the articles of merger and certificate of merger. We use the term “merger effective time” in this proxy statement to refer to the time the merger becomes effective.

Recommendation of Our Board of Directors (page 38)

Our board of directors has unanimously:

•

determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders;

•	authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed that the approval of the merger be submitted for consideration by the holders of our common stock at the special meeting; and

•	recommended that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Opinion of Our Financial Advisor (page 42)

Opinion of Lazard Frères & Co. LLC

On January 23, 2022, Lazard Frères & Co. LLC (“Lazard”) rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated January 23, 2022, to our board of directors that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the common stock merger consideration (as defined below) to be paid to the holders of common stock (other than holders of excluded common stock (as defined below)) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated January 23, 2022, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Exhibit B and is hereby incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of our board of directors (in its capacity as such) and Lazard’s opinion was rendered to our board of directors in connection with its evaluation of the merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the holders of common stock (other than the holders of excluded common stock) of the common stock merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Treatment of Common Stock, Convertible Stock, Time Vested Restricted Stock and Performance Restricted Stock (page 60)

Common Stock

The merger agreement provides that, at the merger effective time, each share of common stock, or fraction thereof, issued and outstanding as of immediately prior to the merger effective time (other than shares of common stock held by the Company or any subsidiary of the Company or by Parent, Merger Sub or any subsidiary of Parent or Merger Sub (collectively, “excluded common stock” and, together with the excluded convertible stock, the “excluded stock”)) will be automatically cancelled and converted into the right to receive an amount in cash equal to $14.75 per share, without interest (such per share amount, the “common stock merger consideration”) and less any applicable withholding taxes. Excluded common stock will be automatically cancelled and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the merger. If we declare or pay a dividend on our common stock to maintain our qualification as a REIT under the Code or to avoid the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the common stock merger consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

Convertible Stock

The merger agreement provides that, at the merger effective time, each share of convertible stock, or fraction thereof, issued and outstanding as of immediately prior to the merger effective time (other than excluded convertible stock) will be automatically cancelled and converted into the right to receive an amount in cash equal to $1,846.76 per share, without interest (such per share amount, the “convertible stock merger consideration” and, together with the common stock merger consideration, the “merger consideration”) and less any applicable withholding taxes. Excluded convertible stock will be automatically cancelled and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the merger.

Time Vested Restricted Stock

The merger agreement provides that, effective immediately prior to the merger effective time, each outstanding share of unvested time vested restricted common stock (“time vested restricted stock”) granted pursuant to the Resource REIT, Inc. 2020 Long-Term Incentive Plan, as amended (the “Long-Term Incentive Plan”), including shares held by our directors and executive officers, will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, in accordance with the terms of the applicable award agreements, in no event later than five business days after the merger effective time, we will pay to each holder of time vested restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

Performance Restricted Stock

The merger agreement provides that, effective immediately prior to the merger effective time, each outstanding share of unvested performance-based restricted common stock (“performance restricted stock”) granted pursuant to the Long-Term Incentive Plan, including shares held by our executive officers, will automatically become vested assuming target-level achievement of all applicable performance-based vesting requirements and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, in accordance with the terms of the applicable award agreements, in no event later than five business days after the merger effective time, we will pay to each holder of performance restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

Financing (page 46)

In connection with the closing of the merger, Parent will cause an aggregate of approximately $2.5 billion to be paid to the holders of common stock, convertible stock, time vested restricted stock and performance restricted stock (other than excluded stock). Parent has informed us that in connection with the closing of the merger, Parent expects to assume our structured credit facility and to cause the outstanding indebtedness under our revolving credit facility, if any, to be prepaid in full. Parent has also informed us that it expects our mortgage loans to be repaid or remain outstanding. As of February 25, 2022, we had approximately $1.2 billion in aggregate principal amount of consolidated secured indebtedness, including approximately $495 million outstanding under our structured credit facility and approximately $715 million in mortgage loans outstanding. As of February 25, 2022, no borrowings were outstanding under our revolving credit facility.

Parent has informed us that it currently intends to pursue obtaining debt financing to be provided in connection with the merger. In addition, it is expected that BREIT Operating Partnership, L.P., a Delaware limited partnership (the “Sponsor”), which is the operating partnership of BREIT, and its affiliates will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, the refinancing of certain of our existing debt, funding working capital requirements, and for other costs and expenses related to the financing and the merger. Parent has informed us that it currently believes that the funds to be borrowed under the potential debt financing would be secured by, among other things, a first priority mortgage lien on certain properties which are wholly owned by us, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the merger being completed and other customary conditions for similar financings.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger. We have agreed to use commercially reasonable efforts to provide, and to cause our subsidiaries to use their commercially reasonable efforts to provide, all customary cooperation reasonably requested in writing by Parent in connection with the arrangement of debt financing with respect to us or our subsidiaries, or our or our subsidiaries’ real property. For more information, see the sections entitled “The Merger Agreement—Financing Cooperation” and “The Merger Agreement—Conditions to the Merger.”

Interests of Our Directors and Executive Officers in the Merger (page 47)

Our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” for information about interests that our directors and executive officers have in the merger that are different than yours.

Restriction on Solicitation of Competing Proposals (page 72)

Under the terms of the merger agreement, we and our subsidiaries are subject to restrictions on our ability to solicit any competing proposal (as defined below in the section entitled “The Merger Agreement—Stockholders’ Meeting”) or inquiry (as defined below in the section entitled “The Merger Agreement—Restriction on Solicitation of Competing Proposals”), including, among others, restrictions on our ability to solicit, initiate or knowingly facilitate or encourage, or take any other action for the purpose of encouraging or facilitating, any competing proposal or inquiry, or engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, any competing proposal or inquiry, or resolve, propose or agree to do any of the foregoing. Subject to the terms of the merger agreement, we may participate or engage in discussions or negotiations with, and furnish information (including non-public information) to, any person that has made, renewed or delivered to us a bona fide written competing proposal after the date of the merger agreement and prior to obtaining the stockholder approval (that did not result from a breach of our obligations described in the sections entitled “The Merger Agreement—Restriction on Solicitation of Competing Proposals” and “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation”), if our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that such competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal (as defined below in the section entitled “The Merger Agreement—Restriction on Solicitation of Competing Proposals”). Under certain circumstances and after following certain procedures and adhering to certain restrictions, we are permitted to terminate the merger agreement if our board of directors approves, and substantially concurrently with the termination of the merger agreement, we enter into, a definitive agreement providing for the implementation of a superior proposal (provided that such termination will not be effective until we have paid the $80 million company termination payment (as described below in the section entitled “The Merger Agreement—Termination Payments—Company Termination Payment”)).

Conditions to the Merger (page 81)

Completion of the merger depends upon the satisfaction or, to the extent permitted by law, waiver of a number of conditions, including, among others, that:

•	the stockholder approval has been obtained in accordance with applicable law and our charter and bylaws;

•

no judgment, injunction, order or decree prohibiting the consummation of the merger has been issued by any governmental authority of competent jurisdiction and remains in effect, and there has not been any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement and remains in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

•

our and Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

we and Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by us and them under the merger agreement on or prior to the closing date;

•

from the date of the merger agreement through the closing date, there must not have occurred any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (as defined below in the section entitled “The Merger Agreement—Representations and Warranties”);

•

we and Parent must have delivered to the other party a certificate, dated as of the closing date, certifying that certain conditions have been satisfied, as described in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

Parent must have received a written tax opinion of our counsel, DLA Piper LLP (US) (“DLA Piper”) (or such other nationally recognized REIT counsel as may be reasonably acceptable to us and Parent), dated as of the closing date (which such opinion is subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiaries in an officer’s certificate), to the effect that beginning with our taxable year ended December 31, 2014 and through the merger effective time, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Termination of the Merger Agreement (page 82)

We and Parent may mutually agree to terminate the merger agreement and abandon the merger at any time prior to the closing of the merger, even after we have obtained the stockholder approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement upon written notice to the other party at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

the merger has not occurred on or before 11:59 p.m., New York time, on [                ], 2022, subject to extension under certain limited circumstances set forth in the merger agreement (the “outside date”); provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure of such party to perform or comply in all material respects with the obligations, covenants or agreements of such party has been the cause of, or resulted in, the failure of the merger to be consummated by the outside date;

•

any governmental authority of competent jurisdiction has issued a final, non-appealable judgment, injunction, order or decree permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the issuance of such final, non-appealable judgment, injunction, order or decree was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement; or

•

the stockholder approval has not been obtained upon a vote taken at the special meeting (or any postponement or adjournment thereof); provided, that the right to terminate the merger agreement under this bullet will not be available to any party to the merger agreement if the failure to receive the stockholder approval was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement.

Termination by the Company

We may also terminate the merger agreement by written notice to Parent at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

Parent or Merger Sub has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from us to Parent and two business days prior to the outside date; provided, that we will not have the right to terminate the merger agreement under this bullet if, at the time we deliver notice of its election to terminate the merger agreement, we have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, subject to a cure period;

•

prior to receipt of the stockholder approval, our board of directors has effected an adverse recommendation change in respect of a superior proposal in accordance with the requirements described above in the sections entitled “—Restriction on Solicitation of Competing Proposals” and “—Obligation of Our Board of Directors with Respect to Its Recommendation”; provided, that the merger agreement may not be so terminated unless concurrently with the occurrence of such termination we have paid the company termination payment (as described below) and the definitive agreement providing for the implementation of the superior proposal has been entered into; or

•	all of the following requirements are satisfied:

•

all of the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger, provided that such conditions would be satisfied on the date of the notice referenced in the immediately following sub-bullet if the closing of the merger were to occur on the date of such notice);

•

on or after the date on which the closing of the merger should have occurred pursuant to the merger agreement, we have delivered written notice to Parent that all of the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger, provided such conditions would be satisfied on the date of such notice if the closing were to occur on the date of such notice) and we are prepared to consummate the merger; and

•

Parent and Merger Sub fail to consummate the merger within three business days after our delivery to Parent of the notice referenced in the immediately preceding sub-bullet, and we were ready, willing and able to effect the closing of the merger during such three-business day period.

Termination by Parent

Parent may also terminate the merger agreement by written notice to us at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

we have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to us and two business days prior to the outside date; provided that Parent will not have the right to terminate the merger agreement under this bullet if, at the time Parent delivers notice of its election to terminate the merger agreement, Parent or Merger Sub has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, subject to a cure period; or

•

(1) prior to receipt of the stockholder approval, our board of directors (or any committee thereof) has effected an adverse recommendation change, (2) we have failed to publicly recommend against any tender offer or exchange offer for our common stock subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within 10 business days after the commencement of such tender offer or exchange offer, (3) prior to the receipt of the stockholder approval, our board of directors has failed to publicly reaffirm the recommendation of our board of directors regarding the merger proposal within 10 business days following the date a competing proposal has been first publicly announced (or, if the special meeting is scheduled to be held within 10 business days after the date a competing proposal has been publicly announced, as far in advance of the special meeting as is reasonably practicable) or (4) we enter into an alternative acquisition agreement.

Termination Payments (page 84)

Company Termination Payment

We have agreed to pay Parent the termination payment of $80 million (the “company termination payment”), if:

•

Parent terminates the merger agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”;

•

we terminate the merger agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”; or

•	all of the following requirements are satisfied:

•

we or Parent terminate the merger agreement pursuant to the provisions described in the first bullet or the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; and

•

(1) a competing proposal has been received by us or our representatives or any person has publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a competing proposal (and, in the case of a termination pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such competing proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months following such termination referred to in the immediately preceding sub-bullet, we enter into a definitive written agreement providing for the implementation of any competing proposal or any competing proposal is consummated (provided, that for purposes of this sub-bullet, each reference to 15% in the definition of “competing proposal” will be increased to 50%).

Parent Termination Payment

Parent has agreed to pay to us a termination payment of $258 million (the “parent termination payment”) if we terminate the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company.”

Limited Guarantee and Remedies (page 85)

In connection with the merger agreement, the Sponsor entered into a limited guarantee in our favor to guarantee Parent’s payment obligations with respect to the parent termination payment and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the limited guarantee.

The maximum aggregate liability of the Sponsor under the limited guarantee will not exceed $258 million, plus all reasonable and documented third-party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the limited guarantee if we prevail in such litigation or proceeding.

We cannot seek specific performance to require Parent or Merger Sub to consummate the merger and, except with respect to enforcing confidentiality provisions, our sole and exclusive remedy against Parent or Merger Sub relating to any breach of the merger agreement or otherwise will be the right to receive the parent termination payment and certain expense reimbursements and other costs under the conditions described in the section entitled “The Merger Agreement—Termination Payments—Parent Termination Payment.” Parent and Merger Sub may, however, seek specific performance to require us to consummate the merger.

Regulatory Matters (page 53)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland, and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

No Dissenters’ Rights of Appraisal (page 87)

We are organized as a corporation under Maryland law. Holders of our stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the directors, determines that the rights apply. Our board of directors has made no such determination. However, our common stockholders can vote against the merger proposal.

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

The receipt of the common stock merger consideration for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the common stock merger consideration you receive and your adjusted tax basis in your shares. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Deregistration of Our Common Stock (page 58)

If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, including the exhibits and the additional documents to which it refers, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company and its subsidiaries by affiliates of BREIT pursuant to the merger agreement. Once the merger proposal has been approved by the holders of our common stock and the other closing conditions under the merger agreement have been satisfied or waived, at the merger effective time, the Company will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. For additional information about the merger, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:	As a holder of common stock, what will I receive in the merger?

A:	For each outstanding share of common stock that you own immediately prior to the merger effective time, you will receive $14.75 in cash, without interest and less any applicable withholding taxes.

Q:	What will holders of convertible stock receive in the merger?

A:

For each outstanding share of convertible stock owned immediately prior to the merger effective time, the holder thereof will receive $1,846.76 in cash, without interest and less any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the common stock that I own?

A:

Under the terms of the merger agreement, we are permitted to declare and pay our regular quarterly dividends per share of common stock for the first and second quarters of 2022 in accordance with past practice and in an amount not to exceed $0.07 per share. We are also permitted to declare and pay dividends on our common stock required for us to maintain our qualification as a REIT under the Code or to avoid the incurrence of any income or excise taxes under the Code (with any such additional required dividend resulting in a corresponding decrease to the common stock merger consideration). We may not otherwise declare, set aside or pay any dividends, or make any other actual, constructive or deemed distributions, subject to limited exceptions described in the third bullet of the second paragraph in the section titled “The Merger Agreement—Conduct of Our Business Pending the Merger.”

Q:	What will happen to my shares of time vested restricted stock and performance restricted stock?

A:

Time Vested Restricted Stock. Effective immediately prior to the merger effective time, each outstanding share of time vested restricted stock will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, we will pay to each holder of time vested restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

Performance Restricted Stock. Effective immediately prior to the merger effective time, each outstanding share of performance restricted stock will automatically become vested assuming target-level achievement of all applicable performance-based vesting requirements and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, we will pay to each holder of performance restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

Q:	What will happen to our Distribution Reinvestment Plan and Share Redemption Program?

A:

In connection with the proposed merger, on January 23, 2022, our board of directors approved the suspension of our Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) and our Fifth Amended and Restated Share Redemption Program, dated February 3, 2021 (the “Share Redemption Program”), effective immediately.

Q:	When do you expect the merger to be completed?

A:

If the holders of our common stock vote to approve the merger proposal, and assuming that the other conditions to the merger are satisfied or waived, it is anticipated that the merger will be completed in the second quarter of 2022. Pursuant to the merger agreement, the closing of the merger will take place on the third business day after satisfaction or waiver of the conditions to the merger described under the section entitled “The Merger Agreement—Conditions to the Merger” (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing) or on such other date as agreed in writing by us and Parent.

Q:	What happens if the merger is not completed?

A:

If the merger proposal is not approved by our common stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their common stock pursuant to the merger agreement. Instead, we will remain an independent company, our common stock will continue to be registered under the Exchange Act, and our common stock, convertible stock, time vested restricted stock and performance restricted stock will remain outstanding. Upon a termination of the merger agreement, under certain circumstances, we will be required to pay Parent the company termination payment. In certain other circumstances, Parent will be required to pay us the parent termination payment upon termination of the merger agreement.

Q:	If the merger is completed, how do I obtain the common stock merger consideration for my shares?

A:

Following the completion of the merger, your common stock will automatically be converted into the right to receive your portion of the common stock merger consideration. In accordance with, and as required by the paying agent’s customary procedures, you may receive an instruction request letter, including instructions for effecting the exchange of your shares for the common stock merger consideration.

Q:	When and where is the special meeting?

A:

The special meeting will be held on [                ], 2022 at [        ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/RSRL2022.

Q:	Who can vote and attend the special meeting?

A:

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. Each holder of common stock is entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were [ ] shares of common stock outstanding and entitled to vote at the special meeting.

Q:	How do I attend the virtual special meeting?

A:

The special meeting will be held in a virtual-only format on [                ], 2022 at [        ] a.m., Eastern Time. You will not be able to physically attend the special meeting. To access the virtual meeting, stockholders should visit www.virtualshareholdermeeting.com/RSRL2022. The special meeting will start promptly at [        ] a.m., Eastern Time, and online access will begin at [        ] a.m., Eastern Time. To log in to the virtual meeting, you will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

Q:	What vote of common stockholders is required to approve the merger proposal?

A:

Approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal. Because the required vote for the merger proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the merger proposal.

Q:	What vote of common stockholders is required to approve the advisory compensation proposal?

A:

Approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Q:	What vote of common stockholders is required to approve the adjournment proposal?

A:

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Q:	Why is my vote important?

A:

If you do not authorize your proxy or voting instructions or vote at the virtual special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger proposal must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal, your failure to authorize your proxy or voting instructions or to vote at the virtual special meeting will have the same effect as voting “AGAINST” the merger proposal.

Q:	How does the common stock merger consideration compare to our net asset value?

A:

The common stock merger consideration of $14.75 per share represents a premium of approximately 63% over our most recently published net asset value (“NAV”) of $9.06 per share, which was determined by our board of directors as of January 28, 2021.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Q:	Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation payable to our named executive officers?

A:

In July 2010, the Securities and Exchange Commission (“SEC”) adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger.

Q:	What will happen if stockholders do not approve the advisory compensation proposal?

A:

The vote to approve the advisory compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Approval of this proposal is a not a condition to completion of the merger. The vote on this proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the vote on the advisory compensation proposal, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the merger.

Q:	Do any of the Company’s directors and executive officers have any interest in the merger that is different than mine?

A:

Our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” for information about the interests that our directors and executive officers have in the merger that are different than yours.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the exhibits attached to this proxy statement, please vote your shares of common stock in one of the ways described below as soon as possible. Holders of our common stock will be entitled to one vote for each share of common stock owned as of the record date.

Q:	How do I cast my vote?

A:

If you are a common stockholder of record on the record date, you may vote at the virtual special meeting or authorize a proxy to vote your shares at the virtual special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling (800) 690-6903 or on the Internet at www.proxyvote.com. Telephone and Internet voting are available 24 hours a day until 11:59 p.m., Eastern Time, the day immediately prior to the special meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?

A:

If you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your common stock. If you hold your common stock through a broker, bank or other nominee and wish to vote at the virtual special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What will happen if I abstain from voting or fail to vote?

A:

With respect to the merger proposal, if you abstain from voting, fail to cast your vote at the virtual special meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as voting “AGAINST” the merger proposal. With respect to the advisory compensation proposal and the adjournment proposal, if you abstain from voting, fail to cast your vote at the virtual special meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals, assuming a quorum is present.

Q:	How will proxy holders vote my shares of common stock?

A:

If you properly authorize a proxy prior to the virtual special meeting, your shares of common stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares will be voted “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

Q:	What happens if I sell my common stock before the special meeting?

A:

If you held common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration for such shares. The right to receive the common stock merger consideration when the merger becomes effective will pass to the person who owns the shares you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. If you own common stock as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending and voting at the virtual special meeting. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the merger expected to be taxable to me?

A:

Yes. The receipt of the common stock merger consideration for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the common stock merger consideration you receive and your adjusted tax basis in your common stock. In addition, under certain circumstances, we may be required to withhold a portion of your common stock merger consideration under applicable tax laws, including FIRPTA. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	What rights do I have if I oppose the merger?

A:

If you are a common stockholder of record on the record date, you can vote against the merger proposal. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise any such rights unless our board of directors, upon the affirmative vote of a majority of the directors, determines that the rights apply. Our board of directors has made no such determination. See the section entitled “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the special meeting?

A:

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed.

Q:	Can I participate if I am unable to attend the virtual special meeting?

A:

If you are unable to attend the virtual special meeting, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

Q:	Have any stockholders already agreed to approve the merger?

A:

Yes. Under the terms of our charter, the merger also requires approval of the holders of at least two-third of the outstanding shares of our convertible stock entitled to vote on the merger (excluding shares of excluded convertible stock, which are not entitled to vote on the merger). On January 23, 2022, the holders of 13,536 shares of our convertible stock, representing approximately 72.7% of the voting power of our convertible stock entitled to vote on the merger, including our executive officers, certain employees and our former president, executed written consents to approve the merger in accordance with the MGCL and our charter and bylaws. There are no other agreements between Parent, Merger Sub or other affiliates of Blackstone, on the one hand, and any of our stockholders, on the other hand, in which a stockholder has agreed to vote in favor of the approval of the merger proposal.

Q:	Where can I find more information about the Company?

A:

We file certain information with the SEC, which is available on the SEC’s website at www.sec.gov and on our website at www.resourcereit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See the section entitled “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees, for which they will not receive additional compensation. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to assist in the solicitation of proxies for a fee of approximately $450,000, plus reimbursement of reasonable out-of-pocket expenses, and we have agreed to indemnify Broadridge against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?

A:	If after reading this proxy statement you have more questions about the special meeting or the merger, you should contact us at:

Resource REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

Attention: Investor Relations

(866) 773-4120

You may also contact Broadridge, our proxy solicitor, at:

Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, New York 11717

Toll-Free: (844) 876-6186

If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the exhibits, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the merger, the expected timing and completion of the merger and our future business, performance and opportunities. Although we believe the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “plan,” “seek,” “should,” “will,” “likely” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•	risks associated with our ability to obtain the stockholder approval and the satisfaction or waiver of the other conditions to closing in the merger agreement;

•

the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe, or at all, or that the closing of the merger will not occur;

•	the outcome of the legal proceedings that may be instituted against us and others related to the merger agreement;

•	unanticipated difficulties or expenditures relating to the merger;

•	the response of business partners and competitors to the announcement of the merger;

•	potential difficulties in employee retention as a result of the announcement and pendency of the merger;

•	risks associated with the disruption of management’s attention from ongoing business operations due to the merger;

•

our exclusive remedy against the counterparties to the merger agreement with respect to any breach of the merger agreement being to seek payment of the parent termination payment, which may not be adequate to cover our damages;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and, under certain circumstances, require us to pay the company termination payment;

•	our restricted ability to pay dividends to the holders of our common stock pursuant to the merger agreement;

•

the continuing adverse effect of the ongoing pandemic of the novel coronavirus (“COVID-19”) and the related measures on our financial condition, results of operations, cash flows and performance, particularly our ability to collect rent, the personal financial condition of our tenants and their ability to pay rent, and the real estate market and the global economy and financial markets;

•	changes in national, regional and local economic conditions and market conditions;

•	availability of suitable investment opportunities;

•	changes in financial markets and interest rates;

•	the availability and terms of future financing and capital;

•	the nature and extent of future competition;

•	legislative and regulatory changes that could adversely affect our business;

•	our ability to maintain our qualification as a REIT; and

•

the additional risks and factors discussed in our reports filed with the SEC from time to time, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as updated in our subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC under the Exchange Act.

There can be no assurance that the merger will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of the COVID-19 pandemic and other potential future outbreaks of infectious diseases on our financial condition, results of operations, cash flows and performance and those of our tenants, as well as on the economy and real estate and financial markets, which may impact the timing or occurrence of the merger. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2020, as updated in our subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC under the Exchange Act.

PROPOSAL 1

MERGER PROPOSAL

We are asking our common stockholders to vote on a proposal to approve the merger of the Company with and into Merger Sub.

For detailed information regarding the merger proposal, see the information about the merger and the merger agreement throughout this proxy statement, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Exhibit A to this proxy statement.

Approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1. Because the required vote for the merger proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as voting “AGAINST” the merger proposal.

Approval of the merger proposal is a condition to the completion of the merger. In the event the merger proposal is not approved, the merger cannot be completed.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our common stockholders vote “FOR” the merger proposal.

PROPOSAL 2

ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our common stockholders to vote at the special meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Merger—Quantification of Potential Payments and Benefits.”

The stockholder vote on this advisory compensation proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger.

We are asking our common stockholders to vote “FOR” the following resolution:

“RESOLVED, that Resource REIT, Inc. common stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Resource REIT, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Quantification of Potential Payments and Benefits” beginning on page 51 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2. An abstention or failure to vote on the advisory compensation proposal will have no effect on the approval of this proposal, assuming a quorum is present.

Approval of this advisory compensation proposal is not a condition to the completion of the merger.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our common stockholders vote “FOR” the advisory compensation proposal.

PROPOSAL 3

PROPOSAL TO APPROVE ADJOURNMENT OF THE MEETING

We are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 3. An abstention or failure to vote on the adjournment proposal will have no effect on the approval of this proposal, assuming a quorum is present.

Approval of the adjournment proposal is a not a condition to the completion of the merger.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our common stockholders vote “FOR” the adjournment proposal.

THE PARTIES TO THE MERGER

Resource REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

We were organized as a Maryland corporation on September 28, 2012 and elected to be taxed as REIT under the Code commencing with the taxable year ended December 31, 2014. The Company is a self-managed REIT that owns a portfolio of apartment communities in targeted markets with proven income and employment growth. Additional information about us is available on our website at www.resourcereit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. For additional information about us and our business, please refer to the section entitled “Where You Can Find More Information.”

Rapids Parent LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Parent, a Delaware limited liability company, was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Parent is an affiliate of BREIT, which is an affiliate of Blackstone.

BREIT is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $279 billion in investor capital under management. Further information is available at www.breit.com.

Rapids Merger Sub LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Sub, a Delaware limited liability company and wholly owned subsidiary of Parent, was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub, and Merger Sub will continue as the Surviving Entity.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at a special meeting to be held on [                ], 2022 at [        ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/RSRL2022. The special meeting will be held in a virtual-only meeting format. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

At the special meeting, holders of our common stock will be asked to consider and vote on:

1.	a proposal to approve the merger of the Company with and into Merger Sub;

2.	a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and

3.	a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting. The affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal is required to approve the merger proposal and for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. Each holder of common stock is entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were [                ] shares of common stock outstanding and entitled to vote at the special meeting.

The presence in person or by proxy of our common stockholders entitled to cast a majority of all of the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.

Required Vote

Completion of the merger requires approval of the merger proposal by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal. Because the required vote for the merger proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as voting “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the merger. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker on how to vote, it will not have any effect on the outcome of such proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of such proposals, assuming a quorum is present.

Accordingly, in order for your shares to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or vote at the virtual special meeting.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,375,532 shares of common stock, entitling them to exercise approximately [    ]% of the voting power of our common stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of common stock that they own in favor of the merger proposal, in favor of the advisory compensation proposal and in favor of the adjournment proposal, although they have no obligation to do so.

Under the terms of our charter, the merger also requires approval of the holders of at least two-third of the outstanding shares of our convertible stock entitled to vote on the merger (excluding shares of excluded convertible stock, which are not entitled to vote on the merger). On January 23, 2022, the holders of 13,536 shares of our convertible stock, representing approximately 72.7% of the voting power of our convertible stock entitled to vote on the merger, including our executive officers, certain employees and our former president, executed written consents to approve the merger in accordance with the MGCL and our charter and bylaws.

Votes cast by proxy or at the virtual special meeting will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine the number of shares of common stock represented at the special meeting, virtually or by proxy.

How to Authorize a Proxy

Holders of record of our common stock may vote or cause their shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

•	attend the virtual special meeting and vote during the live webcast.

Regardless of whether you plan to attend the virtual special meeting, we request that you authorize a proxy for your shares of common stock as described above as promptly as possible.

A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your common stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your common stock. If you hold your common stock through a broker, bank or other nominee and wish to vote at the virtual special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days). Because approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as voting “AGAINST” the merger proposal. Because the approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.

Proxies and Revocation

If you authorize a proxy, your shares of common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares of common stock will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the virtual special meeting, in any of three ways:

•

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at Resource REIT, Inc., 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103;

•

by delivering to our Corporate Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of common stock; or

•	by attending and voting at the virtual special meeting.

Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of common stock through a broker, bank or other nominee, you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees, for which they will not receive additional compensation. We have engaged Broadridge to assist in the solicitation of proxies for a fee of $450,000, plus reimbursement of reasonable out-of-pocket expenses, and we have agreed to indemnify Broadridge against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments

Our bylaws permit the chair or co-chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting. In such case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled or more than 120 days from the original record date).

Postponements

At any time prior to convening the special meeting, we may postpone the special meeting for any reason without the approval of our common stockholders (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled or more than 120 days from the original record date).

THE MERGER

General Description of the Merger

Under the terms of the merger agreement, affiliates of Blackstone will acquire us and our subsidiaries, through the merger of us with and into Merger Sub, with Merger Sub continuing as the Surviving Entity.

Background of the Merger

As part of its ongoing oversight, direction and management of the Company, our board of directors and management team regularly review and discuss the Company’s performance, business plan, strategic direction and future prospects. These discussions have periodically, in the ordinary course of business, included evaluation of potential acquisitions and other strategic opportunities. In particular, our board of directors has been focused on positioning the Company for a successful liquidity event for some time given the Company’s status as a non-traded REIT and the fact that, under the terms of our charter, we are required to consider listing our common stock or liquidating the Company before February 2022, which is the sixth anniversary of the termination of our initial public offering. We, Resource Real Estate Opportunity REIT, Inc. (“REIT I”) and Resource Apartment REIT III, Inc. (“REIT III”) were originally externally advised by the same sponsor and, in January 2021, we completed mergers with REIT I and REIT III with a view to improving our ability to execute a successful liquidity event for our stockholders. Those mergers increased our size, lowered our cost of capital and, as a result of the merger with REIT I and a previously executed self-administration transaction, made us self-managed, all of which we believed would increase opportunities for stockholder liquidity.

After several months of operations as a self-managed Company and following the integration of the portfolios of REIT I and REIT III, we initiated a plan to market and sell certain properties in less desirable geographies and to use the proceeds to pay down debt to improve our prospects for a successful listing of our common stock on a national securities exchange. These properties were marketed on a staggered basis during the last three quarters of 2021.

Potential buyers for those properties consistently provided us with indications of interest reflecting a significant premium as compared to the valuations for those properties obtained from the third-party valuation firm that assisted with our calculation of our NAV at the time of the mergers with REIT I and REIT III. Given the favorable market conditions, on August 25, 2021, our board of directors, with the assistance of management, discussed potential benefits from listing our common stock on a national securities exchange, including providing our existing stockholders with liquidity and an opportunity to participate in our future earnings and growth. Our board of directors and management also reviewed plans for beginning discussions with financial advisors regarding a potential listing of our common stock as well as a potential sale of the Company. Our board of directors concurred with management’s recommendation to meet with financial advisors and explore potential avenues for obtaining liquidity for our stockholders.

In September 2021, members of our management met with nine separate financial advisors to discuss our prospects for a listing of our common stock or a sale of the Company. On September 23, 2021, at a meeting with our board of directors, members of our management summarized the feedback from various potential financial advisors, noting, among other things, the view of these financial advisors regarding (1) the favorable market conditions for a listing of our common stock or a sale of the Company, (2) a projected initial listing price of $9.00 to $10.00 per share of common stock based on an offering of $250 million to $500 million of common stock, and (3) the potential to receive offers to acquire the Company at estimated prices of $12.00 to $13.00 per share of common stock or higher. Management recommended exploring the potential sale of the Company before incurring the expense of pursuing a listing of our common stock on a national securities exchange and, specifically, recommended engaging Lazard as our financial adviser to assist in our evaluation of strategic alternatives and a potential sale process. After considering management’s recommendations, the overall reputation, experience and qualifications of Lazard and the other financial advisors, as well as their knowledge of the real estate market and our business and operations in particular, our board of directors concurred with management’s recommendation to engage Lazard as our financial advisor with respect to the potential process and transaction.

On October 7, 2021, we executed an engagement letter with Lazard pursuant to which, as part of this engagement, at the request of our board of directors, Lazard would evaluate whether the merger consideration to be paid to the holders of our outstanding shares of common stock (other than excluded common stock) in a sale transaction was fair, from a financial point of view, to such holders.

On October 18, 2021, our board of directors met with members of our management to discuss, among other things, the favorable pricing of certain properties that we were marketing for sale and other factors that indicated market conditions continued to be favorable for property sales. Based on input from the various financial advisors with which management met in September 2021, management and our board of directors also discussed certain risks associated with a listing of our common stock and continuing as a publicly traded company, including risks related to potential volatility in the market price and trading volume of our common stock, the amount of institutional investor demand for our common stock, and our expected leverage levels, access to capital and ability to grow through the acquisition of suitable properties.

On October 20, 2021, our board of directors met to discuss, among other things, the exploration of a potential sale of the Company. Members of our management and representatives of Lazard were present. The representatives of Lazard reviewed current market conditions and the proposed process for soliciting indications of interest for a sale of the Company. Our board of directors discussed the strategic alternatives potentially available to us, including remaining as an independent public company, pursuing a listing of our common stock on a national securities exchange and a potential sale of the Company. Our board of directors and the representatives of Lazard also discussed certain risks and benefits of commencing a sale process in which parties would be invited to review confidential information and submit indications of interest with respect to a potential sale of the Company, including risks related to potential disruptions to our business and management’s attention from ongoing operations, loss of key employees and the need to disclose proprietary and confidential information to current and potential competitors, and the benefits of obtaining near-term liquidity and potential certainty of value for our stockholders. After discussion of the potential risks associated with a listing of our common stock discussed above and the potential risks and benefits of a sale process, our board of directors determined that it was in the best interests of our stockholders to take steps to further explore a potential sale of the Company, including establishing a formal sale process involving a broad outreach to potential bidders.

Between October 18 and December 1, 2021, at the direction of our board of directors, representatives of Lazard contacted 65 potential bidders to participate in a formal sale process for the Company, including both strategic bidders and financial sponsors, 33 of which executed a confidentiality agreement with us, including Blackstone. The parties that did not enter into a confidentiality agreement indicated that they were not interested in pursuing a transaction with us at that time for various reasons, including, among others, concerns regarding the potential size of the transaction, the level of expected competition from other potential bidders and the expected pricing and associated return profile of the transaction. Beginning on November 1, 2021, each bidder that signed a confidentiality agreement was given access to an electronic data room containing customary due diligence information regarding us and our properties.

On November 9, 2021, at the direction of our board of directors, representatives of Lazard distributed to potential bidders an initial bid process letter. The letter asked potential bidders to submit a preliminary, non-binding indication of interest for a potential acquisition of all of the outstanding shares of our common stock and convertible stock by December 1, 2021. The potential bidders were also asked to share their expected sources of equity and debt financing and the primary methodologies used and assumptions made to arrive at their proposed purchase price, among other things. Each potential bidder was informed that its invitation to participate in a second round of bidding would be based, in our sole discretion, on a variety of factors, including the potential bidder’s proposed purchase price and an assessment of its ability to complete the transaction expeditiously with minimal execution risk.

On December 1, 2021, 11 potential bidders submitted written indications of interest to us, including two strategic bidders and nine financial sponsors (including Blackstone), as described below.

On December 6, 2021, a financial news organization reported that we were soliciting interests from potential bidders in connection with a possible sale of the Company.

After the financial news article was published on December 6, 2021, four additional potential bidders contacted representatives of Lazard and were subsequently invited to participate in the sale process, two of which executed a confidentiality agreement with us and were given access to the electronic data room. In total, 35 potential bidders executed confidentiality agreements with us.

On December 8, 2021, our board of directors held a meeting to discuss, among other things, the written indications of interest that we received. Members of our management and representatives of Lazard and DLA Piper, our outside legal counsel, were present. Representatives of Lazard reviewed the initial indications of interest, noting that 11 written indications of interest were received at prices ranging from $11.45 to $13.00 per share of common stock (two of which were primarily stock consideration proposals from other public companies and nine of which were all-cash consideration proposals from financial sponsors, including an all-cash proposal from Blackstone at a price of $12.05 per share of common stock). The Lazard representatives added that several bidders that submitted written indications of interest verbally communicated a potential willingness to pay more than $13.00 per share of common stock. After further discussion, our board of directors unanimously determined that the prospects of favorable merger terms were sufficiently high to warrant proceeding to a second round with a select group of bidders, targeting definitive proposals in mid-January, and directed our management and Lazard to advance the sale process accordingly.

Following the meeting of our board of directors on December 8, 2021, representatives of Lazard conducted telephonic meetings with potential second-round participants. With input from our board of directors and management and based on an assessment of each bidder’s ability to make a compelling offer at a price in excess of $13.00 per share of common stock and complete a merger with minimal execution risk, four potential bidders were invited to participate in a second round of bidding, consisting of Blackstone and two additional financial sponsors (which we refer to as Bidder A and Bidder B) and one strategic bidder (which we refer to as Bidder C). Throughout December and early January, the potential bidders continued to conduct due diligence on the Company, including through telephone calls and videoconferences with our management and advisors.

Between December 8 and 29, 2021, we provided additional customary due diligence information to Blackstone, Bidder A, Bidder B and Bidder C and their respective advisors, arranged site visits at certain of our properties and made members of senior management available to such parties to address their questions.

On December 29, 2021, a draft merger agreement prepared by DLA Piper was made available in the data room. The initial draft merger agreement contemplated, among other things, a customary all-cash merger, our ability to continue paying regular dividends on our common stock, a company termination payment equal to 2% of the equity value of the transaction and a parent termination payment equal to 12% of the equity value of the transaction. The merger agreement also contemplated, and representatives of Lazard conveyed to bidders, that the amount of consideration to be paid to holders of our convertible stock in the merger, who under our charter are entitled to separately vote upon the approval of the merger, would be calculated utilizing the formula set forth in our charter based on the agreed-upon amount of consideration payable to the holders of our common stock. Drafts of an equity commitment letter and limited guarantee were concurrently provided to the financial sponsors.

On January 4, 2022, representatives of Lazard distributed, on our behalf, second round bid process letters to each of Blackstone, Bidder A, Bidder B and Bidder C. The letter asked each of these bidders to submit definitive proposals by January 19, 2022 to acquire all of the outstanding shares of our common stock and convertible stock, which proposals were to include a definitive form of merger agreement that they were prepared to execute, as well as to specify sources of financing, including commitment letters in final form. The bidders were also asked to submit marked up drafts of our proposed merger agreement by January 12, 2022 and were informed that we and DLA Piper would provide feedback on the merger agreement mark-ups in advance of the January 19, 2022 deadline.

On January 5, 2022, in order to induce Bidder B to continue to participate in the sale process, we executed an expense reimbursement letter with Bidder B, pursuant to which we agreed to reimburse certain out-of-pocket fees and expenses. Subsequently, Bidder B communicated to representatives of Lazard that it was unable to proceed with an offer to acquire the Company. No payments became due to Bidder B under the terms of the expense reimbursement letter.

On January 12, 2022, each of Blackstone, Bidder A and Bidder C, or their respective representatives, submitted marked up drafts of our proposed merger agreement and related transaction documents. Blackstone’s draft of the merger agreement contemplated, among other things, a company termination payment equal to 3.25% of the equity value of the transaction, a parent termination payment equal to 9% of the equity value of the transaction, that we would not be entitled to specifically enforce the merger agreement, and that we would be permitted to pay regular quarterly dividends on our common stock for the first and second quarters of 2022. From January 12 through January 19, 2022, DLA Piper and counsel to each of the bidders, including Blackstone, held multiple calls and continued to exchange comments on the transaction documents.

On January 19, 2022, we received the following second-round proposals from Blackstone, Bidder A and Bidder C:

•

Blackstone proposed to acquire the Company in an all-cash transaction at a price of $14.65 per share of common stock. Blackstone’s proposal also stated that it had completed all of its confirmatory due diligence, was prepared to sign a definitive merger agreement and had sufficient discretionary equity capital to complete the transaction without any partners or financing contingency. Simpson Thacher & Bartlett LLP (“Simpson Thacher”), outside counsel to Blackstone, also provided further revised mark-ups of the merger agreement, equity commitment letter and limited guarantee, as well as a mark-up of the Company’s disclosure schedules to the merger agreement. The revised merger agreement from Blackstone contemplated a company termination payment equal to 3% of the equity value of the transaction and a parent termination payment equal to 10% of the equity value of the transaction.

•

Bidder A proposed to acquire the Company in an all-cash transaction at a price of $14.10 per share of common stock, and indicated that they were unable to increase their offer price materially. Bidder A’s proposal also stated that it had completed all of the due diligence needed to execute the merger agreement (subject only to certain confirmatory diligence that it did not expect to impact timing), and was prepared to execute a definitive merger agreement. Bidder A also provided a revised mark-up of the merger agreement and drafts of debt and equity commitment letters and a limited guarantee. The revised merger agreement from Bidder A contemplated, among other things, a company termination payment equal to approximately 4% of the equity value of the transaction, a parent termination payment equal to 8% of the equity value of the transaction, that we would be entitled to specifically enforce the merger agreement (subject to certain customary terms and conditions) and that we would be permitted to pay regular quarterly dividends on our common stock in accordance with past practice (including a prorated dividend for the portion of any quarter in which the closing occurs).

•

Bidder C proposed to acquire the Company in an all-stock merger with a fixed exchange ratio of shares of Bidder C common stock for the outstanding shares of our common stock, resulting in an implied price range of $13.92 to $14.02 per share of our common stock based on a range of various volume weighted average stock prices for Bidder C over the preceding 10- to 20-day period. Bidder C’s proposal also stated that it had substantially completed its due diligence (subject to any further information provided), was prepared to negotiate, finalize and execute a definitive merger agreement as soon as possible, had sufficient authorized but unissued shares to complete the transaction, and would not require a stockholder vote, any third-party capital or any financing contingency to complete the transaction.

On January 19, 2022, Bidder C verbally communicated and, on January 20, 2022, submitted a revised proposal to acquire the Company in an all-stock merger with a fixed exchange ratio of shares of Bidder C common stock for the outstanding shares of our common stock, resulting an implied price range of $14.85 to

$15.00 per share of our common stock based on a range of various volume weighted average stock prices for Bidder C over the preceding 10-to 20-day period. In addition, on January 20, 2022, Bidder C provided a revised mark-up of the merger agreement. The revised merger agreement from Bidder C contemplated, among other things, a company termination payment equal to 2.75% of the equity value of the transaction, that we would be entitled to specifically enforce the merger agreement (subject to certain customary terms and conditions) and that we would be permitted to pay regular quarterly dividends on our common stock in accordance with past practice.

On January 20, 2022, representatives of Lazard continued discussions with Blackstone, Bidder A and Bidder C, and communicated to Bidder A that it needed to improve its proposed offer price. As previously noted, Bidder A had indicated that they were unable to increase their offer price materially and, thereafter, there were no further discussions with Bidder A. Throughout the day on January 20, 2022, representatives of DLA Piper continued their review and negotiation of merger agreement provisions and related documentation with representatives of Simpson Thacher and outside counsel to Bidder C.

On January 21, 2022, our board of directors met to discuss the sale process. Members of our management and representatives of Lazard and DLA Piper were present. Representatives of Lazard reviewed the terms of the second-round proposals to acquire the Company from Blackstone and Bidder C, including certain financial aspects of the proposals, and updated our board of directors as to the discussions they had with each of Blackstone and Bidder C. Representatives of DLA Piper reviewed with our board of directors the proposed terms of the merger agreements with each of Blackstone and Bidder C, summarized the key execution risks and material open issues associated with each proposal and suggested areas for further negotiation. Representatives of DLA Piper also reviewed with our board of directors their fiduciary duties in connection with a potential sale of the Company. Our board of directors also discussed (1) the merits of paying retention and transaction bonuses to motivate and retain employees and officers through the closing of the merger and (2) the other interests of management in the merger, including the value of our convertible stock under our charter. Our board of directors also reviewed and discussed certain relationships between Blackstone and its affiliates and DLA Piper and the disclosure of material relationships between Blackstone and its affiliates and Lazard over the last two years provided to our board of directors in advance of the meeting.

With input from representatives of Lazard and DLA Piper, our board of directors continued to compare the merits of Blackstone’s proposal to that of Bidder C. Representatives of Lazard indicated that, based on a range of various volume weighted average stock prices for Bidder C over the preceding 10- to 20-day period, the value of Bidder C’s consideration amounted to an implied price range of $14.85 to $15.00 per share of our common stock. In addition, as of the date of the meeting, the value of Bidder C’s consideration amounted to an implied price of $14.41 per share of our common stock based on Bidder C’s most recent closing price. Our board of directors noted with favor the certainty of the value of Blackstone’s all-cash offer of $14.65 per share of common stock, Blackstone’s proven ability to complete large acquisition transactions on the agreed terms, as well as the nearly completed Blackstone transaction documentation. Our board of directors also discussed certain positive aspects of Bidder C’s proposal, including the offer price, the potential to benefit from any stock price appreciation prior to closing, the opportunity to participate in the long-term growth of the combined company and the willingness of Bidder C to agree to specific performance remedies in the draft merger agreement, in contrast to Blackstone’s proposal, which provided that our exclusive remedy is the receipt of the parent termination payment in certain circumstances. Our board of directors, however, also discussed certain concerns associated with the all-stock consideration offered by Bidder C, including, among others, that Bidder C’s proposal used a fixed exchange ratio pursuant to which our stockholders would receive a specific fraction of a Bidder C share of common stock for each share of our common stock regardless of the value of Bidder C’s common Stock at the time of closing and, given that a transaction with Bidder C would likely take several months to close, our stockholders would have no certainty of the value of the consideration they would receive at closing. After this discussion of various advantages and disadvantages of the proposals from Blackstone and Bidder C, our board of directors concluded that Blackstone’s all-cash offer was more advantageous to our stockholders for the reasons stated herein, and therefore determined to pursue further negotiations with Blackstone. Given the strength of Bidder C’s proposal, however, our board of directors instructed representatives of Lazard to encourage Blackstone to increase its purchase price and the amount of the parent termination payment.

Additionally, at the meeting of our board of directors on January 21, 2022, the members of the special committee of the board provided an update on the status of their investigation of the facts, claims and circumstances that were the subject of the Stockholder Demand Letter (as defined below). As previously disclosed in a Current Report on Form 8-K filed with the SEC on August 3, 2021, our board of directors increased the size of the board and appointed Paula Baiman Brown and Alan F. Riffkin to serve as independent directors and members of the special committee of the board. The purpose of this special committee was to impartially consider the allegations of breaches of fiduciary duty and other wrongful conduct by our directors and directors of our predecessor entities (the “Stockholder Demand Letter”), and the special committee was granted the exclusive authority to consider and determine whether or not the prosecution of any claims described in the Stockholder Demand Letter was in our best interest and what action we should take with respect thereto. During the meeting on January 21, 2022, the members of the special committee indicated that the committee had nearly completed its investigation and analysis of the allegations set forth in the Stockholder Demand Letter and expected to be in a position to report its final conclusions to the board at its next meeting. The members of the special committee also described the committee’s process in evaluating the allegations, noting the engagement of separate counsel, meetings of committee members, interviews with relevant personnel and external advisors and document review. The members of the special committee reported their preliminary conclusions that (1) the claims alleged in the Stockholder Demand Letter (and subsequent correspondence from the stockholder) had no merit, (2) even if they had potential merit, the costs and disruption of prosecuting those claims did not justify pursuit of them, especially in light of the defenses to those claims, the speculative nature of any damages and the costs of prosecuting them and (3) even if the claims alleged in the Stockholder Demand Letter had merit and the defenses to those claims were rejected, the maximum potential value of those claims did not justify us proceeding with those claims in lieu of the proposed sale transactions being considered by our board of directors, which, if consummated, would likely extinguish those claims. As part of their due diligence review, bidders in the sale process, including Blackstone, Bidder A and Bidder C, were made aware of the Stockholder Demand Letter.

All members of our management then left the meeting and the independent directors met in executive session and continued discussions. Representatives of Lazard and DLA Piper were in attendance. The independent directors, including all of the members of the compensation committee of the board, discussed the proposed retention and transaction bonuses and the other interests of management in the proposed merger.

Following the meeting on January 21, 2022, at the direction of our board of directors, representatives of Lazard had a discussion with representatives of Blackstone in which they proposed an increase in Blackstone’s purchase price to $14.75 per share of common stock and an increase in the amount of the parent termination payment to 10.5% of the equity value of the transaction (representing approximately $80 million at the increased price) in exchange for an increase in the amount of the company termination payment to 3.25% of the equity value of the transaction (representing approximately $258 million at the increased price). In a subsequent discussion on January 21, 2022, representatives of Blackstone confirmed they were willing to move forward with negotiating and finalizing a definitive merger agreement on the proposed terms.

Throughout the afternoon and evening of January 21, 2022, representatives of DLA Piper and Simpson Thacher exchanged drafts of the merger agreement and related transaction documents. On January 22, 2022, representatives of DLA Piper and Simpson Thacher had a call to resolve open issues on the merger agreement and, thereafter, continued to exchange further revised drafts of the merger agreement and related transaction documents. Throughout the process, the key issues negotiated with Blackstone with respect to the merger agreement and related agreements included, among other things, the representations and warranties to be made by the parties, the restrictions on the conduct of our business until completion of the transaction, the conditions to completion of the mergers, our ability to participate in discussions or negotiations with third parties relating to unsolicited acquisition proposals, the right of our board of directors to change its recommendation that stockholders approve the merger in response to a superior proposal or otherwise, our right to terminate the merger agreement to accept a superior proposal under certain conditions, and the remedies available to the parties, including the circumstances in which the company termination payment and parent termination payment would be payable.

On the morning of January 23, 2022, our board of directors held a meeting to discuss the final terms of the proposed transaction with Blackstone. Members of our management and representatives of Lazard and DLA Piper were present. Management and the representatives of Lazard and DLA Piper updated our board of directors on the discussions with Blackstone since the last board meeting and described the changes in Blackstone’s offer, noting, among other things, the following: (1) an increase in the common stock merger consideration to $14.75 per share, resulting in convertible stock merger consideration of $1,846.76 per share, (2) an increase in the company termination payment to $80 million or 3.25% of the equity value of the transaction, and (3) an increase in the parent termination payment to $258 million or 10.5% of the equity value of the transaction. Representatives of DLA Piper also provided a presentation regarding the terms of the merger agreement and related documents.

Representatives of Lazard next reviewed the financial analyses supporting its fairness opinion. After discussion among our board of directors, representatives of Lazard delivered to our board of directors an oral opinion, subsequently confirmed by the delivery of a written opinion, dated January 23, 2022, to our board of directors to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in Lazard’s written opinion, the $14.75 in cash per outstanding share of common stock to be paid to the holders of common stock (other than holders of excluded common stock) in the merger was fair, from a financial point of view, to such holders.

Additionally, the members of the special committee of the board reported that the committee had completed its interviews and analysis of the claims set forth in the Stockholder Demand Letter and confirmed the preliminary conclusions of the committee that were conveyed at the meeting of our board of directors held on January 21, 2022.

After further discussion of the merits of the merger, and taking into account the fairness opinion delivered by Lazard, and other factors described below in greater detail under the section entitled “—Reasons for the Merger,” including our board of directors’ belief that the merger is more favorable to our stockholders than other strategic transactions available to us, including remaining as an independent public company and listing our common stock, our board of directors voted unanimously to adopt resolutions which, among other things, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that our stockholders approve the merger.

During the course of the day on January 23, 2022, the parties finalized the transaction documents and proposed form of press release announcing the execution of the merger agreement. Subsequently on January 23, 2022, the Company and Blackstone executed the merger agreement and all signatories to the equity commitment letter and limited guarantee executed such agreements and the requisite holders of our convertible stock executed written consents approving the merger in accordance with the MGCL and our charter and bylaws.

On the morning of January 24, 2022, before the opening of the markets, we issued a press release announcing the execution of the merger agreement.

Reasons for the Merger

In reaching its unanimous decision to determine and declare that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our stockholders approve the merger, our board of directors consulted with members of our management, as well as our financial and legal advisors, and considered a number of factors, including the following material factors which our board of directors viewed as supporting its decisions:

•

we conducted a thorough and diligent sale process, inviting 69 potential bidders to participate in the sale process, of which 35 potential bidders executed confidentiality agreements, and only Blackstone,

Bidder A, Bidder B and Bidder C engaged in significant negotiations with us at highly competitive pricing levels;

•	at the conclusion of the sale process, Blackstone’s acquisition proposal was more favorable than the proposal presented by Bidder C for the following reasons, among others:

•

a strategic transaction with Bidder C would be subject to a greater degree of uncertainty, because, among other things, Bidder C’s proposal used a fixed exchange ratio pursuant to which our stockholders would receive a specific fraction of a Bidder C share of common stock for each share of our common stock regardless of the value of Bidder C’s common stock at the time of the closing of a transaction with Bidder C and, given that a transaction with Bidder C would take several months to close, our stockholders would have relatively less certainty of the value of the consideration they would receive at the closing of the transaction; and

•	using the most recent closing price of Bidder C’s common stock, the value of Bidder C’s consideration amounted to an implied price of $14.41 per share of our common stock;

•

our board of directors’ belief that, in light of our thorough and diligent sale process, the feedback we received from participants in the process regarding their ability to pay sufficiently attractive merger consideration and the definitive proposals submitted by Blackstone and Bidder A, it was unlikely that any other party would be willing to acquire the Company in an all-cash transaction for common stock merger consideration in excess of $14.75 per share, and that further extending the deadline for proposals or otherwise soliciting other potential buyers would not yield proposals of greater value or with increased certainty of closing;

•

the merger consideration is a fixed cash amount, providing our stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent value from our standalone business plan or other possible strategic alternatives involving transactions in which all or a portion of the consideration would be payable in stock, such as with Bidder C;

•

the merger consideration was the result of arm’s-length negotiations between us and Blackstone, including several negotiated price increases from the price in Blackstone’s initial indication of interest received on December 1, 2021 of $12.05 per share of our common stock, and our board of directors’ belief that the merger consideration represented the highest price that Blackstone was willing to pay;

•

the common stock merger consideration of $14.75 per share represents a premium of approximately 63% over our most recently published net asset value of $9.06 per share, which was determined by our board of directors as of January 28, 2021;

•

our board of directors’ knowledge of our business, operations, financial condition, earnings and prospects, as well as its knowledge of the current and prospective environment in which we operate, including economic and market conditions;

•	the risks and uncertainties of remaining as an independent public company and being able to raise new equity capital and expand our portfolio through acquisitions;

•

the belief that the merger is more favorable to our stockholders than other strategic alternatives available to us, including remaining as an independent public company and listing our common stock on a national securities exchange, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives;

•

favorable conditions for sale transactions in the real estate markets generally and the multifamily sector specifically, including prices for real estate assets being at or near historical highs, the low interest rate environment and the possibility that interest rates may rise in the near future;

•

the high probability that the merger would be completed based on, among other things, Blackstone’s substantial available capital, proven ability to complete large acquisition transactions and extensive experience in the real estate industry, the lack of a financing condition, and the $258 million parent termination payment payable to us if the merger agreement is terminated in certain circumstances (representing approximately 10.5% of our equity value and 6.9% of our enterprise value), which payment is guaranteed by the Sponsor;

•

the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

•

the financial analysis of Lazard presented to our board of directors and the oral opinion of Lazard rendered to our board of directors, subsequently confirmed by the delivery of a written opinion, dated January 23, 2022, to our board of directors, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in Lazard’s written opinion, the common stock merger consideration of $14.75 per share in cash to be paid to the holders of common stock (other than holders of excluded common stock) in the merger was fair, from a financial point of view, to such holders (as more fully described below in the sections entitled “—Opinion of Our Financial Advisor—Opinion of Lazard Frères & Co. LLC”);

•	our ability under the merger agreement, in response to unsolicited competing proposals, to furnish information to, and conduct negotiations with, third parties in certain circumstances;

•

the fact that the $80 million company termination payment payable by us in certain circumstances (representing approximately 3.25% of our equity value and 2.2% of our enterprise value) was viewed by our board of directors, after consultation with our financial advisor and outside legal counsel, as reasonable and not likely to preclude any other party from making a competing proposal;

•

our board of directors’ ability, under certain circumstances under, to (i) withhold, withdraw, modify or qualify its recommendation that our stockholders approve the merger proposal, subject to payment of the $80 million company termination payment if Parent elects to terminate the merger agreement in such circumstance, or (ii) terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of a superior proposal, subject to payment of the $80 million company termination payment; and

•

the fact that the merger would be subject to the stockholder approval, and holders of our common stock would be free to reject the merger by voting against the merger for any reason, including if a higher offer were to be made prior to the special meeting (although we may be required to pay the $80 million company termination payment under certain circumstances if we subsequently were to enter into a definitive agreement relating to, or to consummate, a competing proposal).

Our board of directors also considered the following potentially negative factors in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•

our inability to solicit competing proposals and the possibility that the $80 million company termination payment payable upon the termination of the merger agreement could discourage other potential bidders from making a competing proposal to acquire the Company;

•

following the merger, we will no longer exist as an independent public company and our existing stockholders will not participate in any future earnings or growth we might have achieved on a stand-alone basis or as a combined company;

•	the risk that an alternative transaction or different strategic alternative potentially could be more beneficial to our stockholders than the proposed merger with Blackstone;

•

the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions precedent to the closing of the merger, including the risk that our stockholders do not approve the merger proposal;

•

if either Parent or Merger Sub fails, or threatens to fail, to satisfy its obligations under the merger agreement, we are not entitled to specifically enforce the merger agreement or the equity commitment letter, and that our exclusive remedy, available if the merger agreement is terminated in certain circumstances, would be limited to the $258 million parent termination payment (the payment of which is guaranteed by the Sponsor);

•

the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	an all-cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the merger;

•

the significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

•

the announcement and pendency of the transactions contemplated by the merger agreement, or the failure to complete the merger, may have an adverse impact on our employees and our existing and prospective business relationships with third parties; and

•

some of our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally (see “—Interests of Our Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its unanimous decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. Our board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contains forward-looking statements and should be read in conjunction with the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

Our board of directors has unanimously:

•

determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders;

•	authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed that the approval of the merger be submitted for consideration by the holders of common stock at the special meeting; and

•	recommended that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Unaudited Prospective Financial Information

We do not, as a matter of course, make public projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, in connection with our evaluation of potential strategic alternatives and specifically the merger, our management prepared certain forward-looking financial projections for the Company on a consolidated basis for fiscal years ending December 31, 2022 through December 31, 2027 (the “Company financial projections”).

The following table summarizes the Company financial projections that were provided to our board of directors and to Lazard, and which our board of directors directed Lazard to use and rely upon in connection with its financial analyses and opinion to our board of directors as described below in the section entitled “ —Opinion of Our Financial Advisor.”

(dollar amounts in millions)	NOI / Unlevered Free Cash Flow Forecast
	Fiscal Year Ending December 31,
	H2 2022E(1)	2023E	2024E	2025E	2026E	2027E
Net Effective Rent(2)	$116.9	$247.7	$261.5	$270.9	$280.3	$289.9
Total Revenue(3)	$119.8	$255.0	$268.7	$278.1	$287.4	$296.9
NOI (4)	$70.2	$152.6	$162.8	$169.0	$174.9	$181.3
Adjusted EBITDA (5)	$58.7	$126.7	$136.5	$142.4	$148.0	—
Unlevered Free Cash Flow (6)	$42.3	$90.8	$113.0	$126.7	$134.3	—

	FFO Forecast
	Fiscal Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
FFO (7)	$75.0	$91.0	$100.2	$106.3	$103.5
MFFO (8)	$76.6	$91.0	$100.2	$106.3	$111.5

(1)	Represents the period from July 1, 2022 to December 31, 2022.

(2)	Net Effective Rent was calculated as gross rent less any tenant concessions.

(3)	Total Revenue was calculated as Net Effective Rent less vacancy loss, bad debt and any revenue recorded for nonrevenue units, and plus utilities income and any other ancillary property-level income.

(4)

Net operating income (“NOI”) was calculated as Total Revenue less (a) property operating expenses, including payroll, utilities, maintenance, landscaping, snow removal, turnover costs, marketing and property general and administrative expenses, real estate taxes, property management fees, insurance, franchise taxes and professional fees and (b) other non-recurring and miscellaneous other expenses (i.e., major plumbing, electrical repair, roof repair, mold remediation, tree trimming and exterior paint touch-ups).

(5)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was calculated as NOI less general and administrative expenses and stock-based compensation. Stock-based compensation was included as a cash expense because no share count expansion was forecasted during the periods presented.

(6)	Unlevered Free Cash Flow was calculated as Adjusted EBITDA less certain recurring and non-recurring capital expenditures and value-add capital expenditures.

(7)

In accordance with the definition of the National Association of Real Estate Investment Trusts (“Nareit”), funds from operations (“FFO”) was calculated as net income or loss (computed in accordance with GAAP), excluding depreciation and amortization, gains and losses from the sale of certain real estate assets and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

(8)	Management funds from operations (“MFFO”) was calculated as FFO excluding certain debt prepayment and financing costs.

In addition, the following table summarizes certain other projections provided to prospective bidders, including Blackstone, in connection with their due diligence review of the Company (the “bidder projections” and, together with the Company financial projections, the “financial projections”).

The bidder projections, which reflect additional upside potential in the periods presented, were prepared by management and were made available to our board of directors and Lazard, but were not utilized by Lazard in connection with its financial analyses or opinion.

(dollar amounts in millions)	Fiscal Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
Net Effective Rent(1)	$232	$258	$274	$284	$294
Total Revenue(2)	$237	$264	$280	$290	$300
NOI(3)	$138	$162	$174	$181	$187

(1)	Net Effective Rent was calculated as gross rent less any tenant concessions.

(2)	Total Revenue was calculated as Net Effective Rent less vacancy loss, bad debt and any revenue recorded for nonrevenue units, and plus utilities income and any other ancillary property-level income.

(3)

NOI was calculated as Total Revenue less (a) property operating expenses, including payroll, utilities, maintenance, landscaping, snow removal, turnover costs, marketing and property general and administrative expenses, real estate taxes, property management fees, insurance, franchise taxes and professional fees and (b) other non-recurring and miscellaneous other expenses (i.e., major plumbing, electrical repair, roof repair, mold remediation, tree trimming and exterior paint touch-ups).

Important Information About the Financial Projections

The financial projections are included solely to give our stockholders access to certain information that was made available to our board of directors, Lazard and certain bidders, including Blackstone, and, with respect to the Company financial projections, used by Lazard in connection with its financial analysis and fairness opinion. The financial projections have not been updated following January 21, 2022 to reflect our current views of our future financial performance, and should not be treated as guidance with respect to projected results for the fiscal year ending December 31, 2022 or any other period. The financial projections are subjective in many respects and, in the case of the Company financial projections, were prepared solely for our internal use and for Lazard for use in connection with its financial analysis and fairness opinion, and in the case of the bidder projections, were prepared solely to assist prospective bidders in connection with their due diligence review. The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. Our independent registered public accounting firm has not compiled, examined, audited, or performed any procedures with respect to the financial projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by us that the information is material.

Certain of the above financial data were not prepared in accordance with GAAP, including NOI, Adjusted EBITDA, Unlevered Free Cash Flow, FFO and MFFO. We use these non-GAAP financial measures in analyzing our financial results and believe that they enhance investors’ understanding of our financial performance and the comparability of our results to prior periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our calculation of non-GAAP financial measures may differ from others in the industry and Adjusted EBITDA and Unlevered Free Cash Flow are not necessarily comparable with similar titles used by other companies. Reconciliations of non-GAAP financial measures were not relied upon by Lazard for purposes of its opinion to our board of directors as described below in the section entitled “—Opinion of Our Financial Advisor” or by our board of directors or Blackstone in connection with their consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the financial projections above.

In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance at the time they were prepared.

The financial projections, while presented with numerical specificity, were based on numerous variables, estimates and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The financial projections were developed under the assumption of continued standalone operation, do not take into account any circumstances, transactions or events occurring after the date on which the financial projections were prepared and do not give effect to any changes or expenses as a result of the merger or any effects of the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Given that the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the financial projections include, but are not limited to, local market conditions, general economic conditions and disruptions in the financial, debt, capital, credit or securities markets, developing industry dynamics, competition, our ability to obtain financing, development and redevelopment costs, changes in business strategy and those risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by our subsequent filings with the SEC. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized above, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The financial projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures and changes in tax or other laws or regulations or any other transaction or event that has occurred or that may occur and that was not anticipated when the financial projections were prepared. In addition, the financial projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, actual results will differ, and may differ materially, from those contained in the financial projections. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. There can be no assurance that the financial results in the financial projections will be realized, or that future actual financial results will not materially vary from those estimated in the financial projections.

The inclusion of the financial projections and accompanying narrative in the tables above should not be regarded as an indication that we, Blackstone, our or its affiliates and/or any of our or their respective officers, directors, advisors or other representatives consider the financial projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. None of us, Blackstone, our or its affiliates nor any of our or their respective officers, directors, advisors or other representatives gives any of our stockholders or any other person any assurance that actual results will not differ materially from the financial projections, and we, Blackstone, our or its affiliates and/or our or their respective officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the dates on which the financial projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the financial projections are shown to be in error or are no longer appropriate. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date. None of us, our affiliates and/or our or their respective officers, directors, advisors or other representatives has made or makes any representation to any of our stockholders regarding our ultimate performance compared to the information contained in the financial projections or that the financial projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in the financial projections, our stockholders are cautioned not to place undue, if any, reliance on the financial projections.

Opinion of Our Financial Advisor

Opinion of Lazard Frères & Co. LLC

On January 23, 2022, Lazard rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated January 23, 2022, to our board of directors that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the common stock merger consideration to be paid to the holders of common stock (other than holders of excluded common stock) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated January 23, 2022, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Exhibit B and is hereby incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was rendered to our board of directors in connection with its evaluation of the merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the holders of common stock (other than holders of excluded common stock) of the common stock merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated January 22, 2022, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to the Company;

•	reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company;

•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard, as of the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might have engaged or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company advised Lazard, and Lazard assumed, that the merger agreement, as executed, conforms to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on the Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the common stock merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the convertible stock merger consideration, the form or structure of the merger or any other agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any directors, officers or employees of any parties to the merger, or class of such persons, relative to the common stock merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below. The summary of the analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary set forth below without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review, or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to the Company, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables below must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 21, 2022, the last trading day before the financial presentation of Lazard dated January 23, 2022, and is not necessarily indicative of current market conditions. Lazard has been instructed by our board of directors to use the Company financial projections as a basis for its analyses.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of the Company by calculating the estimated present value (as of June 30, 2022) of the stand-alone unlevered, free cash flows that the Company was forecasted to generate during period from July 1, 2022 through December 31, 2026 based on the Company financial projections. Lazard also calculated a range of estimated terminal values for the Company by applying a selected range of exit capitalization rates of 4.25% to 5.0% to the stand-alone cash NOI attributable to the Company for the fiscal year ending December 31, 2027, which range of exit capitalization rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, current and historical implied capitalization rates for selected comparable companies and trends in the overall economy generally and in the industries and sectors in which the Company operates. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2022) using a selected range of discount rates of 6.5% to 8.0% derived from a weighted average cost of capital calculation utilizing the capital asset pricing model. This analysis indicated an implied enterprise value range for the Company, from which Lazard then calculated an implied equity value range for the Company by adding the value of the Company’s tangible other assets and subtracting the value of the Company’s tangible liabilities as of June 30, 2022, based on the Company financial projections.

This analysis resulted in a range of implied per share equity values per share of $11.71 to $15.52, as compared to (1) the most recent published NAV of the Company of $9.06 per share, which was determined by our board of directors as of January 28, 2021, and (2) the common stock merger consideration of $14.75 per share.

Selected Public Companies Analysis

Lazard reviewed publicly available financial and stock market information of the following six selected publicly traded companies that, given certain business and financial characteristics, Lazard considered generally relevant for purposes of analysis.

•	Camden Property Trust

•	Mid-America Apartment Communities, Inc.

•	UDR, Inc.

•	Independence Realty Trust, Inc.

•	NexPoint Residential Trust, Inc.

•	Centerspace

For each of the selected companies, Lazard calculated and compared, among other things, the ratio of its stock price as of January 21, 2022 to its 2022 and 2023 estimated funds from operations per share (the “FFO multiple”). Financial data for the selected companies were based on publicly available Wall Street research analysts’ estimates. The results of this analysis are summarized in the following table:

	Low	High	Median	Mean
2022 FFO Multiple	21.7x	27.8x	25.1x	24.7x
2023 FFO Multiple	20.6x	24.7x	23.2x	22.7x

Based on its professional judgment after taking into account, among other things, such observed multiples, Lazard selected a range of 2022 FFO multiples of 23.1x to 27.1x and 2023 FFO multiples of 21.2x to 25.2x for the Company. Lazard applied such 2022 FFO multiple range and 2023 FFO multiple range derived from the selected companies to the Company’s 2022 estimated FFO per share of the Company common stock and 2023 estimated FFO per share of the Company common stock, respectively, each as set out in the Company financial projections. This analysis resulted in a range of implied values per share of the Company common stock of $10.75 to $12.60 implied by the 2022 FFO multiple range and $11.65 to $13.86 implied by the 2023 FFO multiple range, as compared to (1) the most recent published NAV of the Company of $9.06 per share, which was determined by our board of directors as of January 28, 2021, and (2) the common stock merger consideration of $14.75.

Selected Precedent Transactions Analysis

Lazard analyzed certain publicly available information relating to certain all-cash acquisition transactions announced since April 2015 involving publicly-traded residential real estate target companies in the United States in which the implied transaction value was greater than $1 billion. The selected transactions are listed in the following table:

Announcement Date	Acquiror/Financial Sponsor	Target
December 2021	Blackstone Real Estate Partners	Bluerock Residential Growth REIT, Inc
July 2019	Cortland Partners, LLC	Pure Multi-Family REIT LP
July 2017	Greystar Real Estate Partners	Monogram Residential Trust, Inc.
January 2017	Starwood Capital Group	Milestone Apartments Real Estate Investment Trust
June 2015	Lone Star Funds & UDR, Inc.	Home Properties, Inc.
April 2015	Brookfield Asset Management	Associated Estates Realty Corporation

While none of the target companies in the selected transactions is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of the Company and, as such, for purposes of the analysis, the selected transactions may be considered similar to the merger.

Using publicly available Wall Street research analysts’ estimates, for each of the selected transactions, Lazard observed the next twelve months FFO multiple (“NTM FFO multiple”). The results of this review are summarized in the following table:

	Low	High	Median	Mean
NTM FFO Multiple	13.3x	30.0x	20.0x	21.4x

Based on the analysis of the relevant metrics for each of the selected transactions and its experience and professional judgment, Lazard selected a range of NTM FFO multiples of 20.0x to 30.0x and applied this range to the Company’s projected 2022 FFO per common share, as set out in the Company financial projections, to calculate a range of implied per share values of $9.29 to $13.92, as compared to (1) the most recent published NAV of the Company of $9.06 per share, which was determined by our board of directors as of January 28, 2021 and (2) the common stock merger consideration of $14.75.

Miscellaneous

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as our financial advisor based on its overall qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the real estate industry specifically, as well as its familiarity with the business of the Company.

Under the terms of its engagement letter, Lazard provided our board of directors with financial advisory services in connection with the merger, and the Company agreed to pay Lazard the following fees: (1) quarterly advisory fees of $250,000 payable every 90 days after the date of the engagement letter; (2) an opinion fee of $2.5 million payable upon rendering by Lazard of its written opinion to our board of directors; and (3) a sale transaction fee equal to $15.0 million, plus an estimated incentive fee equal to approximately $10 million payable upon consummation of the merger (against which the quarterly advisory fees and opinion fee will be credited). The Company also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard in the past has provided, currently is providing and in the future may provide certain investment banking and financial advisory services to Blackstone and certain of its affiliates, for which it has received and may receive compensation, including advising a portfolio company of Blackstone on capital advisory matters and several portfolio companies of Blackstone with respect to potential sale or acquisition transactions, and, during the past two years, having advised (1) Blackstone Infrastructure Partners in its 2022 announced contemplated investment in Invenergy and with respect to an additional matter in 2021, (2) BME Building Materials Europe in its 2021 acquisition of St. Gobain Building Distribution, (3) Aqua Finance in its 2021 announced contemplated sale transaction and certain other advisory matters prior thereto, (4) APG Asset Management and Blackstone in the 2021 acquisition of GCP Student Living plc, (5) Gavilan Resources in its 2021 restructuring proceedings (and prior thereto Blackstone Energy Partners on matters related thereto), (6) Blackstone Tactical Opportunities in its 2020 investment into SUNZ Insurance and sale of a stake in FGL Holdings, and (7) Blackstone in its 2020 sale of a stake in De Nora. The aggregate amount of fees paid to Lazard for financial advisory services to Blackstone and its known affiliates in the two-year period prior to the date of Lazard’s opinion was between $25 and $30 million. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Blackstone and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Blackstone and certain of their respective affiliates. The issuance of the Lazard opinion was approved by the opinion committee of Lazard. The information disclosed in this paragraph is based upon information provided to us by Lazard.

Financing

In connection with the closing of the merger, Parent will cause an aggregate of approximately $2.5 billion to be paid to the holders of common stock, convertible stock, time vested restricted stock and performance restricted stock (other than excluded stock). Parent has informed us that in connection with the closing of the merger, Parent expects to assume our structured credit facility and to cause the outstanding indebtedness under our revolving credit facility, if any, to be prepaid in full. Parent has also informed us that it expects our mortgage loans to be repaid or remain outstanding. As of February 25, 2022, we had approximately $1.2 billion in aggregate principal amount of consolidated secured indebtedness, including approximately $495 million outstanding under our structured credit facility and approximately $715 million in mortgage loans outstanding. As of February 25, 2022, no borrowings were outstanding under our revolving credit facility.

Parent has informed us that it currently intends to pursue obtaining debt financing to be provided in connection with the merger. In addition, it is expected that the Sponsor and its affiliates will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, the refinancing of certain of our existing debt, funding working capital requirements, and for other costs and expenses related to the financing and the merger. Parent has informed us that it currently believes that the funds to be borrowed under the potential debt financing would be secured by, among other things, a first priority mortgage lien on certain properties which are wholly owned by us, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the merger being completed and other customary conditions for similar financings.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger. We have agreed to use commercially reasonable efforts to provide, and to cause our subsidiaries to use their commercially reasonable efforts to provide, all customary cooperation reasonably requested in writing by Parent in connection with the arrangement of debt financing with respect to us or our subsidiaries, or our or our subsidiaries’ real property. For more information, see the sections entitled “The Merger Agreement—Financing Cooperation” and “The Merger Agreement—Conditions to the Merger.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to approve the merger and the merger agreement and the other proposals described above, our stockholders should be aware that our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger and the merger agreement. These interests are discussed below.

Convertible Stock

Pursuant to our charter, shares of our convertible stock have no current stated economic value unless and until the occurrence of certain “triggering events,” such as a listing of our common stock on a national securities exchange, the receipt by our common stockholders of a specified return or a liquidation of the Company, when such shares of convertible stock become convertible into shares of our common stock. The consummation of the merger will result in a triggering event, and the merger agreement accordingly provides that, at the merger effective time, each outstanding share of convertible stock (other than excluded convertible stock), including shares held by our directors and executive officers, will be automatically cancelled and converted into the right to receive an amount in cash equal to the convertible stock merger consideration of $1,846.76 per share, less any applicable withholding taxes. Such convertible stock merger consideration represents the amount of consideration that would have been received by the holder thereof had such share of convertible stock been converted into shares of our common stock under the terms of our charter immediately prior to the merger effective time. As of February 25, 2022, Alan F. Feldman, our Chairman, Chief Executive Officer and President,

Thomas C. Elliott, our Chief Financial Officer, Executive Vice President and Treasurer, Marshall P. Hayes, our Chief Investment Officer and Senior Vice President, and Shelle Weisbaum, our Chief Legal Officer, Senior Vice President and Secretary owned 4,200, 798, 1,398 and 600 shares of convertible stock, respectively.

Time Vested Restricted Stock

The merger agreement provides that, effective immediately prior to the merger effective time, each outstanding share of time vested restricted stock granted under the Long-Term Incentive Plan, including shares held by our directors and executive officers, will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, in accordance with the terms of the applicable award agreements, but in no event later than five business days after the merger effective time, we will pay to each holder of time vested restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

As of February 25, 2022, our directors and executive officers collectively owned 644,715 shares of time vested restricted stock, including 315,532 shares of time vested restricted stock granted to our directors and executive officers in January 2022. The following table sets forth the number of shares of time vested restricted stock held by our directors and executive officers as of February 25, 2022, as well as the value of those shares based on the common stock merger consideration of $14.75 per share.

Name	Time Vested Restricted Stock (#)	Value of Time Vested Restricted Stock ($)
Executive Officers
Alan F. Feldman	234,800	3,463,300
Thomas C. Elliott	131,874	1,945,142
Marshall P. Hayes	65,937	972,571
Shelle Weisbaum	45,029	664,178
Non-Management Directors
Paula Baiman Brown	7,174	105,817
Andrew Ceitlin	7,174	105,817
Tom Ikeler	7,174	105,817
Gary Lichtenstein	7,174	105,817
Alan Riffkin	7,174	105,817
Lee Shlifer	7,174	105,817

Performance Restricted Stock

The merger agreement provides that, effective immediately prior to the merger effective time, each outstanding share of performance restricted stock granted under the Long-Term Incentive Plan, including shares held by our executive officers, will automatically become vested assuming target-level achievement of all applicable performance-based vesting requirements and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, in accordance with the terms of the applicable award agreements, in no event later than five business days after the merger effective time, we will pay to each holder of performance restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

As of February 25, 2022, our executive officers collectively owned 609,168 shares of performance restricted stock (assuming target-level performance), including 122,929 shares of performance restricted stock (assuming target-level performance) granted to our executive officers in January 2022. The following table sets forth the number of shares of performance restricted stock held by our executive officers as of February 25, 2022, as well as the value of those awards assuming target-level achievement of all applicable performance-based vesting requirements, as agreed upon in the merger agreement. The dollar amounts set forth below are based on the common stock merger consideration of $14.75 per share.

Name	Performance Restricted Stock (#)	Value of Performance Restricted Stock ($)
Alan F. Feldman	305,031	4,499,213
Thomas C. Elliott	171,686	2,532,362
Marshall P. Hayes	75,789	1,117,888
Shelle Weisbaum	56,662	835,759

Employment Agreements

In connection with our merger with REIT I, we assumed from REIT I the employment agreements, dated September 8, 2020, with Mr. Feldman, our Chairman, Chief Executive Officer and President; Mr. Elliott, our Chief Financial Officer, Executive Vice President and Treasurer; and Ms. Weisbaum, our Chief Legal Officer, Senior Vice President and Secretary. We assumed REIT I’s obligations under these employment agreements in their entirety.

Each employment agreement has an initial term continuing until December 31, 2023 and will automatically renew for additional one-year periods thereafter, unless either we or the applicable executive officer provides advance written notice of our or his or her intent not to renew or unless sooner terminated in accordance with the terms thereof.

Pursuant to the terms of the employment agreements, the executive officers are entitled to, among other things:

•

for each of Messrs. Feldman and Elliott and Ms. Weisbaum an annual base salary of $700,000, $500,000 and $300,000, respectively, subject to annual review for increase (but not decrease) by our board of directors or a committee thereof;

•	the opportunity to earn an annual cash bonus (“Incentive Bonus”) at the discretion of our board of directors or a committee thereof based upon specified corporate and individual performance goals;

•	equity awards as follows:

•

for each of Messrs. Feldman and Elliott and Ms. Weisbaum an initial equity grant with a fair market value of $2,750,000, $1,550,000 and $500,000, respectively, which grants were awarded in the form of restricted stock of REIT I;

•	with respect to each calendar year during the term beginning after calendar year 2020, each executive officer will be eligible to receive an annual long-term equity incentive award;

•

payments and benefits upon termination of employment by us without “cause” or by the executive with “good reason,” which payments and benefits are increased or enhanced if such termination occurs within 12 months following the consummation of a “change of control” (as such terms are defined in the applicable employment agreed), as follows:

•

upon termination of the executive officer’s employment by us without “cause” or by the executive officer with “good reason” or termination of the executive officer’s employment by us upon expiration of the term of the employment agreement: (1) base salary earned, but not paid as of the termination date, reimbursement for unpaid expenses to which the executive officer is entitled to reimbursement, and any accrued vacation time or other vested compensation or benefits to which the executive officer is entitled under any benefits plan; (2) any Incentive Bonus earned for the prior calendar year, but not yet paid; (3) the Incentive Bonus for the calendar year in which the termination occurs, pro-rated for the amount of time the executive officer was employed during such calendar year, assuming target-level performance; (4) any unvested time-based equity incentive awards will immediately vest; (5) a pro-rated portion of any performance-based equity incentive awards will remain outstanding and eligible to vest based on actual performance through the last day of the performance period, based on the number of days during the performance period that the executive officer was employed; (6) a lump sum payment equal to 1.5 times for Messrs. Feldman and Elliott and 1.0 times for Ms. Weisbaum (or 2.0 times for Messrs. Feldman and Elliott and 1.5 times for Ms. Weisbaum in the case of a termination by the executive officer with “good reason”) the sum of (a) the annual base salary then in effect plus (b) the average of the Incentive Bonus paid to the executive officer for the prior three calendar years preceding the year in which such termination occurs (or, (i) if the executive officer was eligible to earn an Incentive Bonus for only two fiscal years completed prior to the date of termination, the amount of such average Incentive Bonus deemed to have been earned, if any, for the prior two fiscal years, (ii) if the executive officer was eligible to earn an Incentive Bonus for only one fiscal year completed prior to the date of termination, the amount of such Incentive Bonus, if any, deemed to have been earned for such fiscal year, or (iii) if the executive officer has not been employed long enough to be eligible to earn an Incentive Bonus, then the amount of the executive officer’s target Incentive Bonus for the fiscal year in which the date of termination occurs); and (7) continued health coverage under our health plan for a period of 18 months following the date of termination; and

•

upon termination of the executive officer’s employment by us without “cause” or by the executive officer with “good reason” or terminated by us upon expiration of the term of the applicable employment agreement, in each case, within 12 months following the consummation of a “change in control”: all of the benefits and payments described in the bullet for termination without “cause” or with “good reason” or termination by us upon expiration of the term of the applicable employment agreement above, except that the lump sum payment set forth in clause (6) thereof will be equal to 3.0 times for Messrs. Feldman and Elliott and 2.0 times for Ms. Weisbaum the sum of (A) the annual base salary then in effect plus (B) the average of the Incentive Bonus paid to the executive officer for the prior three calendar years preceding the year in which such termination occurs.

Each employment agreement also provides that the executive officer will be subject to customary non-compete, non-solicitation and other restrictive covenants.

The table below under the section entitled “—Quantification of Potential Payments and Benefits” reflects the amount of severance payments and benefits that our executive officers would be entitled to receive under the applicable employment agreement upon termination of such executive officer’s employment by us without “cause” or by the executive officer for “good reason” following the merger.

Employee Retention/Transaction Bonuses

In recognition of the additional work that has been done and will need to be performed to successfully consummate the merger, and in order to encourage retention of key employees through the consummation of the merger, on January 23, 2022, the compensation committee of our board of directors approved the 2022 Employee Retention/Transaction Bonus Plan (the “Bonus Plan”) pursuant to which we will provide cash retention/transaction bonuses to our employees, subject to continued employment with us through the closing date. The aggregate value of the awards payable to employees under the Bonus Plan is $10,000,000. Parent will cause the Surviving Entity to pay, on or promptly following the closing date, the amounts due to employees under the Bonus Plan upon expiration of the seven-day revocation period following the execution and delivery by the applicable participant of a release agreement. For our executive officers, Messrs. Feldman, Elliott and Hayes and Ms. Weisbaum, the amount of the bonus will be $2,450,000, $1,500,000, $1,500,000 and $750,000, respectively.

Indemnification of Our Directors and Executive Officers

The merger agreement provides that, during the period commencing as of the merger effective time and ending on the sixth anniversary of the merger effective time, the Surviving Entity will, and Parent will cause the Surviving Entity to: (1) indemnify, defend and hold harmless each of our current or former manager, director, officer and trustee (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action arising out of or pertaining to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer or trustee arising out of actions or omissions occurring at or prior to the merger effective time (and whether asserted or claimed prior to, at or after the Merger Effective Time), including such alleged acts or omissions with respect to the merger agreement, the merger or any of the transactions contemplated by this merger agreement; and (2) pay in advance of the final disposition of any such action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party, in each case to the fullest extent permitted by law.

The parties have agreed not to terminate or modify the obligations described above regarding indemnification of indemnified persons in such a manner as to adversely affect in any material respect such indemnified persons, and such obligations must be assumed by any successor entity to the Surviving Entity as a result of any consolidation or merger or transfer or conveyance of all or substantially all of its properties and assets.

The merger agreement also provides that, prior to the merger effective time, we will bind, effective at the merger effective time, extended coverage under our directors’ and officers’ liability insurance policy by obtaining a prepaid six-year “tail”/extended period on our existing directors’ and officers’ liability insurance policies (or with insurers on terms and conditions no less favorable than such policies), which prepaid policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the merger effective time, for an overall additional premium not to exceed 300% of the total annual premiums at the last renewal; provided, that we will reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by us, then, subject to certain terms and conditions, Parent may obtain such policy effective as of the merger effective time, in which case we will not obtain such policy. Additionally, Parent and the Surviving Entity are required to fulfill and honor in all respects our obligations pursuant to specified agreements in effect as of the date of the merger agreement between us and any indemnified party; and any indemnification provision (including advancement of expenses) and any exculpation provision set forth in our or our subsidiaries’ organizational documents as in effect on the date of the merger agreement.

Quantification of Potential Payments and Benefits

The table below sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which each of our “named executive officers” may receive that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation in Item 402(t) of Regulation S-K. This compensation payable to our named executive officers is subject to a non-binding advisory vote of our common stockholders as described above under the heading “Proposal 2: Advisory Compensation Proposal.”

The amounts in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below. The actual value to be received by our named executive officers may be greater or less than the amounts presented below. The amounts in the table below do not reflect any reduction in payments pursuant to the employment agreements to the extent necessary to prevent any portion of each named executive officer’s merger-related payments and benefits from becoming subject to excise tax by reason of Section 4999 of the Code. For purposes of calculating such amounts, we have assumed, among other things:

•	[ ], 2022 (which is the outside date under the merger agreement) as the closing date of the merger;

•	per share common stock merger consideration of $14.75; and

•

with respect to each of Messrs. Feldman and Elliott and Ms. Weisbaum, the deemed termination of each such named executive officer’s employment by us without “cause” in connection with closing of the merger.

“Golden Parachute” Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Alan F. Feldman Chairman, Chief Executive Officer and President	8,748,716	8,031,002	30,151	16,809,869
Thomas C. Elliott Chief Financial Officer, Executive Vice President and Treasurer	6,052,654	4,516,072	29,683	10,598,410
Marshall P. Hayes Chief Investment Officer and Senior Vice President	1,500,000	2,106,928	—	3,606,928
Shelle Weisbaum Chief Legal Officer, Senior Vice President and Secretary	2,275,274	1,512,557	20,568	3,808,399

(1)

This figure represents the sum of (a) the amount of the applicable named executive officer’s retention bonus under the Bonus Plan and (b) with respect to each of Messrs. Feldman and Elliott and Ms. Weisbaum, the cash severance payment and pro-rated Incentive Bonus for 2022 in accordance with the employment agreements.

The cash severance payment, as further described above under the section entitled “—Interests of Our Directors and Executive Officers in the Merger—Employment Agreements,” is an amount equal to the sum of the named executive officer’s annual base salary then in effect, plus the average of the Incentive Bonus paid to the named executive officer for the prior three calendar years (as adjusted for such lesser number of years that the named executive officer has been employed by us), multiplied by (a) 3.0 for Messrs. Feldman and Elliott and (b) 2.0 times for Ms. Weisbaum. The calculations in the table are based on each named executive officer’s 2022 annual base salary ($700,000 for Mr. Feldman, $500,000 for Mr. Elliott and $300,000 for Ms. Weisbaum) and each named executive officer’s average Incentive Bonus for the prior three years (as adjusted for such lesser period that the executive has been employed by us) ($1,156,250 for Mr. Feldman, $843,750 for Mr. Elliott and $337,500 for Ms. Weisbaum). The pro-rated Incentive Bonus for 2022 included in this column is $729,966, $521,404 and $250,274 for Messrs. Feldman and Elliott and Ms. Weisbaum, respectively. The cash severance payment and pro-rated Incentive Bonus for 2022 are required to be paid in a lump sum upon expiration of the seven-day revocation period following the executive’s execution and non-revocation of a general release of claims.

The amounts included in this column with respect to bonuses under the Bonus Plan are “single trigger” benefits that will be paid promptly following the closing date upon expiration of the seven-day revocation period following the execution and delivery by the applicable named executive officer of a reason agreement. The amounts included in this column with respect to the cash severance payment and pro-rated Incentive Bonus for 2022 are “double trigger” benefits (i.e., they are conditioned upon both the completion of the merger and a qualifying termination of employment during the 12-month period following the merger).

(2)

Represents the value of the accelerated vesting of time vested restricted stock and performance restricted stock (assuming target-level performance), including the value of all accrued and unpaid cash dividends that would have been paid with respect to the time vested restricted stock and performance restricted stock, as applicable, for each named executive officer. See the sections entitled “—Interests of Our Directors and Executive Officers in the Merger—Time Vested Restricted Stock” and “—Interests of Our Directors and Executive Officers in the Merger—Performance Restricted Stock” above for more information. The estimated amounts included in this column with respect to time vested restricted stock and performance restricted stock are “single trigger” benefits that will be paid in cash within five business days after the merger effective time, or at such later time as necessary to avoid a violation or adverse tax consequences under Section 409A of the Code to our named executive officers.

(3)

This figure represents the sum of the amount needed to pay for then current health, dental, disability and life insurance benefits for 18 months for Messrs. Feldman and Elliott and Ms. Weisbaum, with such amounts payable following the named executive officer’s termination of employment at the same level as in effect immediately preceding his termination of employment. The health insurance benefits amounts were determined using the estimated premiums currently in effect. The estimated amounts included in this column are required to be paid in a lump sum upon expiration of the seven-day revocation period following the executive’s execution and non-revocation of a general release of claims. The estimated amounts included in this column are “double trigger” benefits (i.e., they are conditioned upon both the completion of the merger and a qualifying termination of employment during the 12-month period following the merger).

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger, other than the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of the State of Maryland, and the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to common stockholders whose shares are surrendered in the merger in exchange for the right to receive the common stock merger consideration as described herein. This discussion is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”), concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (1) U.S. federal taxes other than income taxes, (2) state, local or non-U.S. taxes, (3) tax reporting requirements or (4) withholding taxes under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA). This discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of the time-based restricted stock or equity received as compensation. In addition, this discussion does not address the tax treatment of special classes of common stockholders, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	tax-exempt entities or persons holding our common stock in a tax-deferred or tax advantaged account;

•	persons acting as nominees or otherwise not as beneficial owners;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders that are subject to “applicable financial statement” rules under Section 451(b) of the Code;

•	holders who acquired our common stock as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	non-U.S. governments;

•	qualified foreign pension funds, as defined in Section 897(l) of the Code;

•	qualified stockholders, as defined in Section 897(k) of the Code; and

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity is holding our common stock, you should consult your tax advisors. Moreover, each holder should consult its tax advisors regarding the U.S. federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND DISPOSING OF OUR COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Treatment of the Merger

The merger of the Company with and into Merger Sub will be treated for U.S. federal income tax purposes as a taxable sale by the Company of all of its assets to the regarded owner of Merger Sub in return for the merger consideration and the assumption of the Company’s liabilities, followed by the distribution of such merger consideration under Section 331 and Section 562 of the Code. We will be deemed to have distributed the merger consideration to our stockholders in connection with the deemed liquidation. The liquidating distribution will be treated as a dividend for purposes of the dividend paid deduction to the extent of our earnings and profits and thus will be sufficient to satisfy our requirement to distribute 90% of our REIT taxable income for the taxable year of the merger.

Consequences of the Merger to U.S. Common Stockholders

General. The receipt of cash by U.S. holders in exchange for their shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and

•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holders, this gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum U.S. federal income tax rate of 20% (under current law, which as noted below may change and which change may have a retroactive effective date). Additionally, a 3.8% Medicare unearned contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rate applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured section 1250 gain.”

Special Rule for U.S. Holders Who Have Held our Common Stock for Less than Six Months. A U.S. holder who has held our common stock for less than six months at the time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.

Consequences of the Merger to Non-U.S. Common Stockholders

General. The U.S. federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the common stock merger consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of “United States real property interests.” The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including the receipt of cash in exchange for Company shares in the merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests, and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. Although legislation effectively overriding Notice 2007-55 has previously been proposed, it is not possible to say if or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that the cash received in exchange for our common stock will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT shares by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by non-U.S. holders in the merger is attributable to gain from the deemed sale of our United States real property interests (which we expect to be a substantial portion of such cash), then such amount will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in the Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS. Notwithstanding the foregoing, to the extent the tax treatment set forth in Notice 2007-55 does not apply, or if a non-U.S. holder has not owned more than 10% of our common stock at any time during the one-year period ending on the date of the merger and our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States, the 21% withholding tax described above would not apply, and such non-U.S. holder would instead be subject to the rules described below in the section entitled “—Taxable Sale of our Common Stock.” However, we believe that our common stock is not regularly traded on an established securities market in the United States as of the date of this proxy statement and therefore, this 10% exception will not be applicable to a non-U.S. holder of our common stock.

Taxable Sale of our Common Stock. Subject to the discussion of backup withholding below and to the discussion of distribution of gain from the disposition of United States real property interests above, if the merger is treated as a taxable sale of our common stock, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain or loss from the merger unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (3) such shares constitute a “United States real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain described in clause (1) of the previous paragraph.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s share constitutes a United States real property interest under FIRPTA, any gain recognized by such holder in the merger will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s common stock generally will not constitute a U.S. real property interest if either (1) we are a “domestically controlled qualified investment entity” at the merger effective time, or (2) both (a) that class of our shares is regularly traded on an established securities market at the date of the merger and (b) the non-U.S. holder holds 10% or less of the total fair market value of that class of shares at all times during the shorter of (i) the five-year period ending with the effective date of the merger and (ii) the non-U.S. holder’s holding period for the shares. As discussed above, we believe that our common stock is not regularly traded on an established securities market as of the date of this proxy statement and therefore the 10% exception will not apply to a non-U.S. holder of our common stock. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our common stock at all times during the five-year period ending with the merger effective time. While we believe that we have been and currently are “domestically controlled” as of the date of this proxy statement, no assurances can be given that the actual ownership of our shares will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the merger effective time.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to mitigate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax. As described above, it is unclear whether the receipt of the common stock merger consideration by a non-U.S. holder will be treated as a sale or exchange of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the common stock merger consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder unless the receipt of the common stock merger consideration by a non-U.S. holder is treated as a sale or exchange of our common stock and we determine that we are domestically controlled at the merger effective time.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Possible Legislative Changes—Possible Change in Tax Rates

This discussion is based upon the provisions of the Code, the Treasury Regulations and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences (including applicable tax rates) different from those summarized above. We cannot assure you that a change in law, including the possibility of major tax legislation, possibly with retroactive application, will not alter significantly the tax considerations (including applicable tax rates) that we describe herein. We have not sought and do not plan to seek any ruling from the IRS, with respect to statements made and the conclusions reached in the above discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, COMMON STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Deregistration of Our Common Stock

If the merger is completed, our common stock will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. We recommend that you read the merger agreement attached to this proxy statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, Parent and Merger Sub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the merger agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of us or our affiliates.

The Merger

Pursuant to the merger agreement, on the closing date, the Company will be merged with and into Merger Sub and the separate existence of the Company will cease. Merger Sub will continue as the Surviving Entity in the merger and will remain a wholly owned subsidiary of Parent. At the merger effective time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub will become the debts, liabilities, duties and obligations of the Surviving Entity. Following the completion of the merger, our common stock will be deregistered under the Exchange Act.

Effective Time; Closing Date

On the closing date, we and Merger Sub will cause articles of merger to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland and cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware. The merger will become effective upon the later of the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time (not to exceed 30 days from the date the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland) as may be agreed between the parties to the merger agreement and specified in the articles of merger and certificate of merger.

The closing of the merger will take place on the third business day following the satisfaction or valid waiver of the conditions to the merger described below in the section entitled “—Conditions to the Merger” (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or valid waiver of such conditions) unless another place or date is agreed to in writing by us and Parent.

Organizational Documents

At the merger effective time, unless otherwise jointly determined by us and Parent prior to the merger effective time, the certificate of formation of Merger Sub, as in effect immediately prior to the merger effective time, will be the certificate of formation of the Surviving Entity, until amended in accordance with applicable law. At the merger effective time, unless otherwise jointly determined by us and Parent prior to the merger effective time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the merger effective time, will be the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with the provisions thereof and applicable law.

Directors and Officers

Following the merger effective time, the members of Merger Sub will manage the Surviving Entity. From and after the merger effective time, the officers of Merger Sub will be the officers of the Surviving Entity.

Treatment of Common Stock, Convertible Stock, Time Vested Restricted Stock and Performance Restricted Stock

Common Stock

At the merger effective time, each share of common stock, or fraction thereof, issued and outstanding as of immediately prior to the merger effective time (other than excluded common stock) will be automatically cancelled and converted into the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Excluded common stock will be automatically cancelled and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the merger. If we declare a dividend on our common stock to maintain our qualification as a REIT under the Code or to avoid the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the common stock merger consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

Convertible Stock

At the merger effective time, each share of convertible stock, or fraction thereof, issued and outstanding as of immediately prior to the merger effective time (other than excluded convertible stock) will be automatically cancelled and converted into the right to receive an amount in cash equal to the convertible stock merger consideration, less any applicable withholding taxes. Excluded convertible stock will be automatically cancelled and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the merger.

Time Vested Restricted Stock

Effective immediately prior to the merger effective time, each outstanding share of time vested restricted stock granted pursuant to the Long-Term Incentive Plan, including shares held by our directors and executive officers, will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, in accordance with the terms of the applicable award agreements, in no event later than five business days after the merger effective time, we will pay to each holder of time vested restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

Performance Restricted Stock

Effective immediately prior to the merger effective time, each outstanding share of performance restricted stock granted pursuant to the Long-Term Incentive Plan, including shares held by our executive officers, will automatically become vested assuming target-level achievement of all applicable performance-based vesting requirements and all restrictions and reacquisition rights thereon will lapse, and thereafter the shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will only have the right to receive an amount in cash equal to the common stock merger consideration, less any applicable withholding taxes. Additionally, in accordance with the terms of the applicable award agreements, in no event later than five business days after the merger effective time, we will pay to each holder of performance restricted stock an amount equal to all accrued and unpaid cash dividends up to, and including, the merger effective time, less any applicable withholding taxes.

No Further Ownership Rights

From and after the merger effective time, holders of our common stock and convertible stock will cease to have any rights with respect to such shares of common stock or convertible stock, except as otherwise provided for in the merger agreement or by applicable law. The merger consideration paid in accordance with the terms of the merger agreement upon the exchange of book-entry shares representing common stock or convertible stock, as applicable, will be deemed to have been paid in full satisfaction of all rights pertaining to such book-entry shares.

Payment Procedures

Prior to the merger effective time, Parent will deposit, or cause to be deposited, with a paying agent reasonably acceptable to us, a cash amount that, when taken together with available cash of the Company that deposited with the paying agent at the merger effective time, is sufficient in the aggregate to enable the paying agent to make the payments of the merger consideration to holders of common stock and holders of convertible stock, as applicable, outstanding immediately prior to the merger effective time. At the merger effective time, Parent will deposit with the Surviving Entity cash in the amount necessary, together with the other funds of the Surviving Entity, to make the payments to holders of time vested restricted stock and performance restricted stock, including the common stock merger consideration and all accrued and unpaid cash dividends, as applicable, and Parent will cause the Surviving Entity to make such payments through the Surviving Entity’s payroll as promptly as practicable, but in no event later than five business days after the merger effective time, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

Within five business days after the merger effective time, the paying agent will (1) in accordance with, and as required by the paying agent’s customary procedures, mail to each holder of record of book-entry shares that, immediately prior to the merger effective time, represented outstanding shares of common stock or convertible stock, an instruction request letter, including instructions for effecting the exchange of book-entry shares for the applicable merger consideration, and (2) subject to the requirements set forth in the merger agreement, make delivery and disbursement of the applicable merger consideration out of the exchange fund to the holders of book-entry shares representing common stock or convertible stock, as applicable, that were converted into the right to receive the common stock merger consideration or the convertible stock merger consideration, respectively, in each case less any applicable taxes required to be withheld with respect to such payment. The exchange of book-entry shares representing common stock and convertible stock will be effected in accordance with the paying agent’s customary procedures with respect to book-entry securities.

On or after the first anniversary of the merger effective time, the Surviving Entity will be entitled to cause the paying agent to deliver to the Surviving Entity any funds made available by Parent to the paying agent which have not been disbursed to holders of book-entry shares, and thereafter such holders will be entitled to look to the Surviving Entity with respect to the cash amounts payable upon surrender of their book-entry shares. None of Parent, the Surviving Entity or the paying agent or any other person will be liable to any holder of common stock or convertible stock, as applicable, for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of common stock or convertible stock, as applicable, immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority will, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

As of the merger effective time, our stock transfer books will be closed, and thereafter, there will be no further registration of transfers of any of our common stock or convertible stock on our records. If, after the merger effective time, book-entry shares representing common stock or convertible stock, as applicable, are presented to the Surviving Entity for transfer, they will be cancelled and exchanged as provided in the merger agreement.

Each of the Company, Parent, Merger Sub, the Surviving Entity or the paying agent (and any affiliates or designees of the foregoing) will be entitled to deduct and withhold from the merger consideration and any other amounts otherwise payable pursuant to the merger agreement to any person such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign tax law. Any such amounts so deducted and withheld will be paid over to the applicable governmental authority in accordance with applicable law and will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

We have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•

the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and, to the extent applicable, operate the properties and assets and to carry on our businesses as presently conducted of us and our subsidiaries;

•	our charter and bylaws and the similar organizational documents of us and our subsidiaries;

•

our corporate power to execute and deliver the merger agreement, perform our obligations under the merger agreement and, subject to receipt of the stockholder approval, to consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the stockholder approval required in connection with the approval of the merger and the other transactions contemplated by the merger agreement;

•

the executed written consents representing the affirmative vote of the holders of at least two-thirds of the outstanding shares of convertible stock entitled to vote on the merger approving the merger in accordance with the MGCL and our charter and bylaws;

•

the absence of conflicts with, or violations of, organizational or governing documents or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which we or any of our subsidiaries is a party, in each case, in connection with execution and delivery of the merger agreement and the performance of the merger agreement and our obligations thereunder;

•

consents, approvals, authorization or permits of, or filings with or notification to, any governmental entities required in connection with execution and delivery of the merger agreement and the performance of the merger agreement;

•

the capital structure and indebtedness of us and our subsidiaries, including our equity awards, the absence of restrictions or liens with respect to the equity interests of us and our subsidiaries, and the absence of declared and unpaid dividends and distributions of us and our subsidiaries;

•	our SEC filings since January 1, 2019, and the financial statements contained in those filings;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	our and our subsidiaries’ status under the Investment Company Act of 1940, as amended;

•

the conduct by us and our subsidiaries of our and our subsidiaries’ businesses in compliance with applicable laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

•

conduct of business in all material respects in the ordinary course of business, the absence of any material adverse effect and certain other changes and events with respect to us and our subsidiaries since December 31, 2020 through the date of the merger agreement;

•	the absence of certain undisclosed liabilities;

•

possession of all permits necessary for us and our subsidiaries to own, lease and, to the extent applicable, operate the properties and to carry on our and our subsidiaries’ businesses as currently conducted and the absence of certain conflicts with, or defaults or violations of, such permits;

•	the absence of certain claims, actions, suits, litigation, proceedings, arbitrations or other legal proceedings related to us or our subsidiaries or any investigations by any governmental authority;

•	real property owned and leased by us and our subsidiaries;

•	our and our subsidiaries’ ground leases, leases and real property management agreements;

•	environmental matters relating to us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under any material contract;

•	tax matters affecting us and our subsidiaries;

•	ownership of or rights with respect to the intellectual property of us and our subsidiaries;

•	our and our subsidiaries’ insurance policies;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters related to us and our subsidiaries;

•	our contracts, arrangements, understandings, transactions or liabilities with any current or former director or officer and other related parties;

•

the absence of any broker’s, finder’s or similar fees or commissions, other than those payable to our financial advisor, in connection with the merger and the other transactions contemplated by the merger agreement;

•

the receipt by our board of directors of a fairness opinion from Lazard to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the common stock merger consideration to be paid to holders of our common stock is fair, from a financial point of view to such holders (other than Parent and its affiliates);

•

the exemption of the merger and the merger agreement from the requirements of any business combination, control share acquisition, fair price, moratorium or other similar antitakeover statutes or regulations; and

•	the accuracy of the information supplied by us in this proxy statement.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the merger agreement, a “material adverse effect” means, with respect to us and our subsidiaries, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or (2) would prevent or materially impair our ability to consummate the merger prior to the outside date; provided that, for purposes of clause (1), “material adverse effect” will not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from any of the following:

•

changes in economic, market or business conditions generally in the United States or any other jurisdiction in which we and our subsidiaries operate or in U.S. or global financial markets generally, including changes in interest or exchange rates and conditions related to or resulting from any pandemic or disease outbreak (including the COVID-19 pandemic) or any governmental response or reaction to any of the foregoing;

•	changes in general economic conditions in the industries in which we and our subsidiaries operate;

•	any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the merger agreement;

•

the execution and delivery of the merger agreement or the public announcement of the merger and the other transactions contemplated by the merger agreement (except this bullet will not apply to certain representations and warranties);

•	the taking of any action expressly required by the merger agreement or any action at the written request or with the prior written consent of Parent;

•	earthquakes, hurricanes, floods or other natural disasters,

•	changes in law or GAAP (or the interpretation thereof) after the date of the merger agreement;

•	pandemics, disease outbreak (including the COVID-19 pandemic) or other natural or manmade disasters or any governmental response or reaction to any of the foregoing; and

•

any claim, action, suit, litigation proceeding, arbitration or other legal proceeding made or initiated by any holder of common stock, including any derivative claims, arising out of or relating to the merger agreement, the merger and the transactions contemplated by the merger agreement or certain other existing matters.

In the case of each of effects set forth in the first, second, third, fourth, seventh, eighth and ninth bullets above, such effects may be taken into account to the extent that the effects disproportionately affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, compared to other companies in the industry in which we and our subsidiaries operate.

The merger agreement also contains customary representations and warranties made, jointly and severally, by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•

their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and, to the extent applicable, operate their properties and to carry on their businesses as presently conducted;

•	the ownership of Merger Sub and absence of prior conduct of business of Parent and Merger Sub;

•

their limited liability company power and authority to execute and deliver the merger agreement, to perform their obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•

the absence of conflicts with, or violations of, organizational or governing documents and any applicable law, in each case, in each case, in connection with execution and delivery of the merger agreement and the performance of the merger agreement and their obligations thereunder;

•	filings with or consent of any person in connection with the execution and delivery of the merger agreement or the consummation of the merger;

•

the equity commitment letter having been made available by Parent to us, the enforceability thereof, and, assuming the accuracy of our representations and warranties under the merger agreement and the performance in all material respects by us of our obligations under the merger agreement, at the closing, the net proceeds contemplated by the equity commitment letter will be sufficient for Parent, Merger Sub and the Surviving Entity to pay all amounts required to be paid in connection with the merger and the equity commitment letter, including payment of the merger consideration, repayment or refinancing of our or our subsidiaries’ debt contemplated by the merger agreement, and payment of all other fees and expenses and obligations required to be paid or satisfied by Parent or Merger Sub in connection with the merger and the equity financing;

•	the solvency of each of Parent and the Surviving Entity as of the merger effective time and immediately after the consummation of the merger;

•	the limited guarantee executed by the Sponsor;

•

the absence of any agreements (1) pursuant to which any of our stockholders would be entitled to receive consideration of a different amount or nature than the merger consideration or pursuant to which any of our stockholders has agreed to vote to adopt the merger agreement or to vote against any superior proposal (except the consents of the holders of convertible stock approving the merger) or (2) pursuant to which any of our stockholders has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by the merger agreement, in each case that would not terminate and be void concurrently with any termination of the merger agreement;

•

the absence of any agreements, arrangements or understandings between Parent, Merger Sub, the Sponsor or any of their respective controlled affiliates, on the one hand, and any member of our management or board of directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by the merger agreement;

•

the absence of any claims, actions, suits, litigation, proceedings, arbitrations or other legal proceedings or investigations to which they are a party which would prevent or materially impair their ability to consummate the merger by the outside date;

•

their compliance with applicable laws, except where the failure to comply with such laws has not had and would not reasonably be expected to prevent or materially impair their ability to consummate the merger by the outside date;

•

no broker, investment banker or other person being entitled to any broker’s, finder’s or other similar fee or commission payable by us, our affiliates or any of their respective stockholders in connection with the merger and the other transactions contemplated by the merger agreement;

•	the absence of beneficial ownership of our common stock within the past five years; and

•	the accuracy of the information supplied by Parent and Merger Sub in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between the date of the merger agreement and the merger effective time, we will, and will cause our subsidiaries to:

•	conduct our business in all material respects in the ordinary course and in a manner consistent with past practices; and

•

use all reasonable efforts to preserve intact our current business organization, goodwill, ongoing businesses and significant relationships with tenants and other third parties, to retain the services of our current officers at the level of vice president or higher, to preserve our assets and properties in good repair and condition (normal wear and tear excepted) and to maintain our status as a REIT.

We have also each agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between the date of the merger agreement and the merger effective time, without the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or delayed), we will not, and will not cause or permit any of our subsidiaries to, do any of the following, among other things:

•

(1) amend or propose to amend our governing documents or, other than in the ordinary course of business, such equivalent organizational or governing documents of any subsidiary, in each case, whether by merger, consolidation or otherwise, (2) reinitiate, or amend in a manner material to us, the Distribution Reinvestment Plan or the Share Redemption Program, or (3) waive the stock ownership limit or create (or increase) an Excepted Holder Limit (as defined in our charter) under our charter;

•	adjust, split, combine, reclassify or subdivide any of our or our subsidiaries’ shares of stock or other equity securities or ownership interests (other than any wholly owned subsidiary);

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to our or our subsidiaries’ stock or other equity securities or ownership interests or otherwise make any payment to our stockholders or other equity holders in their capacity as such, except for (1) the declaration and payment of regular quarterly dividends for the first and second quarters of 2022 on shares of our common stock in accordance with past practice; provided, that, the record date with respect to any such quarterly dividend will be consistent with historical record dates from fiscal year 2021, or if such date is not a business day, the next day that is a business day, and any such individual quarterly dividend on shares of our common stock will not exceed $0.07 per share, (2) the declaration and payment of dividends or other distributions to us by any wholly owned subsidiary, (3) distributions by any subsidiary that is not wholly owned, directly or indirectly, in accordance with the requirements of the organizational documents of such subsidiary, and (4) distributions resulting from the vesting or settlement of compensatory awards in existence as of the date of the merger agreement or issued after the date of the merger agreement in accordance with the merger agreement; provided, that we may declare and pay a dividend on our common stock in such amounts determined by us in our sole discretion exercised in good faith to be required to be distributed in order us to maintain our qualification as a REIT for such year and to avoid, to the extent reasonably possible, the incurrence of income or excise tax (with any such dividend resulting in a corresponding decrease to the common stock merger consideration);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of our or our subsidiaries’ capital stock or any other equity interests, except for shares of capital stock withheld by, or forfeited to, us in connection with the vesting and settlement of taxes for outstanding compensatory awards in the ordinary course;

•

except for transactions among us and one or more wholly owned subsidiaries or among one or more wholly owned subsidiaries, issue, sell, pledge, dispose, permit any lien (other than permitted liens) on or grant any shares of our or our subsidiaries’ capital stock or any other equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of (or any rights linked to the value of) our or our subsidiaries’ capital stock or any other equity interests, or enter into any agreement, arrangement or understanding with respect to the sale, registration or voting of our or our subsidiaries’ capital stock or any other equity interests;

•

acquire or agree to acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any assets or interest in any person, except (1) acquisitions by us or any wholly owned subsidiary of or from an existing wholly owned subsidiary and (2) other acquisitions of personal property and equipment in the ordinary course of business for a purchase price of less than $3,000,000 in the aggregate;

•

sell, mortgage, pledge, lease, license, assign, transfer, abandon, dispose of or permit any material lien on, or effect a deed in lieu of foreclosure with respect to, any real property or any other material property, material rights or material assets, except pursuant to residential leases for multifamily units, permitted liens incurred in the ordinary course of business;

•

incur, create, assume, guarantee, refinance, replace or prepay any of our or our subsidiaries’ indebtedness for borrowed money or issue or materially amend the terms of any indebtedness, except (1) indebtedness incurred under our existing debt facilities in the ordinary course of business that does not, in the aggregate, exceed $5,000,000; (2) repayments under the existing debt facilities in the ordinary course of business consistent with past practice (specifically excluding the loans secured directly or indirectly by any of our properties) and (3) mandatory payments under the terms of any indebtedness in accordance with its terms;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants) or make any change in its existing borrowing or lending arrangements for or on behalf of such persons, other than by us or a wholly owned subsidiary to us or a wholly owned subsidiary;

•

enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract, other than any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action by us or any of our subsidiaries; provided, however, that if Parent fails to respond to our written request for approval of any such action (which response may include a request for additional information) within 48 hours of receipt of any such request, Parent will be deemed to have given its written consent to such action;

•

make any payment, direct or indirect, of any liability of ours or our subsidiaries before the same comes due in accordance with its terms, other than (1) in the ordinary course of business, or (2) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the merger agreement;

•

waive, release, assign, settle or compromise any claim, action, suit, litigation, arbitration or other legal proceeding, other than waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (2) do not involve the imposition of injunctive relief against us, any of our subsidiaries or the Surviving Entity, (3) do not provide for any admission of liability by us or any of our subsidiaries, and (4) with respect to any action involving any present, former or purported holder or group of holders of common stock comply with the provisions of the merger agreement (excluding, in each case, any such matter related to taxes);

•

(1) hire or, except where due to cause, terminate any of our officers or increase employee headcount by more than 3%, (2) increase in any manner the amount, rate or terms of compensation or benefits of any of our directors, officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as required under our benefit plans or as may be required to comply with applicable law, (3) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual employee benefit plan renewals or as may be required to comply with applicable law, (4) grant to any of our directors, officers or employees any new or additional entitlement to severance or termination pay or any other payments or benefits triggered by a change of control or by the transactions contemplated by the merger agreement or (5) recognize any union or other labor organization as the representative of any of our employees, or enter into collective bargaining agreement with any labor organization;

•

make any material change to its methods, principles or procedures of accounting in effect as of December 31, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable law, or as otherwise specifically disclosed in our SEC documents filed prior to the date hereof;

•	enter into any new line of business;

•

enter into or modify in a manner adverse us or any of our subsidiaries, or take (or fail to take) any action that would violate, be inconsistent with, or give rise to liability with respect to, any tax protection agreement, make, change or rescind any entity classification or other material election relating to taxes, change a material method of tax accounting, change any tax accounting period, file or amend any material tax return, settle or compromise any material tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, knowingly surrender any right to claim any material tax refund, or give or request any waiver or extension of a statute of limitation with respect to any material tax return or tax claim or assessment except, in each case, (1) to the extent required by law, or (2) to the extent necessary, as reasonably determined after consultation with Parent, (a) to preserve our qualification as a REIT under the Code, or (b) to qualify or preserve the status of any of our subsidiaries as a disregarded entity or partnership for U.S. federal income tax purposes or as a “qualified REIT subsidiary” or a “taxable REIT subsidiary” under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause us to fail to qualify as a REIT or any of our subsidiaries to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes, or (2) a “qualified REIT subsidiary” or a “taxable REIT subsidiary” under the applicable provisions of Section 856 of the Code, as the case may be;

•

make or commit to make any capital expenditures other than capital expenditures (1) within the certain thresholds set forth in a budget, (2) to address obligations required under existing contracts or (3) for emergency repairs required by law;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	materially modify or reduce the amount of any insurance coverage provided by our insurance policies;

•

make any material adverse change to our publicly posted privacy policies or the operation or security of our information system, software, website, system, network or hardware that is used in the course of its business activities, except as required by applicable law;

•

(1) initiate or consent to any zoning reclassification of any of our properties, or any change to any approved site plan, special use permit or other land use entitlement affecting any of our properties or (2) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any of our or our subsidiaries’ permits, in each case of clauses (1) and (2), except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject property;

•	apply for or receive any relief under laws related to the COVID-19 pandemic; or

•	authorize or enter into any contract to do any of the foregoing.

Stockholders’ Meeting

Under the merger agreement, we are required, as promptly as reasonably practicable following the date that this proxy statement is cleared by the SEC, in accordance with applicable law and our governing documents, to establish a record date for, duly call, give notice of, convene and hold a special meeting for the purpose of obtaining the stockholder approval.

We are required to, through our board of directors, recommend to holders of our common stock that they vote in favor of the merger proposal so that we may obtain the stockholder approval of the merger proposal, include such recommendation of our board of directors in the proxy statement and solicit and use commercially reasonable efforts to obtain the stockholder approval of the merger proposal by our common stockholders, except to the extent that our board of directors has effected an adverse recommendation change, as permitted by and determined in accordance with the provisions described below under the section entitled “—Obligation of Our Board of Directors with Respect to Its Recommendation.” Without the prior written consent of Parent, (1) the approval of the merger will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by our stockholders in connection with the merger agreement or the approval of the merger) that we will propose to be acted on by our stockholders at the special meeting and (2) we will not submit to the vote of our stockholders any competing proposal. We will cooperate with and keep Parent reasonably informed on a reasonably current basis regarding our solicitation efforts and voting results following the dissemination of the proxy statement to our stockholders. Unless the merger agreement is terminated in accordance with its terms, our obligation to duly call, give notice of, convene and hold the special meeting will not be affected by an adverse recommendation change.

Notwithstanding anything to the contrary contained in the merger agreement, after consultation with Parent, we may adjourn or postpone the special meeting, if, on the date for which the special meeting is scheduled, we have not received proxies representing a sufficient number of shares of common stock to obtain the stockholder approval, whether or not a quorum is present, to the extent required by applicable law to provide any required disclosure to our stockholders or to the extent necessary to solicit additional proxies; provided, that, without the prior written consent of Parent, the special meeting will not be postponed or adjourned to a date that is more than 30 days after the date for which the special meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) or more than 120 days from the record date for the special meeting.

For purposes of the merger agreement, “competing proposal” means any proposal or offer from any person or group, whether in one transaction or a series of related transactions, relating to any:

•

merger, consolidation, share exchange, business combination or similar transaction involving us or one or more of our subsidiaries representing 15% or more of our consolidated assets, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets);

•

sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any of our or our subsidiaries’ assets representing 15% or more of our consolidated assets, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets);

•

issue, sale or other disposition by us or any of our subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the outstanding shares of common stock or of the votes associated with the outstanding shares of common stock;

•

tender offer or exchange offer in which any person or group will acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding shares of common stock;

•

recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to us in which any person or group, or the direct or indirect stockholders thereof, will acquire beneficial ownership of 15% or more of the outstanding shares of common stock (or equity of the resulting company); or

•	transaction that is similar in form, substance or purpose to any of the foregoing transactions.

The term “competing proposal,” however, does not include (1) the merger or any of the other transactions contemplated by the merger agreement or (2) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among us and one or more of our wholly owned subsidiaries or solely among our wholly owned subsidiaries.

Agreement to Take Certain Actions

Upon the terms and subject to the conditions of the merger agreement, each of the Company, Parent and Merger Sub will, and will cause their respective subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	taking all actions necessary to cause the closing conditions set forth in the merger agreement to be satisfied;

•

preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the merger agreement;

•

obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental entities or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement and the making of all necessary or advisable registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;

•

defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the merger so as to enable the closing to occur as soon as reasonably possible; and

•

executing and delivering any additional instruments necessary or advisable to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

None of the parties, however, will have any obligation (1) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such party, any of its subsidiaries or their affiliates or (2) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. Nothing in the merger agreement requires Parent or any affiliates of Parent, including Blackstone, to agree or otherwise be required to take any action, including any action with respect to any affiliates of Parent (including Blackstone and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein (in each case other than with respect to Parent and Merger Sub and their subsidiaries (including, following the closing, the Surviving Entity and its subsidiaries)).

Each party to the merger agreement will, and will cause their respective subsidiaries to:

•

give any notices to third parties and use, and cause each of their respective subsidiaries to use, its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement;

•

furnish to the other party the necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority; and

•

cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the merger agreement.

To the extent reasonably practicable, the parties will have the right to review in advance, and each of the parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the merger and the other transactions contemplated by the merger agreement, except that confidential competitively sensitive business information may be redacted from such exchange.

Notwithstanding anything to the contrary in the merger agreement, in connection with obtaining any approval or consent from any person with respect to the merger and the other transactions contemplated by the merger agreement, without the prior written consent of Parent, we will not, and Parent and Merger Sub will not be obligated to, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such person. Subject to the immediately foregoing sentence, the parties will cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

The parties to the merger agreement and their respective representatives will give prompt notice to the other party of any notice or other communication received by such party from any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement, or from any person alleging that the consent of such person is or may be required in connection with the merger agreement, the merger or the transactions contemplated by the merger agreement.

Each party to the merger agreement has agreed to give prompt notice to the other party regarding any action, lawsuit or other legal proceeding relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement and to keep the other parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties such information relating to such action, lawsuit or other legal proceeding as may be reasonably requested, subject to the preservation of privilege). We will give Parent the opportunity to reasonably participate in the defense and settlement of any such action, lawsuit or other legal proceeding against us, our subsidiaries or our directors, officers or partners relating to the merger agreement and the transactions contemplated by the merger agreement, will give due consideration to Parent’s advice with respect to such action, lawsuit or other legal proceeding and no such settlement will be agreed to without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

Restriction on Solicitation of Competing Proposals

Upon execution of the merger agreement, we have agreed that, except as permitted by certain exceptions described below, we will, and will cause each of our subsidiaries and our directors and officers to, and will direct our other representatives to (1) immediately cease any activities, solicitation, encouragement, discussions or negotiations with any person with respect to any competing proposal or inquiry (as described below), (2) immediately terminate all physical and electronic dataroom access granted to any such person and its representatives and (3) request the return or destruction by such person and its representatives of all non-public information concerning the us or our subsidiaries. We have further agreed that, except as permitted by certain exceptions described below, we will not, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage, provide any non-public information to, or take any other action for the purpose of encouraging or facilitating, any competing proposal or inquiry;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, any competing proposal or inquiry;

•

enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other contract (other than an acceptable confidentiality agreement) with respect to a competing proposal or that would reasonably be expected to lead to a competing proposal or requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement (any such contract, an “alternative acquisition agreement”); or

•	resolve, propose or agree to do any of the foregoing.

Prior to obtaining the stockholder approval, we may, directly or indirectly through one or more of our representatives, (1) participate or engage in discussions or negotiations with, furnish information (including non-public information) relating to us and our subsidiaries or (2) afford access to our business, properties, assets, books, records or other non-public information, or to any personnel, in each case, pursuant to an acceptable confidentiality agreement, to, any person that has made, renewed or delivered to us a bona fide written competing proposal after the date of this Agreement and prior to obtaining the stockholder approval (that did not result from a breach of our obligations described under this section “—Restriction on Solicitation of Competing Proposals” and in the section entitled “—Obligation of Our Board of Directors with Respect to Its Recommendation”) or to such person’s representatives; provided, that:

•

our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that such competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal; and

•

we will promptly (and, in any event, within 24 hours) notify Parent in writing if we take any such actions and, subject to applicable law, any non-public information concerning us or our subsidiaries that is provided to such person or its representatives that was not previously provided to Parent or its representatives will be provided or made available to Parent promptly (and, in any event, within 24 hours) following such time as it is provided or made available to such person.

If we receive a competing proposal or inquiry, we will:

•

promptly (and in any event no later than 24 hours) after receipt of such competing proposal or inquiry, advise Parent in writing of the receipt of such competing proposal or inquiry, the identity of the person or group making such competing proposal or inquiry and the material terms and conditions thereof, and provide to Parent copies of any such competing proposal or inquiry made in writing and any written documentation (including drafts of proposed agreements and correspondence relating thereto); and

•

keep Parent advised, on a reasonably prompt basis (and in any event within 24 hours), of all material developments, discussions or negotiations regarding any competing proposal or inquiry and the status of such competing proposal or inquiry, including notifying Parent of any change to the financial or other material terms and conditions of any competing proposal or inquiry and providing Parent copies of any written documentation (including drafts of proposed agreements and correspondence relating thereto, except that we may redact the documentation and terms and conditions of any such competing proposal or inquiry, to the extent we determine in good faith, after consultation with our outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the person making such competing proposal or inquiry.

Neither we nor any of our subsidiaries may, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit us from providing such information to Parent.

For purposes of the merger agreement, “inquiry” means any inquiry, indication of interest or request for information or discussions from any person or group that constitutes, or could reasonably be expected to lead to, a competing proposal.

For purposes of the merger agreement, “superior proposal” means a written competing proposal made by any person or group (except for purposes of this definition, the references in the definition of “competing proposal” to 15% will be replaced with 50%) that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel and after taking into consideration (1) all of the terms and conditions of the competing proposal and the merger agreement (as it may be proposed to be amended by Parent) and (2) the feasibility and certainty of consummation of such competing proposal on the terms proposed (taking into account all legal, financial, financing, regulatory approvals, conditionality, breakup fee provisions and other aspects of such competing proposal and conditions to consummation thereof that our board of directors deems relevant)) would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of common stock (solely in their capacities as stockholders) than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by Parent) and is reasonably likely to be consummated.

In addition, the merger agreement provides that we may not, nor may we permit any of our subsidiaries to, release any person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a competing proposal or inquiry or similar matter in any contract to which we or any of our subsidiaries is a party; provided, that, if our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the duties of our board of directors under applicable law, we may grant a limited waiver of any standstill provision solely to the extent necessary to permit any person to make a non-public competing proposal to our board of directors and, to the extent permitted by the merger agreement, thereafter negotiate and enter into any transaction in connection therewith. The merger agreement also provides that neither we nor our board of directors will take any action to exempt any person (other than Parent, Merger Sub or their affiliates) from or render inapplicable the “Aggregate Stock Ownership Limit” (including by establishing or increasing an “Excepted Holder Limit”), as such terms are defined in our charter, or any takeover statute, in each case, unless such actions are taken concurrently with the termination of the merger agreement in accordance with the provisions described in the first bullet point in the section entitled “—Termination of the Merger Agreement—Termination by the Company.”

Obligation of Our Board of Directors with Respect to Its Recommendation

Except in the circumstances and pursuant to the procedures described below, neither our board of directors nor any committee thereof will:

•	fail to recommend to our stockholders that the stockholder approval be given or fail to include in this proxy statement its recommendation that our common stockholders approve the merger;

•	change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, its recommendation that our common stockholders approve the merger;

•	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer;

•	adopt, approve or recommend, or publicly propose to or agree to adopt, approve or recommend to our stockholders any competing proposal; or

•	authorize, cause or permit us or any of our subsidiaries to enter into an alternative acquisition agreement.

We refer to any action in the first four bullets above as an “adverse recommendation change.”

Prior to obtaining the stockholder approval, if (1) we are not in breach of our obligations described in the section entitled “—Restriction on Solicitation of Competing Proposals” in any material respect and under this section “—Obligation of Our Board of Directors with Respect to Its Recommendation” and (2) we receive an unsolicited bona fide written competing proposal that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) constitutes a superior proposal, then our board of directors is permitted to make an adverse recommendation change or terminate the merger agreement in accordance with its terms in order to concurrently enter into a definitive agreement providing for the implementation of such superior proposal (as described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company,”) or both, if and only if:

•

our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel), that failure to take such action would be inconsistent with the duties of our board of directors under applicable law;

•

we have given Parent at least four business days prior written notice of our intention to take such actions (which notice will include the identity of the person making such competing proposal and the material terms and conditions thereof, as well as copies of any written proposals or offers and any proposed written agreements providing for such superior proposal);

•

during the four business day period commencing on the date of Parent’s receipt of such superior proposal notice (the “match period”), we have negotiated, and caused our representatives to negotiate, with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing revisions to the terms and conditions of the merger agreement so that our board of directors would no longer determine that such competing proposal constitutes a superior proposal or the failure to make an adverse recommendation change and/or enter into an alternative acquisition agreement in response to such superior proposal would be inconsistent with the duties of our board of directors under applicable law; and

•

at the end of the match period, our board of directors has considered any revisions to the terms of the merger agreement proposed in writing by Parent and has determined in good faith (after consultation with our financial advisor and outside legal counsel) that the competing proposal would nevertheless continue to constitute a superior proposal and that the failure to make an adverse recommendation change and/or enter into an alternative acquisition agreement in response to such superior proposal would continue to be inconsistent with the duties of our board of directors under applicable Law, in each case, if the revisions proposed by Parent were given effect; provided, that, in the event of any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, we will, in each case, be required to deliver to Parent an additional written notice consistent with that described in the third bullet above and the match period will recommence (provided that any such new match period will be a period of two business days following receipt by Parent of any such additional notice) and we will be required to comply with the bullet immediately above and this bullet anew.

Prior to obtaining the stockholder approval, our board of directors may effect an adverse recommendation change, other than in connection with a superior proposal, in response to an intervening event if:

•

our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that the failure to effect an adverse recommendation change would be inconsistent with the duties of our board of directors under applicable law;

•

we have provided prior written notice to Parent at least four business days in advance to the effect that our board of directors has so determined and resolved to effect such adverse recommendation change, which notice will specify and describe the facts and circumstances relating to the applicable intervening event in reasonable detail and the factual bases for our board of directors’ determination that such events or circumstances constitute an intervening event;

•

prior to effecting such an adverse recommendation change, we and our representations have negotiated with Parent and its representatives in good faith during the four-business day period following Parent’s receipt of such notice (to the extent that Parent desires to so negotiate) to allow Parent to propose such adjustments to the terms and conditions of the merger agreement to obviate the need to effect an adverse recommendation change in response to such intervening event; and

•

at the end of such four business day period, our board of directors determines (after consultation with our financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement) in good faith that the failure to make an adverse recommendation change in response to such intervening event would continue to be inconsistent with the duties of our board of directors under applicable law if the revisions proposed by Parent were given effect.

For purposes of the merger agreement, “intervening event” means a change in circumstances or development occurring or arising after the date of the merger agreement that materially affects the business, assets or operations of us and our subsidiaries, taken as a whole, and that was not known to or reasonably foreseeable (or, if known, the material consequences of which were not known or reasonably foreseeable) by our board of directors prior to the execution of the merger agreement, which change in circumstances or development becomes known to our board of directors prior to the receipt of the stockholder approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been an intervening event:

•	the receipt, existence or terms of any competing proposal, any inquiry or any matter relating thereto or consequence thereof;

•	the fact that, in and of itself, we meet or exceed any internal or published projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period; or

•	any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of a “material adverse effect.”

Nothing contained in the merger agreement prohibits us, our board of directors or our representatives from:

•

taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to our stockholders pending disclosure of our position thereunder; provided, that any such disclosure does not contain an adverse recommendation change;

•

disclosing to our stockholders any factual information regarding our business, financial condition or results of operations or the fact that a competing proposal has been made, the identity of the person making such competing proposal or the material terms of such competing proposal, in each case, that our board of directors determines in good faith (after consultation with our outside legal counsel) that such disclosure is required under applicable law, and disclosure under this bullet will not limit or otherwise affect our or our board of directors’ obligations (or the obligations of any committee thereof) under the merger agreement and no such disclosure will, taken by itself, be deemed to be an adverse recommendation change; or

•

communicating in writing with any person (or its representatives) to the extent necessary to direct such person to our obligations under the merger agreement; provided, that (1) our board of directors (or any committee thereof) will not make any adverse recommendation change, except in accordance with the terms of the merger agreement, and (2) any such statement or disclosure made by us or our board of directors (or a committee thereof) pursuant to this bullet must be subject to the terms and conditions of the merger agreement and that nothing in the foregoing will be deemed to permit us or our board of directors (or any committee thereof) to effect an adverse recommendation change.

Employee Benefits

From and after the Merger Effective Time and for a period of not less than 12 months after the closing date, solely during any period of employment, Parent will, or will cause the Surviving Entity to, provide to each of our employees who continues employment with Parent or the Surviving Entity following the merger effective time (each, a “continuing employee”) with (1) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such continuing employee immediately prior to the merger effective time and (2) severance, paid-time off, qualified retirement and health insurance benefits that are not less favorable, in the aggregate, than as provided to each such continuing employee immediately prior to the merger effective time.

Parent will ensure that, as of the merger effective time, each continuing employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with us (or predecessor employers to the extent we provide such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entity, as applicable, in which such employees became participants; provided, however, that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the merger effective time, Parent will, or will cause the Surviving Entity to, credit to continuing employees the amount of vacation time that such employees had accrued under any of our applicable benefit plans as of the merger effective time.

With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entity for the benefit of continuing employees, Parent will (1) use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (2) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar benefit plan for the plan year that includes the merger effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entity, as applicable, for the plan year in which the merger effective time occurs.

With respect to each benefit plan, program, policy or arrangement maintained by Parent or the Surviving Entity in which any of our employees participate, and except to the extent necessary to avoid duplication of benefits, service with us or any of our subsidiaries and any predecessor of us or any of our subsidiaries will be treated as service with Parent or the Surviving Entity (for all purposes, including eligibility to participate, vesting (if applicable), benefit accrual, and entitlement to benefits including vacation and severance ) (but not for accrual of or entitlement to defined benefit pension benefits which may be in effect from time to time), to the extent such service was recognized by us as of the date of the merger agreement. Parent will, or will cause the Surviving Entity to, credit unused vacation time credited to company employees through the merger effective time under our and our subsidiaries’ vacation time policies.

Financing Cooperation

Prior to the closing date, we will use our commercially reasonable efforts to provide, and will cause each of our subsidiaries to use its commercially reasonable efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all customary cooperation reasonably requested in writing by Parent in connection with the offering, arrangement, syndication, consummation or issuance of any financing with respect to us, our subsidiaries or our properties (the “debt financing”) (provided that such requested cooperation does not unreasonably interfere with our ongoing operations), including using commercially reasonable efforts to:

•

upon reasonable notice, direct our employees with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with providers of the debt financing), drafting sessions, road shows, rating agency presentations and due diligence sessions and other syndication activities and presentations with prospective lenders at reasonable times and locations mutually agreed; provided, that any such meeting or communication may be conducted virtually by videoconference or other media;

•

provide reasonable and customary assistance to Parent with the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations, materials for rating agency presentations, private placement memoranda, bank information memoranda and similar documents reasonably necessary in connection with the debt financing and provide reasonable cooperation with the due diligence efforts of any source of any debt financing to the extent reasonable and customary; in each case in this bullet (1) subject to customary confidentiality provisions and disclaimers, (2) as reasonably requested by Parent and (3) limited to information to be contained therein with respect to us and our subsidiaries;

•

furnish Parent, reasonably promptly upon written request, with such historical and projected financial, statistical and other pertinent information relating to us and our subsidiaries as may be reasonably requested by Parent, as is usual and customary for debt financings and reasonably available and prepared by or for us or our subsidiaries in the ordinary course of business;

•

assist with the preparation of customary definitive loan documentation contemplated by the debt financing (including schedules), including any customary guarantee, pledge and security documents (provided that any such documents or agreements and any obligations contained in such documents will be effective no earlier than as of the merger effective time);

•

provide to Parent upon written request all documentation and other information with respect to us and our subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the debt financing, in each case as reasonably requested by Parent;

•

cooperate in connection with the repayment or defeasance of any of our or any of our subsidiaries’ existing indebtedness as of, and subject to the occurrence of, the closing and the release of related liens following the repayment in full of such indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices within the time periods contemplated under any of our or our subsidiaries’ existing loans as are reasonably requested by Parent (provided that we and our subsidiaries will not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the closing);

•	cooperate with obtaining customary title insurance with respect to each material real estate property owned or leased by us or our subsidiaries as reasonably requested by Parent;

•

provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the debt financing;

•	cause our independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the debt financing;

•	provide customary authorization letters authorizing the distribution of our information to prospective lenders in connection with a syndicated bank financing;

•

consent to the use of our logos in connection with the debt financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage our reputation or goodwill;

•

reasonably cooperate with the marketing efforts of Parent and its financing sources for any debt financing to be raised by Parent to complete the merger and the other transactions contemplated by the merger agreement;

•

as may be reasonably requested by Parent, following the obtainment of the stockholder approval, form new direct or indirect wholly owned subsidiaries pursuant to documentation reasonably satisfactory to us and Parent;

•

as may be reasonably requested by Parent, and no earlier than immediately prior to the merger effective time on the closing date, and provided such actions would not adversely affect our or any of our subsidiaries’ tax status or cause us or any of our subsidiaries to be subject to additional taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under the merger agreement, transfer or otherwise restructure our ownership of existing subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to us and Parent;

•

to the extent reasonably requested by Parent and necessary in connection with the debt financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source;

•

to the extent reasonably requested by Parent and necessary in connection with the debt financing, provide customary and reasonable assistance to allow Parent and its representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each real estate property owned and, subject to obtaining required third-party consents with respect thereto (which we will use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections), leased by us or any of our subsidiaries (provided, however, that (1) neither Parent nor its representatives will have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (2) Parent will schedule and coordinate all inspections with us in accordance with the terms of the merger agreement, and (3) we will be entitled to have representatives present at all times during any such inspection); and

•

to the extent necessary or advisable, reasonably cooperate to facilitate, effective no earlier than the closing, the execution and delivery of definitive financing, pledge, security and guarantee documents reasonably requested by Parent and required in connection with the debt financing, including customary indemnities and bring down certificates issued in connection with a securitization of the debt financing.

Notwithstanding the foregoing, we will not be required to provide, or cause our subsidiaries to provide, cooperation to the extent that it:

•	unreasonably interferes with our or our subsidiaries’ ongoing business;

•

requires us or our subsidiaries to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the debt financing prior to the closing of the merger (except those fees, expenses and liabilities for which we are reimbursed by Parent);

•	requires us or our subsidiaries or our or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the debt financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained, in each case, which is not contingent upon the closing of the merger or that would be effective at or prior to the merger effective time;

•	requires us or our subsidiaries or our or their counsel to give any legal opinion;

•	requires us or our subsidiaries to provide any information that is prohibited or restricted by applicable law;

•

provide access to or disclose information that we or any of our subsidiaries determines would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that we will use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this bullet);

•

requires us or our subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, our or their organizational documents, or would result in a violation or breach of, or default under, any material contract to which we or our subsidiaries is a party or under applicable laws;

•

would result in any of our or our subsidiaries’ officers or directors incurring personal liability with respect to any matter relating to the debt financing or requires any of our or our subsidiaries’ officers, directors or other representatives to deliver any certificate that such officer, director or other representative reasonably believes, in good faith, contains any untrue certifications; or

•	requires us or our subsidiaries or our or their representatives, as applicable, to waive or amend any terms of the merger agreement.

In no event will we or our subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by us, our subsidiaries or any of our or their respective affiliates or representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the debt financing or as a result of any information provided by us, our subsidiaries or any of our or their respective affiliates or representatives in connection with the debt financing (except those fees, expenses, financial commitments or other financial obligations for which we are reimbursed by Parent).

Pre-Closing Transactions

In addition, the merger agreement requires that we use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (1) convert or cause the conversion of one or more wholly owned subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more wholly owned subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (2) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by us in one or more wholly owned subsidiaries (including to us or any other wholly owned subsidiary) at a price and on such other terms as designated by Parent, (3) exercise any of our or our wholly owned subsidiary’s right to terminate or cause to be terminated any contract to we or it is a party, and (4) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of our or our wholly owned subsidiaries’ assets (including to us or any other wholly owned subsidiary) at a price and on such other terms as designated by Parent.

These rights of Parent are limited, however, in that (1) we and any of our subsidiaries will not be required to take any action that contravenes any of our or our subsidiaries’ organizational documents, any material contract or applicable law, (2) any such conversions, exercises of any rights of termination or other terminations, sales or transactions must be contingent upon all conditions to the merger under the merger agreement having been satisfied or waived and our receipt of a written notice from Parent to such effect and that Parent and Merger are prepared to proceed immediately with the closing of the merger and irrevocably waiving any right to claim that the conditions to their obligations to consummate the merger have not been satisfied (other than delivery by us at the closing of the merger of the required certificate and the opinion of counsel), together with any other evidence reasonably requested by us that the closing of the merger will occur, (3) such actions (or the inability to complete them) will not affect or modify the obligations of Parent and Merger Sub under the merger agreement, including the amount of or timing of the payment of the merger consideration or the obligation to complete the merger in accordance with the terms of the merger agreement, (4) we and our subsidiaries will not be required to take any action that could adversely affect our classification as a REIT, or the classification of any of our subsidiaries that is classified as a REIT as a REIT, or that could subject us or any such subsidiary to any “prohibited transactions” taxes or certain other material taxes under the Code (or other material entry-level taxes), (5) we and our subsidiaries will not be required to take any such action that could result in any tax being imposed on, or any material adverse tax consequences to any of our stockholders or other equity interest holders (in such person’s capacity as a stockholder or other equity interest holder), that are incrementally greater or more adverse, as the case may be, than the taxes or other material adverse tax consequences that would be imposed on such party in connection with the consummation of the merger agreement in the absence of such action taken, and (6) we and our subsidiaries will not be required to provide any material non-public information to a third party other than Parent and its affiliates or their respective representatives. Parent will, promptly upon our request, reimburse us for all reasonable out-of-pocket costs incurred by us or our subsidiaries in performing of these obligations.

Certain Other Covenants

The merger agreement contains certain other covenants of the parties to the merger agreement relating to, among other things:

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•

giving Parent and its representatives reasonable access during normal business hours and upon reasonable advance notice to our and our subsidiaries’ respective properties, offices, books, contracts, personnel and records;

•	confidentiality;

•	the interim operations of Merger Sub;

•	the consultation regarding any press releases or other public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement;

•	the indemnification of our and our subsidiaries’ directors and officers;

•	certain matters related to Section 16(a) of the Exchange Act and Rule 16b-3 thereunder;

•	actions necessary to eliminate or minimize the effects any applicable anti-takeover statutes on the merger agreement, the merger and the transactions contemplated by the merger agreement;

•	our termination of certain contracts;

•	the resignation of our directors;

•	certain tax matters;

•	our suspension of the Distribution Reinvestment Plan and Share Redemption Program; and

•	our delivery of notice to the holders of convertible stock in accordance with the MGCL and our charter and bylaws.

Conditions to the Merger

The respective obligations of the parties to the merger agreement to consummate the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following mutual conditions:

•	the stockholder approval has been obtained in accordance with applicable law and our charter and bylaws; and

•

no judgment, injunction, order or decree prohibiting the consummation of the merger has been issued by any governmental authority of competent jurisdiction and remains in effect, and there has not been any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement and remains in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

Our obligation to consummate the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•

(1) the representations and warranties of Parent and Merger Sub regarding their power and authority to enter into the merger agreement and the enforceability thereof must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, and (2) each of the other representatives and warranties of Parent and Megger Sub must be true and correct as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except (a) in each case, representations and warranties that are made as of a specific date must be true and correct (in the manner set forth in clauses (1) and (2), as applicable) only on and as of such date and (b) in the case of clause (2), where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein), individually or in the aggregate, would prevent or materially impair the ability of Parent and Merger Sub to consummate the merger by the outside date;

•

each of Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the merger agreement on or prior to the closing date; and

•	Parent must have delivered to us a certificate, dated as of the closing date, certifying that the conditions specified in the first and second bullet points above have been satisfied.

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•

(1) our representations and warranties of regarding certain fundamental representations must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, (2) our representations and warranties regarding our capital structure must be true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, (3) our representations and warranties regarding the absence of a material adverse effect must be true and correct in all respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, and (4) each of our other representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except (a) in each case, representations and warranties that are made as of a specific date must be true and correct (in the manner set forth in clauses (1) through (4), as applicable) only on and as of such date and (b) in the case of clause (4), where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect);

•

we must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by us under the merger agreement on or prior to the closing date;

•

from the date of the merger agreement through the closing date, there must not have occurred any event, circumstance, change effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•

we must have delivered to Parent a certificate, dated as of the closing date and signed by our Chief Executive Officer and Chief Financial Officer, certifying that the conditions specified in the first, second and third bullet points above have been satisfied; and

•

Parent must have received a written tax opinion of DLA Piper (or such other nationally recognized REIT counsel as may be reasonably acceptable to us and Parent), dated as of the closing date (which such opinion is subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiaries in an officer’s certificate), to the effect that beginning with our taxable year ended December 31, 2014 and through the merger effective time, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Termination of the Merger Agreement

We and Parent may mutually agree to terminate the merger agreement and abandon the merger at any time prior to the closing of the merger, even after we have obtained the stockholder approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement upon written notice to the other party at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

the merger has not occurred on or before 11:59 p.m., New York time, on the outside date; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure of such party to perform or comply in all material respects with the obligations, covenants or agreements of such party has been the cause of, or resulted in, the failure of the merger to be consummated by the outside date;

•

any governmental authority of competent jurisdiction has issued a final, non-appealable judgment, injunction, order or decree permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement and such judgment, except that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the issuance of such final, non-appealable judgment, injunction, order or decree was primary due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement; or

•

the stockholder approval has not been obtained upon a vote taken at the special meeting (or any postponement or adjournment thereof); provided, that the right to terminate the merger agreement under this bullet will not be available to any party to the merger agreement if the failure to receive the stockholder approval was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement.

Termination by the Company

We may also terminate the merger agreement by written notice to Parent at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

Parent or Merger Sub has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from us to Parent and two business days prior to the outside date; provided, that we will not have the right to terminate the merger agreement under this bullet if, at the time we deliver notice of its election to terminate the merger agreement, we have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, subject to a cure period;

•

prior to receipt of the stockholder approval, our board of directors has effected an adverse recommendation change in respect of a superior proposal in accordance with the requirements described above in the sections entitled “—Restriction on Solicitation of Competing Proposals” and “—Obligation of Our Board of Directors with Respect to Its Recommendation”; provided, that the merger agreement may not be so terminated unless concurrently with the occurrence of such termination we have paid the company termination payment and the definitive agreement providing for the implementation of the superior proposal has been entered into; or

•	all of the following requirements are satisfied:

•

all of the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger, provided that such conditions would be satisfied on the date of the notice referenced in the immediately following sub-bullet if the closing of the merger were to occur on the date of such notice);

•

on or after the date the closing of the merger should have occurred pursuant to the merger agreement, we have delivered written notice to Parent that all of the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger, provided such conditions would be satisfied on the date of such notice if the closing were to occur on the date of such notice) and we are prepared to consummate the merger; and

•

Parent and Merger Sub fail to consummate the merger within three business days after our delivery to Parent of the notice referenced in the immediately preceding sub-bullet, and we were ready, willing and able to effect the closing of the merger during such three-business day period.

Termination by Parent

Parent may also terminate the merger agreement by written notice to us at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

we have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to us and two business days prior to the outside date; provided that Parent will not have the right to terminate the merger agreement under this bullet if, at the time Parent delivers notice of its election to terminate the merger agreement, Parent or Merger Sub has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, subject to a cure period; or

•

(1) prior to receipt of the stockholder approval, our board of directors (or any committee thereof) has effected an adverse recommendation change, (2) we have failed to publicly recommend against any tender offer or exchange offer for our common stock subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within 10 business days after the commencement of such tender offer or exchange offer, (3) prior to the receipt of the stockholder approval, our board of directors has failed to publicly reaffirm the recommendation of our board of directors regarding the merger proposal within 10 business days following the date a competing proposal has been first publicly announced (or if the special meeting is scheduled to be held within 10 business days after the date a competing proposal has been publicly announced, as far in advance of the special meeting as is reasonably practicable) or (4)  we enter into an alternative acquisition agreement.

Termination Payments

Company Termination Payment

We have agreed to pay Parent the company termination payment of $80 million, if:

•	Parent terminates the merger agreement pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by Parent”;

•	we terminate the merger agreement pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company”; or

•	all of the following requirements are satisfied:

•

we or Parent terminate the merger agreement pursuant to the provisions described in the first bullet or the third bullet in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet in the section entitled “—Termination of the Merger Agreement—Termination by Parent”; and

•

(1) a competing proposal has been received by us or our representatives or any person has publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a competing proposal (and, in the case of a termination pursuant to the provision described in the third bullet in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such competing proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months following such termination referred to in the immediately preceding sub-bullet, we enter into a definitive written agreement providing for the implementation of any competing proposal or any competing proposal is consummated (provided, that for purposes of this sub-bullet, each reference to 15% in the definition of “competing proposal” will be increased to 50%”).

Parent Termination Payment

Parent has agreed to pay to us the parent termination payment of $258 million, if we terminate the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company.”

Limited Guarantee and Remedies

In connection with the merger agreement, the Sponsor entered into a limited guarantee in our favor to guarantee Parent’s payment obligations with respect to the parent termination payment and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the limited guarantee.

The maximum aggregate liability of the Sponsor under the limited guarantee will not exceed $258 million, plus all reasonable and documented third-party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the limited guarantee if we prevail in such litigation or proceeding.

We cannot seek specific performance to require Parent or Merger Sub to consummate the merger and, except with respect to enforcing confidentiality provisions, our sole and exclusive remedy against Parent or Merger Sub relating to any breach of the merger agreement or otherwise will be the right to receive the parent termination payment and certain expense reimbursements and other costs under the conditions described above in the section entitled “—Termination Payments—Parent Termination Payment.” Parent and Merger Sub may, however, seek specific performance to require us to consummate the merger.

Amendment and Waiver

The merger agreement may be amended with the mutual agreement of the parties thereto at any time, whether before or after we have obtained the stockholder approval, provided that after such approval has been obtained, no amendment or waiver may be made that pursuant to applicable law requires further approval or adoption by our stockholders without such further approval or adoption being obtained.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of [                ], 2022, except as otherwise set forth in the footnotes to the table, the beneficial ownership of our common stock and convertible stock, for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each director, (3) each named executive officer and (4) our directors and named executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days, except as otherwise set forth in the footnotes to the table.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of our directors or executive officers has pledged shares of common stock as collateral. Unless otherwise noted, the address for each beneficial owner is 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.

	Common Stock Beneficially Owned			Convertible Stock Beneficially Owned
Name of Beneficial Owners	Number	Percent of Total (1)		Number	Percent of Total (2)
Alan F. Feldman (3)(5)	660,508		*	4,200	22.5%
Paula Baiman Brown (4)	7,174		*	—	—
Andrew Ceitlin (4)	14,332		*	—	—
Thomas J. Ikeler (4)	14,332		*	—	—
Gary Lichtenstein (4)(6)	17,773		*	—	—
Alan F. Riffkin (4)	7,174		*	—	—
Lee F. Shlifer (4)	14,332		*	—	—
Thomas C. Elliott (3)	351,191		*	798	4.3%
Marshall P. Hayes (3)	166,754		*	1,398	7.5%
Shelle Weisbaum (3)	121,962		*	600	3.2%
All directors and executive officers as a group (10 persons)	1,375,532		*	6,996	37.6%

*	Represents ownership of less than 1.0%.
(1)	Based on [ ] shares of common stock outstanding as of [ ], 2022.
(2)	Based on 18,628 shares of convertible stock outstanding as of [ ], 2022 (other than excluded convertible stock).
(3)

Includes 234,800, 131,874, 65,937 and 45,029 shares of time vested restricted stock held by each of Messrs. Feldman, Elliott and Hayes and Ms. Weisbaum, respectively, and 305,031, 171,686, 75,789 and 56,662 shares of performance restricted stock (assuming target-level performance) held by each of Messrs. Feldman, Elliott and Hayes and Ms. Weisbaum, respectively. The shares of time vested restricted stock and performance restricted stock have not vested.

(4)

Includes 7,174 shares of time vested restricted stock held by each of Ms. Brown and Messrs. Ceitlin, Ikeler, Lichtenstein, Riffkin and Shlifer. The shares of time vested restricted stock have not vested.

(5)

Includes 12,395 shares of common stock held indirectly by A & M Feldman Foundation, Inc., of which the reporting person is a director and founding member. The reporting person disclaims beneficial ownership of these securities.

(6)	Includes 3,441 shares of common stock held indirectly by spouse.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are incorporated as a corporation under Maryland law. As permitted by the MGCL, our charter provides that our stockholders are not entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of their shares in connection with the merger unless our board of directors, upon the affirmative vote of a majority of the directors, determines that the rights apply. Our board of directors has made no such determination.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting of stockholders in 2022 only if the merger is not completed. If we hold such an annual meeting, any proposal of a stockholder intended to be included in our proxy statement for the 2022 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act, must have been received by our Corporate Secretary no later than December 27, 2021. However, if we hold our 2022 annual meeting before June 21, 2022 or after August 20, 2022, stockholders must submit proposals for inclusion in our 2022 proxy statement within a reasonable time before we begin to print our proxy materials. All proposals should be directed to our Corporate Secretary, at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.

In addition, any stockholder who wishes to propose a nominee to our board of directors or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to our board of directors and the proposal of business to be considered by the stockholders for the 2022 annual meeting must have been received by our Corporate Secretary no later than January 26, 2022. However, in the event that the date of the mailing of the notice of the 2022 annual meeting is advanced or delayed more than 30 days from the first anniversary of the mailing of the notice for the 2021 annual meeting, notice by the stockholder to be timely must be so delivered not later than the 90th day prior to the date of mailing of the notice for such annual meeting, or if the first public announcement of the date of such annual meeting is made less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of mailing of the notice for such meeting is first made.

STOCKHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, we will promptly send a copy to you if you address your written request to Resource REIT, Inc., 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, Attention: Investor Relations or call (866) 773-4120. If you are receiving multiple copies of this proxy statement, you can request householding by contacting Investor Relations in the same manner.

OTHER MATTERS

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available free of charge on our website at www.resourcereit.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only.

You may request a copy of these filings, at no cost, by contacting Investor Relations, Resource REIT, Inc., 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, or by telephone at (866) 469-0129.

If you have any questions about this proxy statement, the virtual special meeting or the merger, or if you would like additional copies of this proxy statement, please contact us at:

Resource REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

Attention: Investor Relations

(866) 469-0129

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT (INCLUDING THE EXHIBITS) TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT (INCLUDING THE EXHIBITS). THIS PROXY STATEMENT IS DATED [                ], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Exhibit A

AGREEMENT AND PLAN OF MERGER

by and among

RAPIDS PARENT LLC,

RAPIDS MERGER SUB LLC

and

RESOURCE REIT, INC.

Dated as of January 23, 2022

A-i

A-ii

Exhibit A – Form of Company Counsel Tax Opinion

Exhibit B – Form of Company Officer’s Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2022 (this “Agreement”), is made and entered into by and among Rapids Parent LLC, a Delaware limited liability company (“Parent”), Rapids Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and Resource REIT, Inc., a Maryland corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, the Parties wish to effect a business combination in which the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent, and each share of Company Common Stock (as defined herein) issued and outstanding immediately prior to the Merger Effective Time (as defined herein) will be converted into the right to receive the Common Stock Consideration (as defined herein) and each share of Company Convertible Stock (as defined herein) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Convertible Stock Consideration (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) duly authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the approval of the Merger be submitted for consideration (i) by the holders of Company Common Stock at the Stockholders Meeting (as defined herein) and (ii) by the holders of Company Convertible Stock by written consent, and (d) recommended the approval of the Merger by the holders of the Company Common Stock and Company Convertible Stock;

WHEREAS, the holders of at least two-thirds of the outstanding shares of Company Convertible Stock entitled to vote on the Merger have approved the Merger by written consent in accordance with the MGCL, the Company Charter (as defined herein) and the Company Bylaws (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, BREIT Operating Partnership L.P., a Delaware limited partnership (the “Sponsor”), is entering into a limited guarantee in favor of the Company (the “Guarantee”), with respect to certain obligations of the Parent Parties under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each Party’s willingness to enter into this Agreement, the Sponsor is entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement.

“Acquired Companies” means the Company and each Subsidiary of the Company, collectively.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the Parent Parties and their respective subsidiaries shall not be deemed to be Affiliates of the Company, (ii) the Company shall not be deemed to be an Affiliate of the Parent Parties and (iii) no portfolio company affiliated with Blackstone (excluding the Parent Parties and their Subsidiaries) shall be deemed to be Affiliates of the Parent Parties and their Subsidiaries.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Acquired Companies or their respective Affiliates, or with respect to which any of the Acquired Companies has or may have any liability or obligation.

“Company Bylaws” means the Bylaws of the Company, as amended and in effect on the date hereof.

“Company Charter” means the Second Articles of Amendment and Restatement of the Company, accepted for record by the SDAT on August 2, 2021, as in effect on the date hereof.

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Compensatory Award” means each share of Time Vested Restricted Stock and Performance Restricted Stock.

“Company Convertible Stock” means the shares of convertible stock, par value $0.01 per share, of the Company.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (ii) would prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the United States or any other jurisdiction in which the Acquired Companies operate or in U.S. or global financial markets generally, including changes in interest or exchange rates and (for the avoidance of doubt) any such conditions related to or resulting from any pandemic or disease outbreak (including the COVID-19 pandemic) or any governmental response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which the Acquired Companies operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement or the public announcement of the Merger and the other transactions contemplated by this Agreement (it being understood and agreed that this clause (E) shall not apply to the use of Company Material Adverse Effect in Section 4.3 (or Section 8.3(a) as it relates to Section 4.3)), (F) the taking of any action expressly required by this Agreement or any action at the written request or with the prior written consent of Parent, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof) after the date hereof, (I) pandemics, disease outbreak (including the COVID-19 pandemic) or other natural or manmade disasters or any governmental response or reaction to any of the foregoing, or (J) any Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement, the Merger, the transactions contemplated by this Agreement or the matter set forth on Schedule 1.1(a) of the Company Disclosure Letter, which in the case of each of clauses (A), (B), (C), (D), (G), (H) and (I) do not disproportionately affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, compared to other companies in the industry in which the Acquired Companies operate.

“Company Properties” means, collectively, the Owned Company Property and the Leased Company Property.

“Company Termination Payment” means an amount equal to $80,000,000.

“Competing Proposal” means any proposal or offer from any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company representing 15% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Subsidiaries of the Company representing 15% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets), (c) issue, sale or other disposition by the Company or any Subsidiary of the

Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the outstanding shares of Company Common Stock or of the votes associated with the outstanding shares of Company Common Stock, (d) tender offer or exchange offer in which any Person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding shares of Company Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which any Person or group, or the direct or indirect stockholders thereof, shall acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock (or equity of the resulting company), or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Wholly Owned Company Subsidiaries or solely among the Wholly Owned Company Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 23, 2021, between the Company and Blackstone Real Estate Services L.L.C.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof (including the “Delta” and “Omicron” variants) or any related epidemics, pandemic or disease outbreaks.

“COVID-19 Laws” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any Treasury regulations or other official guidance promulgated thereunder, or any other Law or executive order or executive memo intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act, the Health, Economic Assistance, Liability, and Schools Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, the Families First Coronavirus Response Act and the American Rescue Plan Act of 2021 and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Authority in connection with or in response to COVID-19.

“Debt Facilities” means, with respect to the Company, the Contracts identified as Debt Facilities in Schedule 4.3(a)(iii) of the Company Disclosure Letter.

“Distribution Reinvestment Plan” means the distribution reinvestment plan of the Company.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code) or employment, consulting, severance, commission, change-in-control, bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).

“Environmental Law” means any Law (including common law) relating to pollution (or cleanup thereof) or protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to harmful or deleterious substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of harmful or deleterious substances.

“Environmental Permit” means any Permit, approval, license, exemption, action, consent, registration or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of Stockholder Approval, engaging the services of the Paying Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (other than subsection (e)) (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Approval Required), Section 4.3(a) (No Conflict; Required Filings and Consents), and Section 4.4 (other than subsections (b) and (e)) (Capital Structure).

“GAAP” means the U.S. generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state or local government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitrator, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes, per- and polyfluoroalkyl substances, 1,4-dioxane and radon.

“Indebtedness” means, with respect to the Acquired Companies, without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of any of the Acquired Companies for borrowed money or evidenced by notes, bonds, indentures or similar instruments, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by any of the Acquired Companies, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations of the Acquired Companies under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) obligations to guarantee any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, on behalf of any Person, other than the Acquired Companies, and (viii) any agreement to provide any of the foregoing; provided, that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.” Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Company and any Wholly Owned Company Subsidiary.

“Information Privacy and Security Laws” means applicable Laws and legal requirements (and binding industry standards) concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.

“Inquiry” means an inquiry, indication of interest or request for information or discussions from any Person or group that constitutes, or could reasonably be expected to lead to, a Competing Proposal.

“Intellectual Property” means all U.S. and foreign intellectual property rights, including all (i) inventions, designs, patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, social and mobile media identifiers, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, and that was not known to or reasonably foreseeable (or, if known, the material consequences of which were not known or reasonably foreseeable) by the Company Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the Company Board prior to the receipt of the Stockholder Approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been an Intervening Event: (i) the receipt by the Company, existence or terms of any Competing Proposal, any Inquiry or any matter relating thereto or consequence thereof; (ii) the fact that, in and of itself, the Company meets or exceeds any internal or published projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period; or (iii) any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of a “Company Material Adverse Effect.”

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service or any successor agency.

“IT Asset” means any information system, software, website, system, network or hardware that is owned by the Company or used in the course of its business activities.

“Knowledge of the Company” means, whether or not capitalized, or any similar expressions with respect to the Company, the actual knowledge of the persons named in Schedule A to the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, statutes, codes, ordinances, directives and Orders promulgated by any Governmental Authority.

“Leased Company Property” means, collectively, each real property leased (including ground leased) as lessee or sublessee, by the Acquired Companies as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, conditional or installment sale agreement, title retention agreement or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“Long-Term Incentive Plan” means the 2020 Long-Term Incentive Plan, as amended, of the Company.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Owned Company Property” means, collectively, each real property owned in fee by the Acquired Companies as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would prevent or materially impair the ability of the Parent Parties to consummate the Merger by the Outside Date.

“Parent Related Persons” means, collectively, the Parent Parties, the Sponsor or any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, successors or assignees or any former, current or future equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing.

“Parent Termination Payment” means an amount equal to $258,000,000.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment (x) not yet due and payable, or (y) that are due but not yet delinquent and are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) mechanics and materialmen’s Liens for amounts incurred in the ordinary course of business and which are (x) not yet due and payable or (y) due but not yet delinquent and are being contested in good faith and for which adequate accruals or reserves have been established or such Liens which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, (A) leases, license agreements and similar occupancy agreements and (B) Liens that are zoning regulations, entitlements (including associated security instruments encumbering any land for which the Company has an option to purchase under Contracts) or other land use or environmental regulations by any Governmental Authority but only to the extent that non-compliance does not individually or in the aggregate materially interfere with the present use of the affected Company Property or the business operations of the Company and its Subsidiaries and their assets; (iv) with respect the Company, Liens that are disclosed on Schedule 1.1(b) of the Company Disclosure Letter (together with associated documentation which evidences or secures such Liens, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to the Company, Liens that are disclosed on the most recent consolidated balance sheet of the Company, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to the Company, Liens arising pursuant to any Material Contract; (vii) with respect to any real property of the Company, utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any of the Acquired Companies prior to the date hereof; or (viii) with respect to the Company, Liens that were incurred in the ordinary course of business since December 31, 2020, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Acquired Companies, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person or household.

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Redemption Program” means the Fifth Amended and Restated Share Redemption Program of the Company, dated February 3, 2021, as amended and in effect as of the date of this Agreement.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting on the Merger.

“Stockholders Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Subsidiary” of any Person means (i) any corporation of which more than 50% of the outstanding voting stock is, directly or indirectly, owned by such Person and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by such Person or of which such Person is, directly or indirectly, a general partner, manager, managing member or the equivalent.

“Superior Proposal” means a written Competing Proposal made by any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) (except for purposes of this definition, the references in the definition of “Competing Proposal” to 15% shall be replaced with 50%), which the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel and after taking into consideration (a) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by Parent) and (b) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, financing, regulatory approvals, conditionality, breakup fee provisions and other aspects of such Competing Proposal and conditions to consummation thereof that the Company Board deems relevant)) would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock (solely in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and is reasonably likely to be consummated.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign income, gross receipts, capital gains, capital stock, windfall or other profits, net worth, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, social security, social contribution, unemployment compensation, disability, license, excise, environmental, alternative or add-on minimum, estimated, value-added and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Wholly Owned Company Subsidiary” means any directly or indirectly wholly owned Subsidiary of the Company.

“Willful Breach” means a material breach of any representation, warranty, covenant, obligation or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

(b) In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.3(a)
Articles of Merger	Section 2.3
Assumed Documents	Section 7.12(b)(i)
Assumed Indebtedness	Section 7.12(b)(i)
Blackstone	Section 7.6(a)
Board Recommendation	Section 4.2(c)
Certificate of Merger	Section 2.3
Charter Restrictions	Section 7.13
Chosen Courts	Section 10.7(a)
Closing	Section 2.2
Closing Date	Section 2.2
Common Stock Consideration	Section 3.1(a)(i)
Company	Preamble
Company Board	Recitals
Company Capital Stock	Section 4.4(a)
Company Disclosure Letter	Article IV
Company Preferred Stock	Section 4.4(a)
Company Related-Party Agreements	Section 4.19
Company SEC Documents	Section 4.5(a)
Company Subsidiary Partnership	Section 4.13(h)
Company Terminating Breach	Section 9.1(d)(i)
Company Termination Payment Escrow Agreement	Section 9.4(b)

Defined Term	Location of Definition
Continuing Employee	Section 7.8(a)
Convertible Stock Approval	Section 4.2(e)
Convertible Stock Consideration	Section 3.1(a)(ii)
Debt Financing	Section 7.12(a)(i)
DE SOS	Section 2.3
DLLCA	Recitals
Equity Commitment Letter	Recitals
Equity Financing	Section 5.4(a)
Exchange Fund	Section 3.2(a)
Existing Lender	Section 7.12(b)(i)
Financing Indemnified Parties	Section 7.12(a)(iii)
FLSA	Section 4.18(c)
Guarantee	Recitals
Income Restrictions	Section 4.10(h)
Indemnified Party(ies)	Section 7.9(b)
Insurance Policies	Section 4.16
Interim Period	Section 6.1(a)
IRCA	Section 4.18(f)
Lazard	Section 4.21
Leases	Section 4.10(g)
Management Agreements	Section 4.12(e)
Match Period	Section 7.3(e)(ii)
Material Contract	Section 4.12(c)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
Notice of Intervening Event Period	Section 7.3(f)(ii)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Approved Transaction	Section 7.19
Parent Expenses	Section 9.3(c)
Parent Liability Cap	Section 10.10(c)
Parent Parties	Preamble
Parent Terminating Breach	Section 9.1(c)(i)
Parent Termination Payment Escrow Agreement	Section 9.4(a)
Party(ies)	Preamble
Paying Agent	Section 3.2(a)
Performance Restricted Stock	Section 3.3(b)
Permits	Section 4.8(a)
Prior Sales Contract	Section 4.10(f)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 9.4
Recovery Costs	Section 9.3(c)
Rent Roll	Section 4.10(g)
Sarbanes-Oxley Act	Section 4.5(a)
Solvent	Section 5.5
Sponsor	Recitals
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.22

Defined Term	Location of Definition
Taxable REIT Subsidiary	Section 4.1(c)
Tax Protection Agreements	Section 4.13(h)
Time Vested Restricted Stock	Section 3.3(a)
Transaction Litigation	Section 7.7(c)
Transfer Taxes	Section 7.16(c)
Voting Debt	Section 4.4(d)
WARN Act	Section 4.18(e)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or;”

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to U.S. dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in Section 6.1, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(m) references to documents or other information having been “made available,” “delivered” or “provided” to Parent or words of similar import, shall be deemed to mean that any documents or other information that were (i) posted by the Company or any of its Representatives to the virtual data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby, (ii) delivered to Parent or any of its Representatives via electronic mail or in hard copy form, or (iii) filed with, or furnished to, the SEC since January 1, 2019 and available through the SEC’s Electronic Data Gathering and Retrieval System, in each case of this clause (m) prior to the date hereof; and

(n) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and the Articles of Merger (as defined below) and the Certificate of Merger (as defined below), and as specified in the applicable provisions of the MGCL and the DLLCA. Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law) or (b) such other place or date as may be agreed in writing by Parent and the Company. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, Merger Sub and the Company shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the SDAT in accordance with the MGCL (the “Articles of Merger”) and a certificate of merger with respect to the Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “Certificate of Merger”), and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DLLCA in connection with the Merger. The Merger shall become effective upon the later of (x) such time as the Articles of Merger are accepted for record by the SDAT, (y) the filing of the Certificate of Merger with the DE SOS or (z) on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as may be agreed between the Parties and specified in the Articles of Merger and Certificate of Merger (such date and time, the “Merger Effective Time”).

Section 2.4 Organizational Documents of the Surviving Entity. At the Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Merger Effective Time: (a) the name of the Surviving Entity shall be “Rapids Merger Sub LLC”; (b) the certificate of formation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of formation of the Surviving Entity until, subject to Section 7.9, thereafter amended in accordance with applicable Law; and (c) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity, until, subject to Section 7.9, thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

Section 2.5 Managers of the Surviving Entity. At the Merger Effective Time, by virtue of the Merger, the members of Merger Sub shall manage the Surviving Entity, entitling the members of Merger Sub to such rights, duties and obligations as are more fully set forth in the operating agreement of the Surviving Entity.

Section 2.6 Officers of the Surviving Entity. At the Merger Effective Time, by virtue of the Merger, the officers of Merger Sub shall be the initial officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 Tax Treatment of Merger. The Parties intend that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub (or if Merger Sub is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub) in exchange for the applicable Merger Consideration to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The Parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes, unless otherwise required by applicable Law.

Section 2.8 Subsequent Actions. If, at any time after the Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers of the Surviving Entity and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(i) Except as noted below, each share of Company Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $14.75 per share, without interest (such amount per share, the “Common Stock Consideration”), subject to Section 3.1(a)(iii), Section 3.1(a)(iv), Section 3.1(b), Section 3.1(c), Section 3.4, Section 7.11 and the next sentence of this Section 3.1(a)(i). From and after the Merger Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a share of Company Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Common Stock Consideration therefor in accordance with Section 3.2.

(ii) Except as noted below, each share of Company Convertible Stock, or fraction thereof, issued and outstanding as of immediately prior to the Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $1,846.76 per share, without interest (such amount per share, the “Convertible Stock Consideration” and, collectively with the Common Stock Consideration, the “Merger Consideration”), subject to Section 3.1(a)(iii), Section 3.1(b), Section 3.1(c), Section 3.4 and the next sentence of this Section 3.1(a)(ii). From and after the Merger Effective Time, all shares of Company Convertible Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a share of Company Convertible Stock shall cease to have any rights with respect thereto, except for the right to receive the Convertible Stock Consideration therefor in accordance with Section 3.2.

(iii) Each share of Company Common Stock and Company Convertible Stock issued and outstanding as of immediately prior to the Merger Effective Time and then held by any of the Acquired

Companies, if any, shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(iv) Each share of Company Common Stock issued and outstanding as of immediately prior to the Merger Effective Time and then held by the Parent Parties or any of their respective Subsidiaries, if any, shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(v) Each limited liability company interest of Merger Sub issued and outstanding as of immediately prior to the Merger Effective Time shall be unaffected by the Merger and shall remain outstanding as limited liability company interests of the Surviving Entity held by Parent.

(b) Stock Transfer Books. From and after the Merger Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock or Company Convertible Stock. From and after the Merger Effective Time, Persons who held Company Common Stock or Company Convertible Stock outstanding immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(c) Certain Adjustments. If, between the date of this Agreement and the Merger Effective Time, the outstanding shares of Company Common Stock or Company Convertible Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Common Stock Consideration or the Convertible Stock Consideration, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Payment Procedures.

(a) Prior to the Merger Effective Time, Parent shall appoint DST Systems, Inc., or another bank or trust company reasonably acceptable to the Company, to act as paying agent with respect to the Merger (the “Paying Agent”). At or prior to the Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount in U.S. dollars that, when taken together with available cash of the Acquired Companies that is deposited with the Paying Agent at the Merger Effective Time, is sufficient in the aggregate to enable the Paying Agent to make the payments of the Merger Consideration pursuant to Section 3.1(a)(i) and Section 3.1(a)(ii) to holders of Company Common Stock and Company Convertible Stock, as applicable, outstanding immediately prior to the Merger Effective Time (the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Within five Business Days after the Merger Effective Time, Parent and the Surviving Entity shall cause the Paying Agent to (i) in accordance with, and as required by the Paying Agent’s customary procedures, mail to each holder of record of Book-Entry Shares that, immediately prior to the Merger Effective Time, represented outstanding shares of Company Common Stock or Company Convertible Stock, an instruction request letter (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree), including instructions for effecting the exchange of Book-Entry Shares for the applicable Merger Consideration, and (ii) subject to the requirements of this Section 3.2(b), make, and the Paying Agent shall make, delivery and disbursement of the applicable Merger Consideration out of the Exchange Fund to the holders of Book-Entry Shares representing Company Common Stock or Company Convertible Stock, as applicable, that were converted into the right to receive the Common Stock Consideration or the Convertible

Stock Consideration pursuant to Section 3.1(a)(i) and Section 3.1(a)(ii), respectively (including, with respect to the Time Vested Restricted Stock and Performance Restricted Stock, pursuant to the provisions of Section 3.3(a) and (b), respectively), in each case less any applicable Taxes required to be withheld with respect to such payment as provided in Section 3.4. The exchange of Book-Entry Shares representing Company Common Stock or Company Convertible Stock, as applicable, shall be effected in accordance with the Paying Agent’s customary procedures with respect to book-entry securities.

(c) On or after the first anniversary of the Merger Effective Time, the Surviving Entity shall be entitled to cause the Paying Agent to deliver to the Surviving Entity any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Book-Entry Shares representing Company Common Stock or Company Convertible Stock, as applicable, and thereafter, such holders shall be entitled to look to the Surviving Entity with respect to the cash amounts payable upon surrender of their Book-Entry Shares. None of Parent, the Surviving Entity or the Paying Agent or any other Person shall be liable to any holder of Company Common Stock or Company Convertible Stock, as applicable, for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Stock or Company Convertible Stock, as applicable, immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(d) As of the Merger Effective Time, the stock transfer books of the Company shall be closed, and thereafter, there shall be no further registration of transfers of Company Common Stock or Company Convertible Stock on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article III upon surrender of Book-Entry Shares representing Company Common Stock and Company Convertible Stock, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Shares. From and after the Merger Effective Time, the holders of Company Common Stock and Company Convertible Stock, as applicable, outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Convertible Stock, except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Book-Entry Shares representing Company Common Stock or Company Convertible Stock, as applicable, are presented to the Surviving Entity for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(e) After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Entity. Any interest and other income resulting from such investments shall be paid to the Surviving Entity. Until the termination of the Exchange Fund, to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Entity shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the cash portion of the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

Section 3.3 Company Compensatory Awards.

(a) Immediately prior to the Merger Effective Time, each outstanding share of unvested time-based restricted Company Common Stock (“Time Vested Restricted Stock”) granted pursuant to the Long-Term Incentive Plan shall, automatically and without any action required on the part of the holder thereof, become fully vested and all restrictions and reacquisition rights thereon shall lapse, and thereafter all shares of Company Common Stock represented thereby shall be considered outstanding for all purposes under this Agreement and shall only have the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Common Stock Consideration (less applicable Taxes required to be withheld with respect to such vesting or payment as provided in Section 3.4). In addition, in no event later than five Business Days after the Merger

Effective Time, the Company shall pay each holder of Time Vested Restricted Stock an amount equal to all accrued and unpaid cash dividends up to, and including, the Merger Effective Time (less required withholdings as provided in Section 3.4) in accordance with the terms of the applicable award agreement.

(b) Immediately prior to the Merger Effective Time, each outstanding award of unvested performance-based restricted Company Common Stock (“Performance Restricted Stock”) granted pursuant to the Long-Term Incentive Plan shall, automatically and without any action required on the part of the holder thereof, become vested assuming target-level achievement of all applicable performance-based vesting requirements and all restrictions and reacquisition rights thereon shall lapse, and thereafter all shares of Company Common Stock represented thereby shall be considered outstanding for all purposes under this Agreement and shall only have the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Common Stock Consideration (less applicable Taxes required to be withheld with respect to such vesting or payment as provided in Section 3.4). In addition, in no event later than five Business Days after the Merger Effective Time, the Company shall pay each holder of Performance Restricted Stock an amount equal to all accrued and unpaid cash dividends up to, and including, the Merger Effective Time (less required withholdings as provided in Section 3.4) in accordance with the terms of the applicable award agreement.

(c) At or prior to the Merger Effective Time, the Company Board (or any committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.3.

(d) As of the Merger Effective Time, the Long-Term Incentive Plan shall terminate, and the Company shall ensure that following the Merger Effective Time, no participant in the Long-Term Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity or any Subsidiary thereof.

(e) At the Merger Effective Time, Parent shall deposit with the Surviving Entity cash in the amount necessary, together with the other funds of the Surviving Entity, to make the payments required under this Section 3.3, including all accrued and unpaid cash dividends on Company Compensatory Awards, as applicable, and Parent shall cause the Surviving Entity to make the payments required under this Section 3.3 through the Surviving Entity’s payroll as promptly as practicable, but in no event later than five Business Days after the Merger Effective Time, or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code. For the avoidance doubt, Parent’s obligation to deposit cash shall include amounts sufficient to satisfy the Company’s obligation to withhold from, and pay over to applicable taxing authorities, amounts with respect to the payments required under this Section 3.3.

Section 3.4 Withholding Rights. Each of the Company, any Parent Party, the Surviving Entity, Merger Sub or the Paying Agent (and any Affiliates or designees of the foregoing) and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Convertible Stock or Company Compensatory Awards such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.6 General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter prepared by the Company and delivered to the Parent Parties at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in the Company SEC Documents publicly filed with, or furnished to the SEC since January 1, 2019 and prior to the date of this Agreement and available on the SEC’s Electronic Data Gathering and Retrieval System (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face, the Company hereby represents and warrants to the Parent Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Schedule 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Company and each Subsidiary of the Company are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by the Company in each Subsidiary of the Company, including a list of each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT

Subsidiary”), and each Subsidiary of the Company that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) None of the Acquired Companies, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of the Company and investments in short-term investment securities).

(e) The Company has made available to Parent complete and correct copies of the Company Governing Documents. The Company is in compliance with the terms of its Company Governing Documents in all material respects. True and complete copies of the Company’s minute book have been made available by the Company to Parent.

Section 4.2 Authority; Approval Required.

(a) The Company has the requisite corporate power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to receipt of the Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the filing of the Certificate of Merger with the DE SOS.

(b) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Company Board has duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of the Company and its stockholders, (ii) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Stockholder Approval, the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directing that the approval of the Merger be submitted (A) to a vote of the holders of Company Common Stock at the Stockholders Meeting and (B) to the holders of Company Convertible Stock for approval by written consent, (iv) recommended that holders of Company Convertible Stock approve the Merger by written consent; (v) directed that notice of the approval by written consent of the holders of Company Convertible Stock be given to each holder of Company Convertible Stock within ten days of such action; and (vi) except as may be permitted pursuant to Section 7.3, resolving to include in the Proxy Statement the recommendation of the Company Board to holders of Company Common Stock to vote in favor of approval of the Merger (such recommendation, the “Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The Stockholder Approval is the only vote or consent of the holders of any class of securities of the Company or any of its Subsidiaries necessary to approve the Merger and the other transactions contemplated by this Agreement (other than the approval of the holders of Company Convertible Stock described in Section 4.2(e), which approval has been obtained).

(e) On or prior to the date of this Agreement, the Company has delivered to Parent duly executed written consents representing the affirmative vote of the holders of at least two-third of the outstanding shares of

Company Convertible Stock entitled to vote on the Merger approving the Merger in accordance with the MGCL, the Company Charter and the Company Bylaws (the “Convertible Stock Approval”).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and its obligations hereunder will not (with or without notice or lapse of time, or both), (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the Company Governing Documents or (B) any equivalent organizational or governing documents of any other Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Acquired Companies or by which any property or asset of the Acquired Companies is bound, or (iii) except as set forth in Schedule 4.3(a)(iii) of the Company Disclosure Letter, require any consent, notice or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligation of any of the Acquired Companies under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, modification, acceleration, vesting or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of payment, purchase, first offer or sale under or result in the creation of a Lien on any property or asset of the Acquired Companies pursuant to, any Contract or Permit to which any of the Acquired Companies is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (with or without notice or lapse of time, or both), require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) the filing with the SEC of the Proxy Statement and such reports under, and other compliance with, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the filing of the Certificate of Merger with the DE SOS pursuant to the DLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), and 50,000 shares of Company Convertible Stock (collectively, the Company Common Stock, Company Preferred Stock and Company Convertible Stock, the “Company Capital Stock”). As of the date hereof, (i) 166,315,030 shares of Company Common Stock were issued and outstanding (which includes 866,015 shares of unvested Time Vested Restricted Stock and 737,851 shares of Performance Restricted Stock (assuming achievement based on target-level performance)), (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 50,000 shares of Company Convertible Stock were issued and outstanding (of which 31,372 shares of Company Convertible Stock are held by a Subsidiary of the Company). All of the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, first refusal, first offer or similar rights. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock or voting securities of the Company.

(b) Schedule 4.4(b) of the Company Disclosure Letter sets forth for the following information with respect to outstanding Company Compensatory Awards: (i) the name of the holder thereof; (ii) the number of shares of Time Vested Restricted Stock and Performance Restricted Stock (at target levels); (iii) the date of the issuance thereof; and (iv) the vesting schedule therefor (including whether the vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events).

(c) All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, first refusal, first offer or similar rights. All of the outstanding equity interests in each Subsidiary of the Company that is a partnership or limited liability company are duly authorized and validly issued and were not issued in violation of any preemptive, first refusal, first offer or similar rights. All outstanding shares of capital stock of, or equity interests in, each Subsidiary of the Company that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable, as applicable, and will not be issued in violation of any preemptive, first refusal, first offer or similar rights. The Company owns, directly or indirectly, all of the issued and outstanding capital stock of, or equity interests in, each Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having voting rights (or convertible into securities having such rights) of the Acquired Companies (“Voting Debt”) issued and outstanding. Except for Company Convertible Stock listed on Schedule 4.4(d) of the Company Disclosure Letter and the Company Compensatory Awards set forth in Schedule 4.4(b) of the Company Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Acquired Companies is a party or by which any of them is bound obligating any of the Acquired Companies to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any of the Acquired Companies or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Voting Debt or other equity interests.

(e) None of the Acquired Companies is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock or other equity interests of any of the Acquired Companies or that restricts the transfer of the capital stock or other equity interests of any of the Acquired Companies. Except as set forth at Schedule 4.4(e) of the Company Disclosure Letter, none of the Acquired Companies has granted any registration rights on the capital stock or other equity interests of any of the Acquired Companies. No Company Common Stock is owned by any Subsidiary of the Company.

(f) The Company does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the Company Common Stock and any dividends or other distributions on any securities of any Subsidiary of the Company, which have been authorized or declared prior to the date hereof, have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(h) The Company has not exempted any Person from, or increased, the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Governing Documents.

(i) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Acquired Companies in excess of $5,000,000 in principal amount in the aggregate, other than Indebtedness identified in Schedule 4.4(k) of the Company Disclosure Letter.

Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by the Company under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 1, 2019 (the forms, documents, statements and reports filed or furnished with the SEC on or after January 1, 2019 and those filed or furnished with the SEC since the date of this Agreement, if any, including any amendments, supplements or modifications thereto, the “Company SEC Documents”). As of their respective filing or furnishing dates (or the date of their most recent amendment, supplement or modification), the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 4.5(a) of the Company Disclosure Letter, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review and the Company does not have any unresolved comments from the SEC with respect to any Company SEC Documents. None of the Subsidiaries of the Company is currently subject to the periodic reporting requirements of the Exchange Act.

(b) The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2019.

(c) The consolidated audited and unaudited financial statements of the Company and the consolidated Subsidiaries of the Company included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Company SEC Documents), (i) complied, as of their respective dates, in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) the consolidated financial position of the Company and the consolidated Subsidiaries of the Company, taken as a whole, as of their respective dates and the consolidated results of operations of the Company and the consolidated Subsidiaries of the Company for the periods presented therein.

(d) The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the consolidated Subsidiaries of the Company. Since January 1, 2019, none of the Company, the Company’s auditors, the Company Board or the audit committee of the Company Board has received any written notification of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Company or (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any securitization transaction or “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the SEC), where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s audited financial statements or other Company SEC Documents.

(f) Neither the Company nor any Subsidiary of the Company is required to be registered as an investment company under the Investment Company Act.

(g) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies nor, to the Knowledge of the Company, any director, officer or employee of the Acquired Companies, in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government official or employee or any other Person or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, or any other Person, in each case, in violation of any applicable Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) the Acquired Companies have conducted their respective business in all material respects in the ordinary course of business, (b) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect, and (c) except for regular quarterly cash dividends or other distributions on the Company Capital Stock, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the financial statements as of September 30, 2021 (including any related notes) contained in the Company SEC Documents, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice in all material respects since September 30, 2021, none of the Acquired Companies has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Each of the Acquired Companies is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances (collectively, “Permits”) of any Governmental Authority necessary for such Acquired Company to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after notice or lapse of time or both would permit, the suspension, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Permits. To the Knowledge of the Company, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of the Acquired Companies that impairs or threatens to impair the validity of any Permit or which would reasonably be expected, if accepted or granted, to result in the suspension or revocation of any Permit, except where the impairment, suspension or revocation of any such Permit, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Acquired Companies is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound, or (ii) any Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2019, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged failure of any of the Acquired Companies to comply with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Litigation. There is no material Action or investigation to which any of the Acquired Companies is a party (either as plaintiff or defendant), or against any properties or assets of the Acquired Companies or any director or officer of the Acquired Companies, pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority, and, to the Knowledge of the Company, there is no basis for any such Action or investigation. None of the Acquired Companies has been permanently or temporarily enjoined by, or is otherwise subject to, any Order, judgment or decree of any Governmental Authority that limits any Acquired Company from engaging in or continuing to conduct the business of the Acquired Companies. No Order of any Governmental Authority has been issued in any Action to which any of the Acquired Companies is or was a party, or, to the Knowledge of the Company, in any other Action, and none of the Acquired Companies is otherwise subject to any Order, that enjoins or requires any of the Acquired Companies to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2020, none of the Acquired Companies or any of their respective Representatives has received or made any settlement offer for any Action to which any of the Acquired Companies is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that involves only the payment of money that does not exceed $1,000,000 individually or in the aggregate with respect to Actions involving similar facts or circumstances. As of immediately prior to the date of this Agreement, there is no Action to which any of the Acquired Companies is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Properties.

(a) Schedule 4.10(a) of the Company Disclosure Letter lists the common street address of each Owned Company Property, and sets forth the applicable Acquired Company owning such property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies own fee simple title to each Owned Company Property, free and clear of Liens, except for Permitted Liens.

(b) Schedule 4.10(b) of the Company Disclosure Letter lists the common street address of each Leased Company Property, sets forth the applicable Acquired Company leasing or subleasing such real property and each lease or sublease of such real property, including each amendment, guaranty or any other agreement relating thereto (the “Company Leases”). The Acquired Companies own a valid leasehold interest in each Leased Company Property, free and clear of Liens, except for Permitted Liens. True and complete copies of the Companies Leases have been made available to Parent.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof (i) none of the Acquired Companies has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Authority that has not been resolved and (ii) none of the Acquired Companies has received notice to the effect that there are (A) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties, (B) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas or (C) any defaults under any Contract evidencing any Lien or other Contract affecting any of the Company Properties.

(d) The Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies’ ownership of any such personal property is not subject to any Liens, other than Permitted Liens.

(e) A policy of title insurance has been issued for each Owned Company Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by the applicable Acquired Company, and (ii) to the Knowledge of the Company, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

(f) Schedule 4.10(f) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned, or otherwise disposed of by the Acquired Companies (a “Prior Sale Contract”) since January 1, 2019, except for easements or similar interests. Other than as set forth in Schedule 4.10(f) of the Company Disclosure Letter, to the Knowledge of the Company as of the date hereof, none of the Acquired Companies has received any written notice of any outstanding claims under any Prior Sale Contract and no event or circumstance has occurred under any Prior Sale Contract that, with the passage of time or receipt of notice would reasonably be expected to result in liability to any Acquired Company in an amount, in the aggregate, in excess of $1,500,000.

(g) Schedule 4.10(g) of the Company Disclosure Letter lists each multi-family residential real estate lease, sublease or other right of occupancy to which an Acquired Company is a party as landlord with respect to each of the applicable Company Properties (the “Leases”) and the unit number, unit type, size of unit, base rent, deposit, move-in date, lease expiration date and outstanding balance (such information in Schedule 4.10(g) of the Company Disclosure Letter, the “Rent Roll”), which Rent Roll is accurate as of the applicable date stated therein except such discrepancies as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and such Rent Roll is the rent roll used by the Acquired Companies in the ordinary course of its business. True and complete copies in all material respects of the Rent Roll have been made available to Parent.

(h) Except as set forth on the title commitments with respect to each Owned Company Property made available to Parent prior to the date hereof, no Owned Company Property is subject to any low or moderate income tenant requirements or any other income-based restrictions or requirements (collectively, the “Income Restrictions”) and to the Knowledge of the Company, no Acquired Company has received a written notice of any monetary default or material non-monetary default that has not been cured under any Contract evidencing such Income Restrictions, and, to the Knowledge of the Company, neither the Acquired Companies nor any of the counterparties to such Contracts are currently in monetary or material non-monetary default under such Contracts.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of the Company, is threatened relating to any of the Acquired Companies or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the Acquired Companies and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Acquired Companies is in possession of all Environmental Permits necessary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, and there are no facts, events or circumstances that would reasonably be expected to result in the revocation, suspension, termination, non-issuance, non-renewal or adverse modification of any such Environmental Permits; (iv) any and all Hazardous Substances disposed of by any of the Acquired Companies was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) except as set forth on Schedule 4.11(v) of the Company Disclosure Letter, Hazardous Substances are not present at any properties of the Acquired Companies or at any other location for which any Acquired Company may be liable which would require investigation or remediation by any Acquired Company pursuant to, or that may otherwise result in liability to any Acquired Company under, Environmental Law; (vi) the Acquired Companies and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; (vii) no Acquired Company has agreed to assume or retain any liability of any other Person under Environmental Law or relating to Hazardous Substances; and (viii) there are no liabilities or obligations (and no asserted liability or obligations) of the Acquired Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation. The Company has made available to Parent all reports of any environmental site assessments, investigations, remediations, environmental or health and safety compliance audits, or other similar documents, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, to the extent within in the possession of any Acquired Company.

Section 4.12 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed with the SEC as an exhibit to any Company SEC Documents filed on or after January 1, 2020 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts, to the extent publicly available, shall be deemed to have been made available to Parent.

(b) In addition to the Contracts described in Section 4.12(a), the Company has made available to Parent a true, correct and complete copy of each Contract (other than a Company Benefit Plan) in effect as of the date hereof to which any of the Acquired Companies is a party or by which any of its properties or assets are bound that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act or is otherwise a Company Related-Party Agreement;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Acquired Companies or their Affiliates, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the Acquired Companies or their Affiliates or the geographic area in which the Acquired Companies or their Affiliates may conduct business;

(iv) constitutes an Indebtedness obligation of the Acquired Companies with a principal amount as of the date hereof greater than $5,000,000 or relating to any interest rate caps, interest rate collars or hedging (including interest rates, currency, commodities or derivatives);

(v) requires the Acquired Companies to make any investment (in the form of a loan, capital contribution, preferred equity investment or preferred equity investment or similar transaction) or purchase or sell, as applicable, equity interests of any Person or assets, including through a pending purchase or sale of assets, merger, consolidation or similar business combination transaction, that (together with all of the interests, assets and properties subject to such requirement in such Contract) have a fair market value or purchase price in excess of $1,500,000;

(vi) evidences a loan to any Person (other than a Wholly Owned Company Subsidiary) by any of the Acquired Companies in an amount in excess of $1,000,000;

(vii) relates to any joint venture, partnership, limited liability company or strategic alliance of any of the Acquired Companies with a third party or provides for a right of any Person (other than the Acquired Companies) to receive fees or receive a profits interest in, invest, join or partner in (whether characterized as a contingent fee, profits interest, equity interest or otherwise), or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture or partnership with respect to any current or future real property in which Acquired Company has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Person;

(viii) contains covenants expressly limiting, in any material respect, the ability of the Acquired Companies to sell, transfer, pledge or otherwise dispose of any material assets or business of the Acquired Companies;

(ix) relates to the settlement (or proposed settlement) of any pending or threatened Action, in writing, other than any settlement that is fully covered by insurance or indemnification (which is reasonably expected to be received), or provides solely for the payment in cash of less than $1,000,000;

(x) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the Company Properties or otherwise gives rights with regard to use of the Company Properties, other than third-party residential tenant leases or ancillary retail leases;

(xi) expressly obligates the Acquired Companies to conduct business with any third party on a preferential or exclusive basis or that contain most favored nation provisions;

(xii) grants any buy/sell, put option, call option, redemption right, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which Acquired Company could be required to purchase or sell the applicable equity interests of any Person or any real property or any other material assets, rights or properties of the Acquired Companies;

(xiii) provides for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or stock or otherwise) of any real property (including any Company Property) to the extent such Contract was executed on or after January 1, 2019, which Contract is pending or has outstanding obligations as of the date of this Agreement that are reasonably likely to be in excess of $3,000,000;

(xiv) is a Management Agreement; or

(xv) except to the extent such Contract is described in the clauses above or is a Company Benefit Plan, calls for (i) aggregate payments by, or other consideration from, any of the Acquired Companies of more than $5,000,000 over the remaining term of such Contract or (ii) annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $2,500,000.

(c) Each Contract in any of the categories set forth in Section 4.12(a), (b) and (e) to which any of the Acquired Companies is a party or by which it is bound as of the date hereof is referred to herein as a “Material Contract.”

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is legal, valid, binding and enforceable on the each Acquired Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of the Acquired Companies nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Material Contract, and no event or condition has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise any Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Schedule 4.12(e) of the Company Disclosure Letter lists each management agreement pursuant to which any Person manages or operates any of the Company Properties (or provides development, construction or similar services) on behalf of any Acquired Company, and describes the property that is subject to such management agreement, the applicable Acquired Company that is a party, the date of such management agreement and each amendment, guaranty or other agreement binding on the applicable Acquired Company and relating thereto (collectively, the “Management Agreements”). The true and complete copies of all Management Agreements as of the date hereof have been made available to Parent. As of the date hereof, each Management Agreement is legal, valid, binding and in full force and effect as against the applicable Acquired Company and, to the Knowledge of the Company, as against the other party thereto None of the Acquired Companies owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator, except for fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Taxes.

(a) Each Acquired Company has timely filed with the appropriate Governmental Authority all U.S. federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Acquired Company has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all income and other material Taxes required to be paid by it, whether or not shown on any Tax Return. True and complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by each Acquired Company with respect to the taxable years ending on or after such

Acquired Company’s formation have been made available to Parent. To the Knowledge of the Company, no written claim has been proposed by any Governmental Authority in any jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to Tax by such jurisdiction.

(b) The Company (i) for all taxable years beginning with its initial taxable year ended December 31, 2014, and through December 31, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) has operated since December 31, 2021 through the date hereof, and intends to continue to operate until the Closing, in such a manner as to enable the Company to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT is pending or, to the Knowledge of the Company, threatened in writing. No Subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that includes and ends on the Closing Date), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) the Company’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of any of the Acquired Companies; (ii) no material deficiency for Taxes of any of the Acquired Companies has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) none of the Acquired Companies has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any income or other material Tax Return, which Tax Return has since not been filed; and (v) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Subsidiary of the Company that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary (i) has such classification as set forth on Schedule 4.13(d) of the Company Disclosure Letter and (ii) has been since its formation treated for U.S. federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as so set forth, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) None of the Acquired Companies holds any asset the disposition of which would be subject to Section 1374 of the Code or Treasury Regulation Section 1.337(d)-7 (or similar rules under applicable Laws), nor have they disposed of any such asset during its current taxable year.

(f) Since the Company’s inception, none of the Acquired Companies has incurred or engaged in any transaction that could reasonably be expected to give rise to (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs), and (iii) any material liability for Tax, other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of the Company, no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon any Acquired Company.

(g) The Acquired Companies, and to the Knowledge of the Company, any predecessor employers of the foregoing, have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402 and 3406 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or, to the Knowledge of the Company, threatened to raise, a material claim against any Acquired Company for any breach of any Tax Protection Agreements. As used herein, “Tax Protection Agreements” means any written agreement to which any Acquired Company is a party pursuant to which: (i) any liability to holders of equity interests in a Company Subsidiary Partnership (as defined below) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of equity interests in a Company Subsidiary Partnership, any Acquired Company has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, (E) operate (or refrain from operating) in a particular manner, (F) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, or (G) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (iii) equityholders of such Company Subsidiary Partnership have guaranteed, indemnified or assumed debt of such partnership; or (iv) any other agreement that would require the general partner of a partnership to consider separately the Tax liabilities of any limited partner. As used herein, “Company Subsidiary Partnership” means a Subsidiary of the Company that is taxed as a partnership for U.S. federal income tax purposes.

(i) None of the Acquired Companies is a party to any Tax allocation or sharing agreement or similar arrangement, other than (i) any agreement or arrangement between any of the Acquired Companies, and (ii) provisions in commercial Contracts not primarily relating to Taxes.

(j) None of the Acquired Companies has an outstanding request for, or received, a written ruling from a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and none of the Acquired Companies is subject to written ruling of a Governmental Authority.

(k) None of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(l) None of the Acquired Companies has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended or purported to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(n) Except as set forth in Schedule 4.13(n) of the Company Disclosure Letter, no written power of attorney that has been granted by any Acquired Company (other than to the Company or a Subsidiary of the Company) currently is in force with respect to any matter relating to Taxes.

(o) There are no Liens for Taxes on any assets of any Acquired Company other than Permitted Liens.

(p) None of the Acquired Companies has (i) agreed to make any material adjustment under Section 481(a) of the Code, (ii) any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to any Acquired Company or (iii) any application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method.

(q) None of the Acquired Companies has made any election to defer any payroll Taxes or claimed any Tax credit under the COVID-19 Laws.

Section 4.14 Intellectual Property. Except as set forth on Schedule 4.14 of the Company Disclosure Letter, none of the Acquired Companies: (a) owns any registered trademarks, patents copyrights or domain names, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) no Intellectual Property owned by any Acquired Company infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of any Acquired Company, and (iii) the Acquired Companies own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Acquired Companies as it is currently conducted; and (iv) since December 31, 2019, none of the Acquired Companies has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Information Privacy and Security. (a) The Company has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Acquired Companies, (b) those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and (c) the Acquired Companies are in compliance with such policies and procedures, except, for purposes of subclauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company maintains disaster recovery plans, procedures and facilities in place that are intended to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance in all material respects with applicable Laws and customer contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has not experienced a data security breach, violation, outage, corruption, or unauthorized use of or access to any IT Assets or any Personal Information stored therein or processed thereby, (ii) the Company has taken reasonable actions and measures to protect the confidentiality, integrity and security of its material Personal Information and IT Assets, against any unauthorized use, access, interruption, modification or corruption, and (iii) the IT Assets used by the Acquired Companies are free from material viruses, malware or other corruptants.

Section 4.16 Insurance. Schedule 4.16 of the Company Disclosure Letter sets forth a description of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for the Acquired Companies (the “Insurance Policies”), which Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Acquired Companies. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (i) each Insurance Policy is in full force and effect, (ii) all premiums due and payable under all Insurance Policies have been paid, and (iii) the Acquired Companies have otherwise complied in all material respects with the terms and conditions of all Insurance Policies and all claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy. From December 31, 2019 through the date hereof, no written notice of premature cancellation, failure to renew, refusal of coverage, termination or increase in premium has been received by any Acquired Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company has made available to Parent true and correct copies of all Insurance Policies. No Insurance Policies are written on retrospective, audited or similar premium basis.

Section 4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Letter, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Benefit Plan and all amendments thereto, and a written description of any such Company Benefit Plan that is unwritten; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any of the Acquired Companies from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority.

(b) None of the Acquired Companies maintains, contributes to, or participates in, or otherwise has any obligation or direct or contingent liability in connection with: (i) an “employee pension benefit plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto); (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of the Acquired Companies has withdrawn at any time within the preceding six years from any “multiemployer plan” (as defined in Section 3(37) of ERISA), or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Acquired Companies. No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare type benefits, except pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other applicable legal requirements. None of the Acquired Companies has any liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c) Each Company Benefit Plan has been established, funded, administered and maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, such Company Benefit Plan, and its related trust, has at all times since its adoption been so qualified and has received and is entitled to rely on a determination letter from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter) and that its trust is exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has or would reasonably be expected to adversely affect the qualifications of such Company Benefit Plan. No material audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any Company Benefit Plan.

(d) Except as set forth in Schedule 4.17(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any payment (whether of severance pay or otherwise) becoming due, any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment or benefit, constitute a “excess parachute payment” within the meaning of Section 280G of the Code, any increase in payment, or acceleration of the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons). Except as set forth in Schedule 4.17(d) of the Company Disclosure Letter, none of the Acquired Companies is a party to or has any obligation to compensate any Person in connection with the transactions contemplated by this Agreement for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(e) All required premiums for, contributions to, and payments from, any Company Benefit Plans have been timely made or timely accrued by the Company in the consolidated audited and unaudited financial statements of the Company in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

Section 4.18 Labor Matters.

(a) Schedule 4.18(a) of the Company Disclosure Letter contains a true, accurate and complete list of all employees of the Company, specifying each employee’s name and title. The current year annual base salary or hourly wage of each such employee has been separately provided to Parent, and shall be deemed to be part of Schedule 4.18(a) of the Company Disclosure Letter.

(b) The employees of the Company currently are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company. To the Knowledge of the Company, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Company is being threatened in writing.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, worker compensation, pay equity and payment of withholding and/or social security taxes and (ii) there are no complaints, charges or claims against the Company filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with or by any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the application for employment, provision of services, employment or termination of employment of any individual by the Company.

(d) All current and former employees of the Company or any Subsidiary of the Company who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of the Company and any Subsidiary of the Company have been properly compensated for all time worked in accordance with the FLSA. All Persons who have provided services to the Company or any Subsidiary of the Company as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and Company Benefit Plans.

(e) In the two years preceding the date of this Agreement, the Company has not implemented any plant closing, layoff, termination or reduction in hours that (in each case) would trigger the notice requirements or violated the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”).

(f) The Company has complied in all material respects with the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder (“IRCA”). The Company has not employed individuals not authorized to work in the United States. The Company has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

(g) In the prior three years, the Company has not been party to a settlement agreement resolving material allegations of sexual harassment by or against any current or former director, officer or employee of the Company or any of its Subsidiaries. In the prior three years, to the Knowledge of the Company, there have not been any material allegations of sexual harassment involving any director, officer or employee of the Company or any of its Subsidiaries.

Section 4.19 Related-Party Transactions. Except as described in Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2020 and prior to the date hereof, there are no Contracts, arrangements, understandings, transactions or liabilities between any of the Acquired Companies (or binding on any of their respective properties or assets), on the one hand, and (a) any current or former officer or director of the Acquired Companies, (b) any holder of Company Convertible Stock, (c) any associate (as defined in Rule 12b-1 under the Exchange Act) or Affiliate of any such officer, director or holder or (d) C-III Capital Partners, LLC, Resource America, Inc. or their respective Affiliates, on the other hand (other than those exclusively among the Acquired Companies) (collectively, the “Company Related-Party Agreements”).

Section 4.20 Brokers. No broker, investment banker or other Person (other than the Persons listed in Schedule 4.20 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Schedule 4.20 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and such Person, true, correct and complete copies of which have been made available to Parent prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21 Opinion of Financial Advisor. The Company Board has received the oral opinion of Lazard Frères & Co., financial advisor to the Company (“Lazard”), which was confirmed in writing as of the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration to be paid by Parent to holders of the Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). The Company will deliver to Parent a complete and correct copy of such opinion promptly after receipt thereof by the Company Board solely for informational purposes.

Section 4.22 Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.11, (a) the Company Board (or a committee thereof) has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger, and (c) no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to the Company (collectively, “Takeover Statutes”) are applicable to the Merger and the other transactions contemplated by this Agreement or, to the Knowledge of the Company, the Parent Parties. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock or the Company Convertible Stock with respect to the Merger.

Section 4.23 Information Supplied. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation in this Section 4.23 is made as to statements made or incorporated by reference based on information supplied by or on behalf of the Parent Parties in writing specifically for inclusion or incorporation by reference therein.

Section 4.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the Company or any other Person on behalf of the Company has made any representation or warranty, expressed or implied, with respect to the Acquired Companies, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies. In particular, without limiting the foregoing disclaimer, none of the Company or any other Person on behalf of a Company makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to the Acquired Companies, except for the representations and warranties made by the Company in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Parent Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agree that none of the Parent Parties or any other Person on behalf of a Parent Party has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Parent Party furnished or made available to the Company or its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Each of the Parent Parties is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdictions of its formation or organization, as the case may be, and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of the Parent Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and has no, and prior to the Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the transactions contemplated hereby.

(b) All of the issued and outstanding equity interests in Merger Sub are, and at the Merger Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and has no, and prior to the Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the transactions contemplated hereby.

Section 5.2 Authority.

(a) Parent has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered on behalf of the Parent Parties, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Merger Sub has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the filing of the Certificate of Merger with the DE SOS.

Section 5.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by each of the Parent Parties do not, and the performance of this Agreement and its obligations hereunder will not, (a) conflict with or violate any provision of the governing documents of any Parent Party, or (b) conflict with or violate any Law applicable to any Parent Party. Except as may be required by the Exchange Act, the MGCL, the DLLCA or any applicable Antitrust Laws, none of the Parent Parties is required to make any filing with or to obtain any consent from any Person at or prior to the Merger Effective Time in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Parent Material Adverse Effect. No vote of Parent’s equity holders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

Section 5.4 Available Funds.

(a) Parent has received and accepted, and has delivered to the Company, a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsor to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being referred to as the “Equity Financing”). The Equity Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated.

(b) Parent or Merger Sub has fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and the performance in all material respects by the Company of its obligations under this Agreement, at the Closing, the net proceeds contemplated by the Equity Commitment Letter will be sufficient for the Parent Parties and the Surviving Entity to pay all amounts required to be paid in connection with the Merger and Equity Commitment Letter (including payment of the Merger Consideration, repayment or refinancing of debt of any Acquired Company contemplated by this Agreement, and payment of all other fees and Expenses and obligations required to be paid or satisfied by Parent or Merger Sub in connection with the Merger and the Equity Financing).

(c) The Equity Commitment Letter is enforceable against Parent and Sponsor in accordance with its terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Equity Commitment Letter. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and the performance in all material respects by the Company of its obligations under this Agreement, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Equity Financing will not be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to Parent or Merger Sub on the Closing Date. The Equity Commitment Letter contains all of the conditions precedent and other conditions and contingencies to the obligations of Sponsor to make the full amount of the Equity Financing available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Equity Financing other than as expressly set forth in the Equity Commitment Letter that could affect the conditionality, enforceability, availability, termination or amount of the Equity Financing.

(d) The obligations of the Parent Parties under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, any of the Acquired Companies) ability to obtain the Equity Financing or any other financing.

Section 5.5 Solvency. Assuming (a) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Merger, including the Equity Financing, and the payment of the Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company set forth in Article IV hereof, (d) payment of all amounts required to be paid in connection with the consummation of the Merger, (e) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and (f) payment of all related fees and Expenses, then, after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, each of Parent and the Surviving Entity will be Solvent as of the Merger Effective Time and immediately after the consummation of the Merger. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including the probable amount of contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.6 Guarantee. Parent has furnished the Company with a duly executed, accurate and complete copy of the Guarantee. The Guarantee is in full force and effect. The Guarantee is (a) a legal, valid and binding obligation of the Sponsor, and (b) enforceable in accordance with its respective terms against the Sponsor, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no breach or default under the Guarantee by the Sponsor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Sponsor.

Section 5.7 Absence of Certain Agreements. As of the date hereof, none of the Parent Parties nor any of their respective controlled Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal except pursuant to the consents relating to the Convertible Stock Approval, or (b) pursuant to which any stockholder of any Acquired Company has agreed to make an investment in, or contribution to, any of the Parent Parties in connection with the transactions contemplated by this Agreement, in each case that would not terminate and be void concurrently with any termination of this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between the Parent Parties, the Sponsor or any of their respective controlled Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. None of the Parent Parties or the Sponsor (or any of their respective controlled Affiliates) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving any Acquired Company in connection with the Merger (provided that the foregoing shall not be deemed to prohibit the establishment of customary “tree” arrangements).

Section 5.8 Litigation. As of the date hereof, there is no Action or investigation to which any of the Parent Parties is a party (either as plaintiff or defendant) pending or, to the knowledge of the Parent Parties, threatened before any Governmental Authority, and, to the knowledge of the Parent Parties, there is no basis for any such Action or investigation, in each case, that is expected to have a Parent Material Adverse Effect. As of the date hereof, none of the Parent Parties has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of such Parent Party that is expected by Parent to have a Parent Material Adverse Effect.

Section 5.9 Compliance. Each of the Parent Parties is in, and since December 31, 2019 has been in, compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Parties has, during the past five years: (a) received any written notice from any Governmental Authority regarding any material violation by the Parent Parties of any Law; or (b) provided any written notice to any Governmental Authority regarding any material violation by any of the Parent Parties of any Law, which notice in either case of clauses (a) and (b) remains outstanding or unresolved as of the date hereof, except for such notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Brokers. No broker, investment banker or other Person that has been retained by or is authorized to act on behalf of the Parent Parties is entitled to any broker’s, finder’s or other similar fee or commission payable by the Company or any of its Affiliates or any of their respective stockholders in connection with the Merger and the other transactions contemplated by this Agreement.

Section 5.11 Takeover Statutes. None of the Parent Parties or, to the knowledge of the Parent Parties, any of their respective Affiliates, beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Capital Stock or any securities that are convertible into or exchangeable or exercisable for Company Capital Stock, or holds any rights to acquire or vote any Company Capital Stock, other than pursuant to this Agreement. None of the Parent Parties or any of their Subsidiaries or the “Affiliates” or, to the knowledge of the Parent Parties, the “associates” of any such person, within the past five years, has been an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 5.12 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the Parent Parties or any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Merger

Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.13 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the Parent Parties or any other Person on behalf of a Parent Party has made any representation or warranty, expressed or implied, with respect to the Parent Parties or any of their respective Affiliates, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or any of their respective Affiliates. In particular, without limiting the foregoing disclaimer, none of the Parent Parties or any other Person on behalf of a Parent Party makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to the Parent Parties, except for the representations and warranties made by the Parent Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company or any other Person on behalf of the Company has made or is making any representations or warranties relating to the Acquired Companies whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to the Parent Parties or any of their respective Representatives.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement, or (iv) as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each Subsidiary of the Company to, (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (B) use all reasonable efforts to (1) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with tenants and other third parties, (2) retain the services of its current officers at the level of vice president or higher, (3) preserve its assets and properties in good repair and condition (normal wear and tear excepted) and (4) maintain the status of the Company as a REIT.

(b) Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or expressly permitted by this Agreement, or as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Subsidiary of the Company to, do any of the following:

(i) (A) amend or propose to amend the Company Governing Documents or, other than in the ordinary course of business, such equivalent organizational or governing documents of any Subsidiary of the

Company, in each case, whether by merger, consolidation or otherwise, (B) reinitiate, or amend in a manner material to the Company, the Distribution Reinvestment Plan or the Share Redemption Program, or (C) waive the stock ownership limit or create (or increase) an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of any Acquired Company (other than any Wholly Owned Company Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to Company Capital Stock or other equity securities or ownership interests in any Acquired Company or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by the Company of regular quarterly dividends for the first and second quarters of 2022 on shares of Company Common Stock in accordance with past practice; provided, that, the Company shall ensure that (1) the record date with respect to any such quarterly dividend shall be consistent with historical record dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day and (2) any such individual quarterly dividend on shares of Company Common Stock shall not exceed $0.07 per share, (B) the declaration and payment of dividends or other distributions to the Company by any Wholly Owned Company Subsidiary, (C) distributions by any Subsidiary of the Company that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Subsidiary, and (D) distributions resulting from the vesting or settlement of Company Compensatory Awards in existence as of the date hereof or issued after the date hereof in accordance with this Agreement; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), the Company and any Subsidiary of the Company shall be permitted to make distributions in accordance with Section 7.11;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or any other equity interests of the Company or any Subsidiary of the Company, except for shares of Company Capital Stock withheld by, or forfeited to, the Company in connection with the vesting and settlement of taxes for outstanding Company Compensatory Awards in the ordinary course;

(v) except for transactions among the Company and one or more Wholly Owned Company Subsidiaries or among one or more Wholly Owned Company Subsidiaries, issue, sell, pledge, dispose, permit any Lien (other than Permitted Liens) on or grant any shares of Company Capital Stock or any other equity interests in the Company or the Subsidiaries of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of (or any rights linked to the value of) Company Capital Stock or any other equity interests in the Company or in the Subsidiaries of the Company, or enter into any agreement, arrangement or understanding with respect to the sale, registration or voting of the Company Capital Stock or any other equity interests in the Company or in the Subsidiaries of the Company;

(vi) acquire or agree to acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any assets or interest in any Person, except (A) acquisitions by the Company or any Wholly Owned Company Subsidiary of or from an existing Wholly Owned Company Subsidiary and (B) other acquisitions of personal property and equipment in the ordinary course of business for a purchase price of less than $3,000,000 in the aggregate;

(vii) except as described in Schedule 6.1(b)(vii) of the Company Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, license, assign, transfer, abandon, dispose of or permit any material Lien on, or effect a deed in lieu of foreclosure with respect to, any real property or any other material property, material rights or material assets, except pursuant to residential leases for multifamily units, Permitted Liens incurred in the ordinary course of business;

(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of the Acquired Companies, except

(A) Indebtedness incurred under the Company’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)) that does not, in the aggregate, exceed $5,000,000); (B) repayments under the existing Debt Facilities in the ordinary course of business consistent with past practice (specifically excluding the loans secured directly or indirectly by any Company Property) and (C) mandatory payments under the terms of any Indebtedness in accordance with its terms;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by the Company or a Wholly Owned Company Subsidiary to the Company or a Wholly Owned Company Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date hereof, would be a Material Contract), other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action by any Acquired Company; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within 48 hours of receipt of any such request made to each of the Persons set forth on Schedule 6.1(b)(x) of the Company Disclosure Letter in the manner set forth in Section 10.2, Parent shall be deemed to have given its written consent to such action;

(xi) except as set forth in Schedule 6.1(b)(xi) of the Company Disclosure Letter, make any payment, direct or indirect, of any liability of any Acquired Company before the same comes due in accordance with its terms, other than (A) in the ordinary course of business, or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against any Acquired Company or the Surviving Entity, (C) do not provide for any admission of liability by any of the Acquired Companies, and (D) with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock comply with Section 7.7(c) (excluding in each case any such matter related to Taxes, which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xvi));

(xiii) except as set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, (A) hire or, except where due to cause, terminate any officer of the Company or increase employee headcount by more than 3%, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of the Acquired Companies’ directors, officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as required under any Company Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Letter or as may be required to comply with applicable Law, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law, (D) grant to any of the Acquired Companies’ directors, officers or employees any new or additional entitlement to severance or termination pay or any other payments or benefits triggered by a change of control or by the transactions contemplated by this Agreement or (E) recognize any union or other labor organization as the representative of any of the employees of the Company, or enter into collective bargaining agreement with any labor organization;

(xiv) make any material change to its methods, principles or procedures of accounting in effect as of December 31, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable Law, or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;

(xv) enter into any new line of business;

(xvi) enter into or modify in a manner adverse to any Acquired Company, or take (or fail to take) any action that would violate, be inconsistent with, or give rise to liability with respect to, any Tax Protection Agreement, make, change or rescind any entity classification or other material election relating to Taxes, change a material method of Tax accounting, change any Tax accounting period, file or amend any material Tax Return, settle or compromise any material Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, knowingly surrender any right to claim any material Tax refund, or give or request any waiver or extension of a statute of limitation with respect to any material Tax Return or Tax claim or assessment except, in each case, (A) to the extent required by Law, or (B) to the extent necessary, as reasonably determined after consultation with Parent, (1) to preserve the Company’s qualification as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify as a REIT or any Subsidiary of the Company to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes, or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) make or commit to make any capital expenditures other than (A) within the applicable thresholds set forth on Schedule 6.1(b)(xviii) of the Company Disclosure Letter, (B) to address obligations required under existing Contracts or (C) for emergency repairs required by Law;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xx) materially modify or reduce the amount of any insurance coverage provided by the Insurance Policies;

(xxi) make any material adverse change to their publicly posted privacy policies or the operation or security of their IT Assets, except as required by applicable Law;

(xxii) (A) initiate or consent to any zoning reclassification of any Company Property, or any change to any approved site plan, special use permit or other land use entitlement affecting any Company Property or (B) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit of the Company or its Subsidiaries, in each case of clauses (A) and (B) except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Property;

(xxiii) except as set forth in Schedule 6.1(b)(xxiii) of the Company Disclosure Letter, apply for or receive any relief under the COVID-19 Laws; or

(xxiv) authorize or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board (or any committee thereof), upon advice of counsel to the Company, is reasonably necessary (i) after consultation with Parent, for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code or otherwise to qualify or preserve the status of any Subsidiary of the Company for federal income tax purposes as a partnership, disregarded entity, Qualified REIT Subsidiary or Taxable REIT Subsidiary for any period or portion thereof ending on or prior to the Closing Date, or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that any of the Acquired Companies be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company as permitted pursuant to Section 6.1(b)(iii) or Section 7.11.

Section 6.2 No Control of Other Parties’ Business. Notwithstanding the foregoing, nothing contained in this Agreement shall give directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Merger Effective Time. Prior to the Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Companies’ respective operations.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent and Merger Sub with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise Parent and Merger Sub of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement; provided that, prior to responding to any comments of the SEC, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law. The Proxy Statement shall contain the Board Recommendation, except to the extent that the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 7.3.

(b) If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, as the case may be, or any of their respective subsidiaries or Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company; provided, however, that no amended or supplemental materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity in advance for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.23, Section 5.12 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Stockholders Meeting will be deemed to have been provided by the Company and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than 90 days prior to the date of the Stockholders Meeting. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders and shall hold the Stockholders Meeting as soon as practicable following the date of this Agreement and, in any event, shall mail the definitive Proxy Statement to the Company’s stockholders promptly following the clearance thereof by the SEC (or receipt of notice that the SEC is not reviewing the preliminary Proxy Statement). The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval, include the Board Recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by and determined in accordance with Section 7.3(d); provided, however, that the Company’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, the Company shall have the right, after consultation with Parent, to make one or more successive postponements or adjournments of the Stockholders Meeting to the extent required by applicable Law to provide any required disclosure to the Company’s stockholders or to the extent necessary to solicit additional proxies (provided, however, that, without the prior written consent of Parent, the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting. The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company’s stockholders. Without the prior written consent of Parent, (x) the approval of the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company stockholders in connection with this Agreement or the approval of the Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting and (y) the Company shall not submit to the vote of its stockholders any Competing Proposal.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of the Company’s and its Subsidiaries’ respective properties, offices, books, Contracts, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to and shall use its reasonable efforts to cause its Representatives to, furnish reasonably promptly to Parent and its Representatives (i) any information concerning the Company or its Subsidiaries (including with respect to any pending or threatened Action) as Parent may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, the Company shall use its commercially reasonable efforts to cause its Representatives to participate in meetings and telephone conferences with Parent and its Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement and shall not limit or otherwise affect the rights or remedies of the Parties. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2(a) to provide Parent or its Representatives with access to or to disclose information (A) that would violate the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to the Company or any of its Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law), or (C) that would result in a loss or waiver of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company and any of its Subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each Party will hold, and will cause its respective Representatives to hold, any non-public information regarding the other Party obtained in connection with the transactions contemplated by this Agreement, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation of Transactions; Change in Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 7.3, during the Interim Period, the Company shall, and shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct its other Representatives to, (i) immediately cease any activities, solicitation, encouragement, discussions or negotiations with any Persons with respect to any Competing Proposal or Inquiry, immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and request the return or destruction by such Person and its Representatives of all non-public information concerning the Company or its Subsidiaries and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any non-public information to, or take any other action for the purpose of encouraging or facilitating, any Competing Proposal or Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, any Competing Proposal or Inquiry, (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other Contract (other than an Acceptable Confidentiality Agreement) with respect to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any such Contract, an “Alternative Acquisition Agreement”) or (D) resolve, propose or agree to do any of the foregoing.

(b) Superior Proposals and Other Exceptions. Notwithstanding anything to the contrary contained in this Section 7.3, but subject to compliance with the other provisions of this Section 7.3, at any time on or after the date of this Agreement and prior to obtaining the Stockholder Approval, the Company may, directly or indirectly through one or more of its Representatives, (i) participate or engage in discussions or negotiations with, furnish information (including non-public information) relating to any of the Acquired Companies to or (ii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of any of the Acquired Companies, in each case, pursuant to an Acceptable Confidentiality Agreement, to, any Person or group of Persons that has made, renewed or delivered to the Company a bona fide written Competing Proposal after the date of this Agreement and prior to obtaining the Stockholder Approval (that did not result from a breach of this Section 7.3) or to such Person’s Representatives (including potential financing sources of such Person); provided, in each case, that the actions described in the foregoing clauses (i) and (ii) shall be permitted only if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, further, that the Company shall promptly (and, in any event, within 24 hours) notify Parent in writing if the Company takes any of the actions described in this Section 7.3(b) and, subject to applicable Law, any non-public information concerning any of the Acquired Companies that is provided to such Person or its Representatives pursuant to this Section 7.3(b) that was not previously provided to Parent or its Representatives shall be provided or made available to Parent promptly (and, in any event, within 24 hours) following such time as it is provided or made available to such Person.

(c) Notices. If the Company receives any Competing Proposal or Inquiry, then the Company shall (i) promptly (and in any event no later than 24 hours) after receipt of such Competing Proposal or Inquiry advise Parent in writing of the receipt of such Competing Proposal or Inquiry, the identity of the Person or group of Persons making such Competing Proposal or Inquiry and the material terms and conditions thereof, and provide to Parent copies of any such Competing Proposal or Inquiry made in writing and any written documentation (including drafts of proposed agreements and correspondence relating thereto) and (ii) keep Parent advised, on a reasonably prompt basis (and in any event within 24 hours), of all material developments, discussions or negotiations regarding any Competing Proposal or Inquiry and the status of such Competing Proposal or Inquiry, including notifying Parent of any change to the financial or other material terms and conditions of any Competing Proposal or Inquiry and providing Parent copies of any written documentation (including drafts of proposed agreements and correspondence relating thereto); provided, that the Company may redact the documentation and terms and conditions of any such Competing Proposal or Inquiry, to the extent the Company determines in good faith, after consultation with its outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the Person making such Competing Proposal or Inquiry. The Company agrees that none of the Acquired Companies will enter into any confidentiality or similar agreement with any Person subsequent to the date hereof which prohibits any Acquired Company from providing any information required to be provided to Parent in accordance with Sections 7.3(b) and (c) within the time periods contemplated hereby.

(d) No Change in Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 7.3(e), neither the Company Board nor any committee thereof shall:

(i) (A) fail to recommend to its stockholders that the Stockholder Approval be given or fail to include the Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (D) adopt, approve or recommend, or publicly propose to or agree to adopt, approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii) authorize, cause or permit any Acquired Company to enter into any Alternative Acquisition Agreement.

(e) Adverse Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary herein, at any time prior to the time the Stockholder Approval is obtained, if the Company has not breached Section 7.3(d) or this Section 7.3(e) and has not breached the other provisions of this Section 7.3 in any material respect and has received an unsolicited bona fide written Competing Proposal that did not result from a breach of this Section 7.3 and that the Company Board has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to substantially concurrently enter into an Alternative Acquisition Agreement providing for the implementation of such Competing Proposal; provided, however, that the Company Board shall not take any action described in this Section 7.3(e) unless:

(i) the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the duties of the directors of the Company Board under applicable Law; and

(ii) prior to making an Adverse Recommendation Change or so terminating this Agreement, (A) the Company has given Parent at least four Business Days prior written notice of its intention to take such actions (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as copies of any written proposals or offers and any proposed written agreements providing for such Superior Proposal, (B) the Company has negotiated, and has caused its Representatives to negotiate, with Parent and its Representatives in good faith during the four Business Day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such fourth Business Day (the “Match Period”) (to the extent Parent desires to so negotiate) to enable Parent to propose in writing revisions to the terms and conditions of this Agreement so that the Company Board would no longer determine that such Competing Proposal constitutes a Superior Proposal or the failure to make an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement in response to such Superior Proposal would be inconsistent with the duties of the directors of the Company Board under applicable Law and (C) at the end of the Match Period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by Parent and shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the Competing Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to make an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement in response to such Superior Proposal would continue to be inconsistent with the duties of the directors of the Company Board under applicable Law, in each case, if the revisions proposed by Parent were given effect; provided, that, in the event of any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent an additional written notice consistent with that described in subclause (A) above and the Match Period shall recommence (provided that any such new Match Period shall be a period of two Business Days following receipt by Parent of any such additional notice and ending at 11:59 p.m. (New York City time) on such second Business Day) and the Company shall be required to comply with subclauses (B) and (C) above anew.

(f) Intervening Event. Other than in connection with a Superior Proposal, at any time prior to receipt of the Stockholder Approval, the Company Board may effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), that the failure to do so would be inconsistent with the duties of the directors of the Company Board under applicable Law; provided, however, that the Company Board (or any committee thereof) shall not make such an Adverse Recommendation Change unless:

(i) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined and (B) resolved to effect an Adverse Recommendation Change pursuant to this Section 7.3(f), which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Company Board’s determination that such events or circumstances constitute an Intervening Event;

(ii) prior to effecting such an Adverse Recommendation Change, the Company and its Representatives must have negotiated with Parent and its Representatives in good faith during the four Business Day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such fourth Business Day (the “Notice of Intervening Event Period”) (to the extent that Parent desires to so negotiate) to allow Parent to propose such adjustments to the terms and conditions of this Agreement to obviate the need to effect an Adverse Recommendation Change in response to such Intervening Event; and

(iii) following the Notice of Intervening Event Period, the Company Board shall have determined (after consultation with the Company’s financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) in good faith that the failure to make an Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with the duties of the directors of the Company Board under applicable Law if the revisions proposed by Parent were given effect.

(g) Certain Disclosures. Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pending disclosure of its position thereunder; provided, that any such disclosure does not contain an Adverse Recommendation Change; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Acquired Companies or the fact that a Competing Proposal has been made, the identity of the Person making such Competing Proposal or the material terms of such Competing Proposal, in each case, that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that such disclosure is required under applicable Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) under this Agreement and no such disclosure shall, taken by itself, be deemed to be an Adverse Recommendation Change); or (iii) communicating in writing with any Person (or the Representatives of such Person) to the extent necessary to direct such Person to the provisions of this Section 7.3; provided, however, that (A) the Company Board (or any committee thereof) shall not make an Adverse Recommendation Change, except in accordance with Section 7.3(e), and (B) any such statement or disclosure made by the Company or the Company Board (or a committee thereof) pursuant to this sentence must be subject to the terms and conditions of this Agreement and that nothing in the foregoing will be deemed to permit the Company or the Company Board (or any committee thereof) to effect an Adverse Recommendation Change.

(h) Standstills and Ownership Limits. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Competing Proposal or Inquiry or similar matter in any Contract to which the Company or any of its Subsidiaries is a party; provided, that, notwithstanding anything in this Agreement to the contrary, if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the duties of the directors of the Company Board under applicable Law, the Company may grant a limited waiver of any standstill provision solely to the extent necessary to permit any Person to make a non-public Competing Proposal to the Company Board and, to the extent permitted by the other subsections of this Section 7.3, thereafter negotiate and enter into any transaction in connection therewith. The Company and the Company Board (or any committee thereof) shall not take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from or render in applicable (i) “Aggregate Stock Ownership Limit” (including by establishing or increasing an “Excepted Holder Limit”) in each case as such terms are defined in the Company Governing Documents or (ii) any Takeover Statute, in each case, unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.1(c)(ii).

Section 7.4 Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Merger Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or in otherwise in connection with the transactions contemplated by this Agreement.

Section 7.5 Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or so long as statements are substantially similar to statements previously agreed by the Parties and (b) a Party will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made by the Parties (or individually, if approved by the other Party) or (ii) relating to an Adverse Recommendation Change or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, made in accordance with Section 7.3. The Parties have agreed upon the form of a press release announcing the Merger and the execution of this Agreement, and shall make such press release no later than one Business Day following the date on which this Agreement is signed.

Section 7.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and each of the Parent Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. Nothing in this Section 7.6 or any other provision of this Agreement shall require Parent or any Affiliates of Parent (including Blackstone Inc. (“Blackstone”)) to agree or otherwise be required to take any action, including any action with respect to any Affiliates of Parent (including Blackstone and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein (in each case other than with respect to the Parent Parties and their Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries)).

(b) In connection with and without limiting the foregoing Section 7.6(a), each of the Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries to use, its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Subsidiaries to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Merger and the other transactions contemplated by this Agreement without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger and the other transactions contemplated by this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Representatives shall, and none of the Parties or any of their respective Subsidiaries or Representatives shall be obligated to, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company and its Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable conditions set forth in Article VIII would reasonably be expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or any remedies for any breach of the representations, warranties, covenants or agreements under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, the Parent Parties or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (Parent Terminating Breach), or Section 9.1(d)(i) (Company Terminating Breach).

(c) The Company and its Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of its Subsidiaries, respectively, or any of its or their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties such information relating to such Actions as may be reasonably requested, subject to the preservation of privilege). The Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any Transaction Litigation against the Company, its Subsidiaries or its or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, shall give due consideration to Parent’s advice with respect to such Action and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.8 Other Employee Benefits.

(a) From and after the Merger Effective Time and for a period of not less than 12 months after the Closing Date, solely during any period of employment, Parent shall or shall cause the Surviving Entity to provide to each employee of the Company who continues employment with Parent or the Surviving Entity following the Merger Effective Time (each, a “Continuing Employee”) with (i) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such Continuing Employee immediately prior to the Merger Effective Time and (ii) severance, paid-time off, qualified retirement and health insurance benefits that are not less favorable, in the aggregate, than as provided to each such Continuing Employee immediately prior to the Merger Effective Time. To the extent that the termination of employment of some or all employees of the Company who are not Continuing Employees results in or contributes to the existence of a qualifying event under any WARN Act following the Closing, Parent shall be responsible for all notice and payment requirements under such WARN Act.

(b) Parent shall ensure that, as of the Merger Effective Time, each Continuing Employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entity, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Merger Effective Time, Parent shall, or shall cause the Surviving Entity to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Merger Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entity for the benefit of Continuing Employees, Parent shall (i) use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entity, as applicable, for the plan year in which the Merger Effective Time occurs.

(c) If directed by Parent in writing at least ten Business Days prior to the Merger Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Merger Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(d) Nothing in this Section 7.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or modification of any particular Company Benefit Plan, (ii) prevent Parent or any of its Affiliates from amending or terminating any of its employee benefit or compensation plans or other arrangements in accordance their terms, (iii) create a right in any employee to employment with Parent, the Surviving Entity or any of their respective Affiliates, or (iv) create any third-party beneficiary rights in any employee of the Company or other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Entity may maintain.

Section 7.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Prior to the Merger Effective Time, the Company shall bind, effective at the Merger Effective Time, extended coverage under the Company’s officers’ and directors’ liability insurance policy by obtaining a prepaid six-year “tail”/extended period on the Company’s existing officers’ and directors’ liability insurance policies (or with insurers on terms and conditions no less favorable than such policies), which prepaid policies provide such Persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Merger Effective Time, for an overall additional premium not to exceed 300% of the total annual premiums at the last renewal; provided, that the Company shall reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company, then, subject to Schedule 7.9(a) of the Company Disclosure Letter, Parent may obtain such policy effective as of the Effective Time, in which case the Company shall not obtain such policy . The Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) To the extent permitted by applicable Law, during the period commencing as of the Merger Effective Time and ending on the sixth anniversary of the Merger Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to: (i) indemnify, defend and hold harmless each current or former manager, director, officer and trustee of the Company or any Subsidiary of the Company (each, an “Indemnified

Party” and, collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer or trustee of the Company or any Subsidiary of the Company arising out of actions or omissions occurring at or prior to the Merger Effective Time (and whether asserted or claimed prior to, at or after the Merger Effective Time), including such alleged acts or omissions with respect to this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Parent’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.9(b) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without Parent’s or the Surviving Entity’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such Indemnified Party is not entitled to indemnification, in which case the Indemnified Party shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto and (iv) shall not be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. Parent’s and the Surviving Entity’s obligations under this Section 7.9(b) shall continue in full force and effect for a period of six years from the Merger Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) To the extent permitted by applicable Law, the Surviving Entity shall, and Parent agrees to cause the Surviving Entity to, during the period commencing as of the Merger Effective Time and ending on the sixth anniversary of the Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of the Indemnified Parties as currently provided in (i) the Company Governing Documents, and (ii) indemnification agreements between the Company and any Indemnified Party as scheduled on Schedule 7.9(c) of the Company Disclosure Letter. For a period of six years following the Merger Effective Time, the governing documents of Parent and the equivalent governing or organizational documents of any applicable Subsidiary of Parent or the Company shall not be amended, repealed or otherwise modified for a period of six years following the Merger Effective Time in any manner that would adversely modify these rights, unless such modification shall be required by applicable Law and then only to the minimum extent required by Law.

(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.9 effective following the Closing), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of the Company, Parent and the Surviving Entity. The obligations of Parent and the Surviving Entity under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification. Nothing in this Agreement, including this Section 7.9, is intended to, shall (i) be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiaries of the Company or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to, or in substitution for, any such claims under any such policies or (ii) impair or limit any other rights an Indemnified Party may have to indemnification, advancement, or exculpation pursuant to applicable Law, written agreements, or current or former Company Governing Documents.

Section 7.10 Section 16 Matters. Prior to the Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock or Company Convertible Stock (including any shares subject to Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.11 Distribution by the Company of REIT Taxable Income. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company may declare and pay a dividend on the Company Common Stock to its stockholders distributing cash in such amounts determined by the Company in its sole discretion exercised in good faith to be required to be distributed in order for the Company to maintain its qualification as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise Tax by the Company; provided, that the Common Stock Consideration shall be decreased by an amount equal to the per share amount of any such dividend on Company Common Stock declared or paid by the Company pursuant to this Section 7.11.

Section 7.12 Financing and Cooperation.

(a) Debt Financing.

(i) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each Subsidiary of the Company to use its commercially reasonable efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all customary cooperation reasonably requested in writing by Parent (e-mail being sufficient) in connection with the offering, arrangement, syndication, consummation or issuance of any financing with respect to the Acquired Companies and the Company Properties effective as of or after the Merger Effective Time (the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including using commercially reasonable efforts to:

(1) upon reasonable notice, direct employees of the Company with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with providers of the Debt Financing), drafting sessions, road shows, rating agency presentations and due diligence sessions and other syndication activities and presentations with prospective lenders at reasonable times and locations mutually agreed; provided, that any such meeting or communication may be conducted virtually by videoconference or other media;

(2) provide reasonable and customary assistance to Parent with the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations,

materials for rating agency presentations, private placement memoranda, bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing to the extent reasonable and customary; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers; (B) as reasonably requested by Parent; and (C) limited to information to be contained therein with respect to the Acquired Companies;

(3) furnish Parent, reasonably promptly upon written request, with such historical and projected financial, statistical and other pertinent information relating to the Acquired Companies as may be reasonably requested by Parent, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business;

(4) assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules), including any customary guarantee, pledge and security documents (provided that any such documents or agreements and any obligations contained in such documents shall be effective no earlier than as of the Merger Effective Time);

(5) provide to Parent upon written request all documentation and other information with respect to the Acquired Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, in each case as reasonably requested by Parent;

(6) cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Acquired Companies as of, and subject to occurrence of, the Closing and the release of related Liens following the repayment in full of such Indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices within the time periods contemplated under any existing loans of the Acquired Companies as are reasonably requested by Parent (provided, that the Company shall not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the Closing);

(7) cooperate with obtaining customary title insurance with respect to each material Company Property as reasonably requested by Parent;

(8) provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Debt Financing;

(9) cause the Company’s independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the Debt Financing;

(10) provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(11) consent to the use of the Acquired Company’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Acquired Company’s reputation or goodwill;

(12) reasonably cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the Merger and the other transactions contemplated by this Agreement;

(13) as may be reasonably requested by Parent, following the obtainment of the Stockholder Approval, form new direct or indirect Wholly Owned Company Subsidiary pursuant to documentation reasonably satisfactory to Parent and the Company;

(14) as may be reasonably requested by Parent, and no earlier than immediately prior to the Merger Effective Time on the Closing Date, and provided such actions would not adversely affect the Tax status of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be subject to additional Taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under Section 7.12(a)(iii), transfer or otherwise restructure its ownership of existing Subsidiaries of the Company, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company;

(15) to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source;

(16) to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, provide customary and reasonable assistance to allow Parent and its Representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each Owned Company Property and, subject to obtaining required third-party consents with respect thereto (which the Company shall use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections), Leased Company Property (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 7.2, and (C) the Company shall be entitled to have representatives present at all times during any such inspection); and

(17) to the extent necessary or advisable, reasonably cooperate to facilitate, effective no earlier than the Closing, the execution and delivery of definitive financing, pledge, security and guarantee documents reasonably requested by Parent and required in connection with the Debt Financing, including customary indemnities and bring down certificates issued in connection with a securitization of the Debt Financing.

(ii) The Company shall have satisfied its obligations set forth in Section 7.12(a)(i) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under Section 7.12(a)(i) to the extent that it: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) requires the Acquired Companies to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing (except those fees, expenses and liabilities for which the Company is reimbursed by Parent); (iii) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which is not contingent upon the Closing or would be effective at or prior to the Merger Effective Time; (iv) requires the Acquired Companies or their counsel to give any legal opinion; (v) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law; (vi) provide access to or disclose information that the Company or any of its Subsidiaries determines would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (vi)); (vii) requires the Acquired Companies to take any action that is prohibited or restricted by, or would conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any Material Contract to which any of the Acquired Companies is a party or any applicable Laws; (viii) would result in any officer or director of the Acquired Companies incurring personal liability with respect to any matter relating to the Debt Financing or requires any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director or other Representative reasonably believes, in good faith, contains any untrue certifications or (ix) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that (A) is not currently readily available to the Acquired Companies on the date hereof and is not otherwise prepared in the ordinary course of business of Acquired Companies at the time requested by Parent or (B) for the failure to obtain review of any financial or other information by its accountants after using commercially reasonable efforts to obtain the same. In no event shall the Acquired Companies be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing prior to the Merger Effective Time (except those fees, expenses, financial commitments or other financial obligations for which the Company is reimbursed by Parent). None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of the Company Subsidiaries, or any of their respective Representatives at the request of Parent pursuant to Section 7.12. For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 7.12(a)(ii) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing.

(iii) Parent shall reimburse the Acquired Companies promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) (other than in respect of the preparation of customary historical financials) incurred by the Acquired Companies and its Representatives in connection with the cooperation under Section 7.12, any action taken by them at the request of Parent pursuant to Section 7.12 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to Section 7.12), and shall indemnify and hold harmless the Acquired Companies and their Representatives and each of the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information used in connection therewith (other than the information provided in writing by the Company or the other Acquired Companies to Parent specifically in connection with their obligations pursuant to Section 7.12(a)). The provisions of this Section 7.12(a)(iii) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Financing Indemnified Parties. This Section 7.12(a)(iii) shall survive the termination of this Agreement (and in the event the Merger and the other transactions contemplated hereby are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under Section 7.12, and not previously reimbursed).

(iv) All confidential information regarding the Acquired Companies obtained by the Parent Parties and their respective Affiliates and Representatives pursuant to Section 7.12 shall be kept confidential in accordance with the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, in no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential source of Debt Financing that would reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such source of Debt Financing to provide Debt Financing or other assistance to any other party in any other transaction involving the Acquired Company (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).

(v) Prior to the Closing Date, upon the request of the Company, Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Debt Financing. The Parent Parties acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining (or the failure to obtain) the Debt Financing.

(b) Cooperation Regarding Assumed Indebtedness.

(i) Promptly following Parent’s request, the applicable Acquired Company shall deliver to each of the lenders or any agent or trustee acting on their behalf (each, an “Existing Lender”) under certain Indebtedness identified by Parent (the “Assumed Indebtedness”), a notice prepared by Parent, in form and substance reasonably approved by the Company, requesting that such Existing Lender deliver to Parent and the applicable Acquired Company a written statement or documents (the “Assumption Documents”) (A) confirming (1) the aggregate principal amount of the indebtedness outstanding under such Assumed Indebtedness, (2) the date to which interest and principal has been paid in respect of such Assumed Indebtedness, and (3) the amount of any escrows being held by such Existing Lender in respect of such Assumed Indebtedness; and (B) consenting to the assumption of the existing indebtedness, the replacement of any guaranty and the consummation of the Merger and the other transactions contemplated by this Agreement, and to the modifications of the terms of such Assumed Indebtedness that Parent may reasonably request after the date hereof; provided that the Company shall be informed of any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 7.12(b), (x) the consummation of the Merger shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Merger Effective Time.

(ii) Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents. None of the Acquired Companies shall be obligated to pay any commitment or similar fee or incur any other expense, liability or obligation in connection with this Section 7.12(b) prior to the Closing, and Parent shall indemnify and hold harmless the Acquired Companies for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their actions and cooperation pursuant to this Section 7.12(b). The Company’s obligations pursuant to this Section 7.12(b) shall be subject to the limitations set forth in Section 7.12(a)(ii).

Section 7.13 Takeover Statutes. The Parties shall (a) take all action reasonably necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, take all action reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Company Charter (including the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” in each case as such terms are defined in the Company Charter) (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement. The Company shall not take any action to exempt any Person (other than the Parent Parties or their respective Affiliates) from, or render inapplicable, any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.

Section 7.14 [Reserved].

Section 7.15 Certain Transactions.

(a) Except for the indemnification agreements set forth on Schedule 7.9(c) of the Company Disclosure Letter and (iii) for Contracts for employment, compensation or benefits entered into in the ordinary course of business, the Company shall cause all Contracts (including, for the avoidance of doubt, the Company Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of the Acquired Companies, on the one hand, and any of the Acquired Companies, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments by or on behalf of the Company or any of its Subsidiaries as of or following the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between the Company and/or any entities that will remain Subsidiaries of the Company after the Closing.

(b) The Company shall cause to be delivered to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Merger Effective Time, of the directors of the Company.

Section 7.16 Tax Matters.

(a) The Company shall deliver to DLA Piper LLP (US) (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company) the officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, substantially in the form attached as Exhibit B hereto, that contains representations of the Company reasonably necessary or appropriate to enable DLA Piper LLP (US) (or such other counsel) to render the tax opinion set forth in Exhibit A hereto pursuant to Section 8.3(e).

(b) The Company shall deliver to Parent, at or prior to the Closing, a properly completed and duly executed IRS Form W-9.

(c) The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.17 Termination of Distribution Reinvestment Plan and Share Redemption Program.

(a) The Company shall suspend the Distribution Reinvestment Plan as soon as it is permitted to do so after the date of this Agreement in accordance with the terms of the Distribution Reinvestment Plan (and in any event prior to the time that any dividend or distribution is declared or paid that would be eligible for reinvestment pursuant to the Distribution Reinvestment Plan).

(b) The Company shall suspend the Share Redemption Program as soon as it is permitted to do so after the date of this Agreement in accordance with the terms of the Share Redemption Program. Until such suspension is effective, the Company Board shall reject any requests for redemption under the Share Redemption Program. In accordance with the terms of the Share Redemption Program, all outstanding requests for redemption will be cancelled at the time of the suspension of the Share Redemption Program.

Section 7.18 Notice to Holders of Company Convertible Stock. Promptly (and in any event within ten days) after the date of this Agreement, the Company shall deliver notice of the Convertible Stock Approval to each holder of Company Convertible Stock in accordance with the MGCL (including the Section 2-505 of the MGCL), the Company Charter and the Company Bylaws.

Section 7.19 Parent Approved Transactions. The Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more Wholly Owned Company Subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more Wholly Owned Company Subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Wholly Owned Company Subsidiaries (including to the Company or any other Wholly Owned Company Subsidiary) at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or a Wholly Owned Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a Wholly Owned Company Subsidiary is a party and (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of the Company or one or more Wholly Owned Company Subsidiaries (including to the Company or any other Wholly Owned Company Subsidiary) at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”) provided, that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of its Subsidiaries, (B) any Material Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.3, waived) and receipt by the Company of a written notice from Parent stating that Parent and Merger Sub are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Merger set forth in Section 8.1 and Section 8.3 have not been satisfied (other than delivery by the Company at the Closing of the certificate specified in Section 8.3(d) and the opinion specified in Section 8.3(e)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Merger in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Subsidiaries of the Company shall be required to take any such action that could adversely affect the classification as a REIT of the Company or any of its Subsidiaries that is classified as a REIT or could subject the Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any Tax being imposed on, or any material adverse Tax consequences to any stockholder or other equity interest holder of the Company (in such person’s capacity as a stockholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 7.19 and (vi) neither the Company nor any of its Subsidiaries shall be required to provide any material non-public information to a third party other than Parent and its Affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Subsidiaries of the Company shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.19. The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Competing Proposal for purposes of Section 9.3(b)(iii), nor shall any Competing Proposal made in respect of a Parent-Approved Transaction constitute a Competing Proposal for purposes of Section 9.3(b)(iii). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Subsidiary of the Company in performing their obligations under this Section 7.19, and Parent shall indemnify the Company and any of its Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom (and in the event the Merger and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries not previously reimbursed).

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws.

(b) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement and shall be in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 8.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties set forth in Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date and (ii) each of the other representations and warranties of the Parent Parties set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein), individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Parent Parties. The Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Delivery of Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.2(a) and Section  8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Parent at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (iii) the representations and warranties of the Company set forth in clause (b) of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iv) each of the other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct (in the manner set forth in clauses (i) through (iv), as applicable) only on and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Absence of Material Adverse Change. From the date of this Agreement through the Closing Date, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Delivery of Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company certifying that the conditions set forth in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.

(e) REIT Opinion. Parent shall have received a written tax opinion of DLA Piper LLP (US) (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Acquired Companies in the officer’s certificate described in Section 7.16(a), and which may contain such changes or modifications from the language set forth on such exhibit as may be deemed reasonably necessary or appropriate by DLA Piper LLP (US), or the applicable REIT counsel, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed) to the effect that beginning with its taxable year ended December 31, 2014 and through the Merger Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

ARTICLE IX

TERMINATION; FEES AND EXPENSES; AMENDMENT

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of the Company and Parent;

(b) by either the Company or Parent, upon prior written notice to the other Party:

(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on July 22, 2022 (the “Outside Date”); provided, that if (A) the SEC has determined to review the preliminary Proxy Statement and (B) the Merger shall not have occurred by the Outside Date, but on that date the condition set forth in Section 8.1(a) has not been satisfied but all other conditions set forth in Article VIII shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied if the Closing were to occur on such date), then either Parent or the Company may, in its sole discretion, by written notice to the other Party on or before the third Business Day prior to the then-current Outside Date, extend the Outside Date to August 22, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and, in the case of Parent, including the failure of the other Parent Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c) by the Company, upon prior written notice to Parent:

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the Parent Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “Parent Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from the Company to Parent and two Business Days before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii) if, at any time prior to receipt of the Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.3(e); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to Parent and the definitive agreement providing for the implementation of the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 9.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.2, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is prepared to consummate the Closing, and (C) the Parent Parties fail to consummate the Closing within three Business Days after delivery of the notice referenced in the preceding clause (B), and the Company was ready, willing and able to consummate the Closing during such three Business Day period; or

(d) by Parent, upon prior written notice to the Company:

(i) if there has been a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Company set forth in this Agreement, in each case, that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “Company Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to the Company and two Business Days before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if (A) at any time prior to receipt of the Stockholder Approval, the Company Board (or any committee thereof), for any reason, shall have effected an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer for the Company Common Stock subject to Regulation 14D under the Exchange Act that constitutes a Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (C) at any time prior to the receipt of the Stockholder Approval, the Company Board shall have failed to publicly reaffirm the Board Recommendation within ten Business Days following the date a Competing Proposal shall have been first publicly announced (or if the Stockholders Meeting is scheduled to be held within ten Business Days after the date a Competing Proposal shall have been publicly announced, as far in advance of the date on which the Company Stockholders Meeting is scheduled to be held as is reasonably practicable) or (D) the Company enters into an Alternative Acquisition Agreement.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or the Parent Parties or their respective Affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except that the provisions of Section 7.2(b) (Access to Information; Confidentiality), Section 7.12(a)(iii) and Section 7.12(b)(ii) (Financing and Cooperation), the last sentence of Section 7.19 (Parent-Approved Transactions), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.5 (Amendment) and Article X (General Provisions) of this Agreement shall survive the termination hereof and shall remain in full force and effect in accordance with their respective terms; provided, that, subject to Section 10.10(c), no such termination shall relieve any Party from any liability or damages resulting from any fraud or Willful Breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement. For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; provided that the Parent Parties shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Services L.L.C., and (b) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3 or Article X, all Expenses shall be paid by the Party incurring such fees or Expenses, except that Parent shall pay, whether or not the Merger or any other transaction contemplated by this Agreement is consummated, all costs and Expenses in connection with the Paying Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the Transfer Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal);

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/Other Company Actions); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination the Company would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii) (Parent Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), or by Parent pursuant to Section 9.1(d)(i) (Company Terminating Breach), (B) a Competing Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a Competing Proposal (and, in the case of a termination pursuant to Section 9.1(b)(iii), such Competing Proposal or publicly proposed or announced intention shall have been made prior to the Stockholders Meeting (or any adjournment or postponement thereof)), and (C) within 12 months following such termination, the Company enters into a definitive written agreement providing for the implementation of any Competing Proposal or any Competing Proposal is consummated (provided, that for purposes of this Section 9.3(b)(iii), the term “Competing Proposal” will have the meaning assigned to such term herein, except that each of the 15% thresholds included in the definition of “Competing Proposal” shall be increased to 50%);

then the Company shall pay, as directed by Parent, the Company Termination Payment. Payment of the Company Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by Parent as follows: (1) in the case of Section 9.3(b)(i), prior to or concurrently with termination of this Agreement pursuant to Section 9.1(c)(ii); (2) in the case of Section 9.3(b)(ii), within three Business Days after termination of this Agreement pursuant to Section 9.1(d)(ii); and (3) in the case of Section 9.3(b)(iii), within the earlier of (x) three Business Days after the entry into a definitive agreement in respect of the Competing Proposal referred to in clause (B) of Section 9.3(b)(iii), and (y) concurrently with the consummation of such Competing Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.3(b) shall be payable only once with respect to Section 9.3(b), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Payment pursuant to this Section 9.3(b), the receipt of the Company Termination Payment (and the costs and expenses contemplated by the following sentence) shall be deemed to be liquidated damages and shall be the Parent Parties’ sole and exclusive remedy for any and all losses or damages suffered or incurred by the Parent Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company and its Affiliates and Representatives shall have no further liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Parties or any of their respective Affiliates or Representatives shall be entitled to bring or maintain any Action against the Company or any of its Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matters forming the basis for such termination. If the Company fails to pay the Company Termination Payment when due and any Parent Party commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Payment or any portion thereof, then the Company shall pay the Parent Parties their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) (Parent Terminating Breach); or

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(iii) (Failure to Close);

then Parent shall pay, as directed by the Company, the Parent Termination Payment by wire transfer of same-day funds to an account designated by the Company within three Business Day following such termination in accordance with this Section 9.3. For the avoidance of doubt, any payment made by Parent under this Section 9.3(c) shall be payable only once with respect to Section 9.3(c), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that the Company shall receive full payment of the Parent Termination Payment pursuant to this Section 9.3(c), the receipt of the Parent Termination Payment (and the costs and expenses contemplated by the following sentence) shall be deemed to be liquidated damages and shall be the Company’s sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for the amounts payable or reimbursable by Parent pursuant to Section 7.12(a)(iii), Section 7.12(b)(ii) and the last sentence of Section 7.19 (collectively, the “Parent Expenses”) and the last sentence of this Section 9.3(c), none of the Parent Parties or their respective Affiliates or Representatives shall have any further liability, whether pursuant to a claim at Law or in equity, to the Company or any of its Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or Representatives shall be entitled to bring or maintain any Action against the Parent Parties or their respective Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination. If Parent fails to pay the Parent Termination Payment and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Payment and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company in accordance with Section 9.4, its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Payment and/or the Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

(d) The Parties acknowledge and agree that neither Company Termination Payment nor the Parent Termination Payment is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent and the Company, as applicable, in the circumstances in which the Company Termination Payment or Parent Termination Payment is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 9.4 Payment of Amount or Expenses.

(a) In the event that Parent is obligated to pay the Company the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs set forth in Section 9.3(c), then, if requested by the Company, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, with an escrow agent selected by Parent pursuant to a written escrow agreement (the “Parent Termination Payment Escrow Agreement”) with such terms (subject to this Section 9.4(a)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, pursuant to this Section 9.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 9.3 by wire transfer. The Parent Termination Payment Escrow Agreement shall provide that the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company; (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, to the Company, or (iii) a letter from the Company designating a Taxable REIT Subsidiary of the Company as the recipient of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, to the Company or its designee. Parent agrees to amend this Section 9.4(a) at the request of the Company in order to (x) maximize the portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.4(a) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(a). The escrow agreement shall also provide that any portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4(a); provided, that any portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to the Company. The Parent Termination Payment Escrow Agreement shall provide that the Company shall bear all costs and expenses under the Parent Termination Payment Escrow Agreement.

(b) In the event that the Company is obligated to pay Parent the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), with an escrow agent selected by the Company pursuant to a written escrow agreement (the “Company Termination Payment Escrow Agreement”) with such terms (subject to this

Section 9.4(b)) as shall be mutually agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), pursuant to this Section 9.4(b) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 9.3 by wire transfer. The Company Termination Payment Escrow Agreement shall provide that the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from the independent certified public accountants of any direct or indirect equity owner of Parent that is a REIT indicating the maximum amount that can be paid by the escrow agent to Parent without causing such direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such direct or indirect equity owner’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent; (ii) a letter from counsel of any direct or indirect equity owner of Parent that is a REIT indicating that such direct or indirect equityholder received a ruling from the IRS holding that the receipt by Parent of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that such direct or indirect equityholder’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), to Parent; or (iii) a letter from any direct or indirect equity owner of Parent that is a REIT designating a Taxable REIT Subsidiary of such direct or indirect equityholder as the recipient of the Company Termination Payment, in which case the escrow agent shall release the remainder of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), to Parent. The Company agrees to amend this Section 9.4(b) at the request of Parent in order to (x) maximize the portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that may be distributed to Parent hereunder without causing any direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the direct or indirect equity owner of Parent that is a REIT’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist any direct or indirect equity owner of Parent that is a REIT in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). The escrow agreement shall also provide that any portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4(b); provided, that any portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to Parent. The Company Termination Payment Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Company Termination Payment Escrow Agreement.

Section 9.5 Amendment. Subject to compliance with applicable Law, at any time before or after receipt of the Stockholder Approval and prior to the Merger Effective Time, any provision of this Agreement may be amended or modified by a written agreement of the Parties executed in the same manner as this Agreement; provided, that after the Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement which, pursuant to applicable Law, requires the further approval of the stockholders of the Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail (provided, that no “error” message or other notification of non-delivery is generated) at the following addresses or emails (or at such other address or email for a Party as shall be specified by like notice):

(a) if to the Parent Parties or the Surviving Entity, to:

Rapids Parent LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
Attention:	Jacob Werner
Asim Hamid
Richard Reyes
General Counsel
E-mail:	werner@blackstone.com
Asim.Hamid@blackstone.com
Richard.Reyes@blackstone.com
realestatenotices@blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Brian M. Stadler
Matthew B. Rogers
E-mail:	bstadler@stblaw.com
mrogers@stblaw.com

(b) if to the Company to:

Resource REIT, Inc.
1845 Walnut Street, 17th Floor
Philadelphia, Pennsylvania 19103
Attention:	Alan F. Feldman
Chief Executive Officer and President
E-mail:	afeldman@resourcereit.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
4141 Parklake Ave., Suite 300
Raleigh, NC 27612
Attention:	Robert H. Bergdolt
Kerry E. Johnson
Email:	rob.bergdolt@dlapiper.com
kerry.johnson@dlapiper.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules and the Company Disclosure Letter), the Confidentiality Agreement and the Guarantee (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, and (b) except for the provisions of Section 7.9 (which, from and after the Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in the Chosen Courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any of the Chosen Courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute, and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that, prior to the mailing of the Proxy Statement to the Company’s stockholders, each of Parent and Merger Sub may assign any of their rights hereunder to any Affiliate of Parent without the prior written consent of the Company, but no such assignment (x) shall relieve Parent or Merger Sub of any of its obligations hereunder or (y) impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the first sentence of this Section 10.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.8 shall be null and void.

Section 10.9 Obligations of Parent. Prior to Closing, Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, prior to Closing, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.

Section 10.10 Specific Performance; Parent Liability Cap.

(a) The Parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The Parties hereto agree that unless and until this Agreement is terminated in accordance with Section 9.1 and any dispute over the right to termination has been finally resolved, (i) Parent and Merger Sub shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.7 to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled at law or in equity or pursuant to Section 9.2 or Section 9.3, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, the Parent Parties would not have entered into this Agreement. The Company agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Parent Parties have an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason. It is explicitly agreed that the Company shall not have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger or otherwise to prevent and/or remedy a breach of this Agreement or to enforce specifically the terms hereof. It is further explicitly agreed that the Company’s sole and exclusive remedy relating to a breach of this Agreement by Parent or Merger Sub or otherwise shall be to seek recovery of the Parent Termination Payment, in the circumstances in which it is payable in accordance with Section 9.3(c), and the Parent Expenses and the Recovery Costs; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance to prevent any breach of Section 7.2(b).

(b) The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.10, neither Parent nor Merger Sub shall in any respect waive its right to seek any other form of relief that may be available to them under or in connection with this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10 shall require the Parent Parties to institute any Action for (or limit any Parent Party’s right to institute any Action for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.10 or anything set forth in this Section 10.10 restrict or limit any Parent Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available at any time. In any Action seeking monetary damages against a Party or to compel the Company to specifically perform its obligations hereunder, the non-prevailing Party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing Party its reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Action.

(c) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Parties, together, for monetary damages, losses, costs or expenses of the Company or its Affiliates in connection with the failure of the transactions contemplated by this Agreement to be consummated, a breach of this Agreement by any Parent Party or otherwise relating to this Agreement or the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Payment, plus the Recovery Costs (collectively, the “Parent Liability Cap”). In no event shall the Company or any of its Affiliates seek or permit to be sought on their behalf any amount in excess of the Parent Liability Cap from the Parent Related Persons in connection with this Agreement or the transactions contemplated by this Agreement, or in respect of any other document, or any theory of law or equity (including by or through attempted piercing of the corporate, limited partnership or limited liability company veil) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. The Company agrees that it has no right of recovery against, and no liability shall attach to, any of the Parent Related Persons (other than against the Parent Parties as provided by Section 9.3 and this Section 10.10), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any Parent Related Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Sponsor (but not any other Parent Related Person) under and to the extent provided in the Guarantee and subject to the Parent Liability Cap and the other limitations described herein. Recourse against Sponsor under the Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against Sponsor and any other Parent Related Persons (other than the Parent Parties to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against the Parent Parties hereunder and Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall the Company or its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Related Person (other than Sponsor to the extent provided in the Guarantee and subject to the Parent Liability Cap and the other limitations described therein). Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in Section 9.3 or this Section 10.10 shall limit the remedies of the parties under the Confidentiality Agreement.

Section 10.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

RAPIDS PARENT LLC

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and
Vice President

RAPIDS MERGER SUB LLC

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Management Director and
Vice President

RESOURCE REIT, INC.

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit B

January 23, 2022

The Board of Directors

Resource REIT, Inc.

1845 Walnut Street, 17th Floor,

Philadelphia, PA 19103

Dear Members of the Board:

We understand that Resource REIT, Inc., a Maryland corporation (“Resource REIT”), Rapids Parent LLC, a Delaware limited liability company (“Parent”), and Rapids Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Resource REIT (the “Transaction”). Pursuant to the Agreement, Resource REIT will be merged with and into Merger Sub and each outstanding share of the Common Stock, par value $0.01 per share, of Resource REIT (“Resource REIT Common Stock”), other than shares held by Resource REIT or its subsidiaries or by Parent or Merger Sub (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $14.75 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Resource REIT Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated January 22, 2022, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Resource REIT;

(iii)	Reviewed various financial forecasts and other data provided to us by Resource REIT relating to the business of Resource REIT;

(iv)	Held discussions with members of the senior management of Resource REIT with respect to the business and prospects of Resource REIT;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Resource REIT;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Resource REIT; and

(vii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Resource REIT or concerning the solvency or fair value of Resource REIT, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Resource REIT, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Resource REIT. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. In addition, our opinion

The Board of Directors

Resource REIT, Inc.

January 23, 2022

does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Resource REIT might engage or the merits of the underlying decision by Resource REIT to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Resource REIT, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Resource REIT have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Resource REIT, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Transaction will not have an adverse effect on Resource REIT or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Resource REIT obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the Convertible Stock Consideration (as defined in the Agreement), the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Resource REIT in connection with the Transaction and will receive a fee for such services, a portion of which is payable quarterly during the term of Lazard’s engagement as financial advisor to Resource REIT in connection with the Transaction, another portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to The Blackstone Group Inc. (“Blackstone”), an affiliate of Parent, and certain of its affiliates, for which we have received and may receive compensation, including advising a portfolio company of Blackstone on capital advisory matters and several portfolio companies of Blackstone with respect to potential sale or acquisition transactions, and, during the past two years, having advised (i) Blackstone Infrastructure Partners in its 2022 announced contemplated investment in Invenergy and with respect to an additional matter in 2021, (ii) BME Building Materials Europe in its 2021 acquisition of St. Gobain Building Distribution, (iii) Aqua Finance in its 2021 announced contemplated sale transaction and certain other advisory matters prior thereto, (iv) APG Asset Management and Blackstone in the 2021 acquisition of GCP Student Living plc, (v) Gavilan Resources in its 2021 restructuring proceedings (and prior thereto Blackstone Energy Partners on matters related thereto), (vi) Blackstone Tactical Opportunities in its 2020 investment into SUNZ Insurance and sale of a stake in FGL Holdings, and (vii) Blackstone in its 2020 sale of a stake in De Nora. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Resource REIT, Blackstone and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Resource REIT, Blackstone and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Resource REIT (in its capacity as such) and our opinion is rendered to the Board of Directors of Resource REIT in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Board of Directors

Resource REIT, Inc.

January 23, 2022

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Resource REIT Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Matthew J. Lustig
Matthew J. Lustig
Managing Director

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

SCAN TO VIEW MATERIALS & VOTE w RESOURCE REIT, INC. 1845 WALNUT STREET, 17TH FLOOR VOTE BY INTERNET PHILADELPHIA, PA 19103 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/RSRL2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70491-P70867 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RESOURCE REIT, INC. The Board of Directors recommends you vote FOR each of the following proposals: For Against Abstain 1. To approve the merger of Resource REIT, Inc. (the “Company”) with and into Rapids Merger Sub LLC (the “merger”), contemplated by the Agreement and Plan of Merger, dated as of January 23, 2022, as may be amended from time to time, among the Company, Rapids Parent LLC and Rapids Merger Sub LLC (the “merger proposal”). 2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (the “advisory compensation proposal”). 3. To approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D70492-P70867 RESOURCE REIT, INC. Special Meeting of Stockholders [_], 2022 [_] [AM/PM] EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Alan F. Feldman and Thomas C. Elliott, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RESOURCE REIT, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held online as a virtual meeting at [_] [AM/PM] EDT on [_], 2022, or any adjournment or postponement thereof. The undersigned acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto, the terms of which are incorporated by reference, and hereby revokes any proxy heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side